As filed with the Securities and Exchange Commission on March 31, 2026

File No. 000-56819

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

Silver Point Private Credit Fund

(Exact name of registrant as specified in its charter)

Maryland	99-6611702
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)
Two Greenwich Plaza, Suite 1 Greenwich, Connecticut (Address of principal executive offices)	06830 (Zip Code)

Registrant’s telephone number, including area code:

(203) 542-4200

with copies to:

Rajib Chanda

Steven Grigoriou

Simpson Thacher & Bartlett LLP

900 G. Street, N.W.

Washington, DC 20001

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common shares of beneficial interest, par value $0.01 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

i

EXPLANATORY NOTE

Silver Point Private Credit Fund is filing this Amendment No. 1 to its registration statement on Form 10 (the “Registration Statement”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with its election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and in order to provide current public information to the investment community. Once this Registration Statement is effective, the Fund will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which requires the Fund, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and the Fund is required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Fund is also subject to the proxy rules in Section 14 of the Exchange Act, and we and our Trustees, officers and principal shareholders are subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. The Securities and Exchange Commission (the “SEC”) maintains an internet website (http://www.sec.gov) that contains the reports mentioned in this section.

In this Registration Statement, unless otherwise specified, the terms:

•	“we,” “us,” and the “Fund,” refer to Silver Point Private Credit Fund, a Maryland statutory trust, and its consolidated subsidiaries and predecessor entities;

•	“Board of Trustees” refers to the Board of Trustees of the Fund and, each member thereof, a “Trustee”;

•	“Adviser” refers to Silver Point Private Credit Fund Management, LLC, a Delaware limited liability company and wholly owned subsidiary of Silver Point Capital, L.P. (“Silver Point”);

•	“Administrator” refers to Silver Point Private Credit Fund Management, LLC, a Delaware limited liability company and wholly owned subsidiary of Silver Point;

•	“common shares” refers to the Fund’s common shares of beneficial interest, par value $0.01;

•	“Governing Documents” refers to the Fund’s Declaration of Trust, dated September 18, 2024 and the Fund’s Bylaws, adopted September 18, 2024 (the “Bylaws”);

•	“Shareholders” refers to the holders of beneficial interest of the Fund’s common shares;

•	“Private Fund Phase” refers to the Fund and its consolidated subsidiaries and predecessor entities prior to the Fund’s election to be regulated as a BDC; and

•	“BDC Election Date” refers to the date that the Fund files an election to be treated as a BDC under the Investment Company Act.

The Fund is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As a result, the Fund is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. See “Item 1. Business—Regulation—Compliance with the JOBS Act.”

Investing in our common shares may be considered speculative and involves a high degree of risk, including the following:

•	An investment in our common shares is not suitable for you if you might need access to the money you invest in the foreseeable future.

•	You should not expect to be able to sell your common shares regardless of how we perform.

•	Since you are unable to sell your common shares, you will be unable to reduce your exposure on any market downturn.

•

We will invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk” securities, have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest or repay principal. They may also be difficult to value and illiquid.

•	The Fund’s shares will not be listed on an exchange, and it is not anticipated that a secondary market will develop.

•

The Fund invests primarily in privately-held companies for which very little public information exists. Such companies are also generally more vulnerable to economic downturns and may experience substantial variations in operating results.

•	The privately-held companies in which the Fund will invest will be difficult to value and are illiquid.

•

The Fund has elected to be regulated as a BDC under the Investment Company Act, which imposes numerous restrictions on the activities of the Fund, including restrictions on leverage and on the nature of its investments.

•

Investing in our common shares may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. See “Item 1A. Risk Factors” to read about the risks you should consider before buying our common shares.

•	Repurchases of shares by the Fund, if any, are expected to be very limited. No shareholder has the right to require us to redeem shares.

•

As an emerging growth company, the Fund is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. See “Item 1. Business—Regulation—Compliance with the JOBS Act” at page 26.

•

The amount of distributions that the Fund may pay, if any, is uncertain, and the Fund may pay distributions in significant part from sources that may not be available in the future and that are unrelated to the Fund’s performance.

FORWARD-LOOKING STATEMENTS

Some of the statements in this Registration Statement may constitute forward-looking statements because they relate to future events or our future financial conditions. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. The use of forecasts in this Registration Statement is prohibited. Any representations to the contrary or any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our common shares is not permitted. The forward-looking statements contained in this Registration Statement involve risks and uncertainties, including, but not limited to, statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	changes in the economy;

•	risk associated with possible disruptions in our operations or the economy generally;

•	the impact of global health epidemics, including, but not limited to, the recent COVID-19 pandemic, on our and our portfolio companies’ business and the global economy;

•	the effect of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with our Adviser and its affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which we invest, including as a result of inflation;

•	the ability of our portfolio companies to achieve their objectives;

•	the use of borrowed money to finance a portion of our investments, including the consequences of interest rate increases;

•	the adequacy of our financing sources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of our Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of our Adviser and its affiliates to attract and retain highly talented professionals;

•	our ability to qualify and maintain our qualification as a BDC and as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the effect of changes in laws or regulations affecting our operations or to tax legislation and our tax position.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Fund assumes no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933 (the “Securities Act”) or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Statistical and market data used in this Registration Statement has been obtained from governmental and independent industry sources and publications. The Fund has not independently verified the data obtained from these sources. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this Registration Statement, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Exchange Act is not available.

Item 1. Business.

The Fund

We are organized as a Maryland statutory trust named Silver Point Private Credit Fund. We are a newly-organized, non-diversified, closed-end management investment company that has elected to be regulated as a BDC under the Investment Company Act. In addition, we expect to elect to be treated as a RIC under Subchapter M of the Code, and we expect to qualify as a RIC annually thereafter. As a BDC and a RIC, we must comply with certain regulatory requirements. See “—Regulation” and “—Certain U.S. Federal Income Tax Considerations.”

Prior to electing to be regulated as a BDC on February 2, 2026, we operated as a private fund in reliance on an exception from the definition of “investment company” under Section 3(c)(7) of the Investment Company Act. The initial shareholders of the private fund approved, among other things, the Fund’s Declaration of Trust (the “Declaration of Trust”), the Fund’s election to be regulated as a BDC under the Investment Company Act, the amended and restated investment advisory agreement (the “Advisory Agreement”), the administration agreement (the “Administration Agreement”), the persons elected to the Board of Trustees and an asset coverage ratio of 150%.

We are a specialty lending company focused on investing primarily in senior secured loans to private U.S. middle market companies. Our investment objective is to achieve stable income generation with attractive risk-adjusted returns by investing primarily in middle market lending opportunities. Under normal circumstances, the Fund will invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments (loans, bonds and other credit instruments that are issued in private offerings or issued by private companies).

We define “middle market companies” to generally mean companies with earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”) between $50 million and $200 million annually and/or enterprise value between $150 million and $2 billion at the time of investment. As of December 31, 2025, the portfolio median EBITDA for our portfolio companies was $148.1 million. We may also, from time to time, invest in larger or smaller companies. In seeking to achieve our investment objective, we may also invest across a broad range of industries. We will invest primarily in first-lien debt, but may also invest in second lien debt, mezzanine and unsecured debt, equity, structured credit, and derivatives depending on the opportunity set and market environment.

In addition to investments in U.S. middle market companies, we may invest a portion of our capital in opportunistic investments, including, but not limited to, equity and debt securities (secured or unsecured) and loans. The proportion of these types of investments will change over time given our views on, among other things, the economic and credit environment in which we are operating.

Silver Point Private Credit Fund Management, LLC, a Delaware limited liability company, serves as our investment adviser and administrator. Subject to the supervision of our Board of Trustees, our Adviser manages our day-to-day operations and provides us with investment advisory and management services. Our Adviser is responsible for sourcing, researching and structuring potential investments, monitoring portfolio companies, and providing operating and managerial assistance to us and to our portfolio companies as required. We believe our

Adviser will be able to leverage Silver Point’s existing relationships across advisors, intermediaries, investment banks, financial sponsors, broker-dealers, lawyers, and investors to source attractive investment opportunities.

We seek to accomplish our investment objective through leveraging Silver Point’s investment platform and significant credit investing expertise, which enables us to source and identify less competitive and/or mispriced market opportunities. We target secured, floating rate loans with stable income that are structured with significant downside protection, which we believe includes strong covenant packages and comprehensive collateral packages. We prioritize investments in first lien debt, which we believe offers more attractive risk-adjusted return characteristics.

We focus on U.S. middle market opportunities that have barriers to entry because they entail in-depth due diligence, valuation and collateral analyses; involve complexity; and require speed and certainty of execution and similar features that limit the participation of traditional financing sources. These opportunities are often less competitive and allow us to require more favorable structural and economic terms than available in broader public markets.

Our Adviser believes the middle market lending environment is attractive throughout the credit cycle as a result of the following (i) growing demand for non-traditional lenders, (ii) trajectory of the middle market environment, (iii) dynamics of middle market lending conditions and (iv) the niches of the specialty lending market, which we believe our Adviser has the credit expertise and sourcing relationships to capitalize on. The reduced competition and barriers to entry within these deals may allow us to originate and purchase loans at premium economics and with better creditor protections than those available in the broader market.

If we are successful in achieving our investment objective, we believe that we will be able to provide our Shareholders with consistent dividend distributions and attractive risk-adjusted total returns, although there can be no assurances in this regard. Since the commencement of our operations on October 24, 2024 through December 31, 2025, we have invested over $359.9 million in 50 portfolio companies, excluding any subsequent exits or repayments. As of December 31, 2025, the fair value of our portfolio was invested approximately 96.3% in first lien secured debt, 2.4% in second lien debt, 1.3% in secured bonds and 0.0% in equities and warrants.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company under the JOBS Act, we will be eligible to take advantage of certain reduced public company reporting requirements.

We were formed as a Maryland statutory trust on June 5, 2024. On October 24, 2024, we commenced our investment activities as a private investment fund.

Subscriptions to purchase common shares may be made on an ongoing basis pursuant to accepted Subscription Agreements effective as of the first calendar day of a month (based on the NAV per share as determined as of the last day of the preceding month) and to be accepted, a subscription request including the full subscription amount and payment must be received in good order at least five business days prior to the first day of the month (unless waived by the Adviser).

Notice of each share transaction will be furnished to Shareholders (or their financial representatives) as soon as practicable but not later than seven business days after the Fund’s NAV per share is determined and credited to the Shareholder’s account, together with information relevant for personal and tax records. While a Shareholder will not know the NAV per share applicable on the effective date of the share purchase, the Fund’s NAV per share applicable to a purchase of shares will be available generally within 20 business days after the effective date of the share purchase; at that time, the number of shares based on that NAV per share and each Shareholder’s purchase will be determined and shares are credited to the Shareholder’s account as of the effective date of the share purchase.

Investment Adviser

Our Adviser utilizes Silver Point’s investment team, including its founders, Edward A. Mulé and Robert J. O’Shea, which has significant experience in direct loan origination and investing in and managing loan portfolios across multiple credit cycles. Silver Point’s direct lending platform was formed in 2002, seeking to replicate the success the founders had in building and managing Goldman Sachs’ credit and special situations investing businesses together in the mid-to-late 1990s and in creating Goldman Sachs’ direct lending business in 1996 to focus on middle market loans. Mr. O’Shea was hired by Goldman Sachs in 1990 to establish its global bank loan trading business, which he built from the ground up. He also led all of Goldman Sachs’ high yield bond and bank loan underwriting, trading, sales, capital markets, and research businesses. Mr. Mulé joined Goldman Sachs in 1984, initially as an investment banker in the Mergers and Acquisitions group. He was then selected to work in the Office of the Chairman, where he spent nearly four years focusing on firm strategy and implementation before joining Goldman Sachs fixed income division in 1995, where he co-headed (along with Mr. O’Shea) the Special Situations Group, Goldman Sach’s special situations and distressed investing business.

While co-managing Goldman Sachs’ global special situations businesses in the mid-to-late 1990s, Mr. Mulé and Mr. O’Shea identified and capitalized on what they believed to be a distinct opportunity in middle market direct lending. Mr. Mulé and Mr. O’Shea found that having the ability to conduct independent credit analysis, understand and underwrite complex situations, offer customized and creative solutions and provide borrowers speed and certainty of execution enabled them to source and underwrite what they believed to be attractive loans. In their experience, the necessity of these particular skills created barriers to entry for other lenders and thereby reduced competition, which offered the opportunity to negotiate more favorable downside protection, and/or enhanced economic terms than available in the broader markets.

Upon departing from Goldman, Mr. Mulé and Mr. O’Shea partnered to establish Silver Point in 2002 to replicate the credit businesses that they had built and managed while at Goldman.

Since its inception, Silver Point designed and built its business model for its credit investing platform, including its direct lending platform, to have the deep resources, expertise and capital to invest in global credit markets. In the direct lending business, we believe our Adviser will be able to leverage Silver Point’s broad and longstanding sourcing relationships, rigorous underwriting process, structuring expertise, and portfolio monitoring and asset management capabilities to originate and manage attractive middle market loans throughout credit cycles on terms that are better than those available in the broader market.

As of December 31, 2025, Silver Point managed approximately $44 billion of invested and committed capital across its funds. As of December 31, 2025, Silver Point had over 391 employees, of which 120 are investment professionals who may have responsibilities to the Fund and to other investment vehicles. Silver Point has a highly experienced infrastructure team of over 271 professionals in legal and compliance, operations, accounting and finance, investor relations and human resources.

Our Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The principal executive office of our Adviser is located at Two Greenwich Plaza, Suite 1, Greenwich, Connecticut 06830. Subject to the supervision of our Board of Trustees, our Adviser manages our day-to-day operations and provides us with investment advisory and management services. Our Adviser is responsible for sourcing, researching and structuring potential investments, monitoring portfolio companies, and providing operating and managerial assistance to us and to our portfolio companies as required.

Investment Strategy

Consistent with Silver Point’s investment focus since inception of the strategy, we seek to achieve stable income generation with attractive risk-adjusted returns by investing primarily in U.S. middle market lending opportunities, and specialty asset based financings.

Our strategy is much the same as Mr. Mulé’s and Mr. O’Shea’s in the mid-to-late 1990s. We are generally opportunistic in our investment approach in the middle market direct lending space and specifically seek to source less competitive investment opportunities. We leverage our differentiated and longstanding sourcing relationships across advisors, intermediaries, investment banks, financial sponsors, broker-dealers, lawyers and investors, and seek to capitalize on our reputation as an experienced and sophisticated investor within the credit markets. These opportunities typically exist for the Fund because of our Adviser’s ability to (i) conduct independent in-depth due diligence, valuation, and collateral analyses and understand complexity, (ii) offer creative and/or lender solutions that are responsive to a borrower’s unique needs; and (iii) provide speed and certainty of execution, all of which can limit the number of lenders able to underwrite the loan. We believe the barriers to entry and therefore reduced competition in this segment of the middle market direct lending space allows us to originate loans with downside protection at better economic terms, and we seek to deliver better risk-adjusted returns than generally available in the broader market.

We typically seek to originate senior secured, performing, floating rate loans. We invest opportunistically across industries and target borrowers that typically have some or all of the following characteristics: consistent income and stable cash flow generation; a business of strategic importance or with a dependent customer base; attractive loan-to-values; strong collateral value; and expected ability to successfully manage capital in a downturn. As fundamental credit investors, with experience in successfully managing portfolios through declining market environments, we generally approach structuring our loans with a focus on understanding the risk of loss, analyzing these risks through comprehensive due diligence, assessing the potential severity of loss of principal, and mitigating risk where possible through customized structure and documentation, through which we seek to implement creditor protections that we believe are necessary, but often overlooked by our competitors.

We may, but are not required to, enter into interest rate, foreign exchange or other derivative agreements to hedge interest rate, currency, credit or other risks, but we do not generally intend to enter into any such derivative agreements for speculative purposes. Any derivative agreements entered into for speculative purposes are not expected to be material to our business or results of operations. These hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

We employ leverage as market conditions permit and at the discretion of the Adviser, but in no event will leverage employed exceed the limitations set forth in the Investment Company Act. The Investment Company Act generally requires that BDCs meet an asset coverage ratio of at least 200%, which means that the ratio of the BDC’s gross assets (less all liabilities and indebtedness not represented by senior securities) to outstanding senior securities must be at least 200% (i.e., the BDC may borrow $1 for every $1 in investor equity). However, Section 61(a)(2) of the Investment Company Act permits a BDC’s shareholders to approve a lower asset coverage requirement of 150% (i.e., the BDC may borrow $2 for every $1 in investor equity), and the Fund’s initial shareholders have approved this reduced asset coverage requirement. As a result, we are required to have an asset coverage ratio of at least 150%.

The Fund will utilize leverage and may incur such leverage to the full extent permissible under the Investment Company Act and in the Fund’s sole discretion, including during periods when the Fund is experiencing unusual market volatility or other unexpected conditions. We use leverage in the form of borrowings, including loans from certain financial institutions and the issuance of debt securities. We may also use leverage in the form of the issuance of preferred shares. In determining whether to borrow money, we will analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. Any such leverage, if incurred, would be expected to increase the total capital available for investment by us.

The Fund has adopted a distribution reinvestment plan, pursuant to which we will reinvest all cash distributions declared by the Board on behalf of our shareholders who do not elect to receive their distributions in cash. As a result, if the Board authorizes, and we declare, a cash distribution or other distribution, then our shareholders who have not opted out of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares, rather than receiving the cash distribution or other distribution. Distributions on fractional shares will be credited to each participating shareholder’s account to two decimal places.

At the discretion of the Board, the Fund intends to commence a share repurchase program in which it intends to repurchase, in each quarter, up to 5% of common shares outstanding (either by number of common shares or aggregate NAV) as of the close of the applicable calendar quarter. The share repurchase program is expected to commence the first calendar quarter-end following the termination of the Management Fee Reduction Period (as defined below). The Board may amend, suspend or terminate the share repurchase program at any time if it deems such action to be in the Fund’s best interest and the best interest of Shareholders. As a result, share repurchases may not be available each quarter. The Fund intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the 1934 Act and the 1940 Act. All common shares purchased by the Fund pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued common shares.

Under the share repurchase plan, to the extent the Fund offers to repurchase common shares in any particular quarter, the Fund expects to repurchase common shares pursuant to tender offers on or around the last business day of that quarter (the “Repurchase Date”) using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that common shares that have not been outstanding for at least one year will be repurchased at 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date in respect of such common shares and ends immediately following the prospective Repurchase Date. The Early Repurchase Deduction may be waived, solely in the discretion of the Adviser, in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining Shareholders.

In the event the amount of shares tendered exceeds the repurchase offer amount, common shares will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted in the next quarterly tender offer, or upon the recommencement of the share repurchase plan, as applicable. See “Item 1(c). Description of Business — Share Repurchase Program.”

Investment Portfolio

Our investment portfolio is primarily composed of middle market companies that may utilize our investment to support their businesses in a variety of ways, including enhancing organic growth, pursuing acquisitions, recapitalizing their businesses, and expanding product offerings.

As of December 31, 2025, we had investments in 49 portfolio companies with an aggregate fair value of $340.5 million. The corresponding average portfolio company investment size at fair value was approximately $6.9 million. As of December 31, 2025, the largest single investment based on fair value represented 9.6% of our total investment portfolio. We generally target investments in first lien debt, which we believe offers attractive risk-adjusted return characteristics. As of December 31, 2025, based on fair value, our portfolio consisted of 96.3% first lien debt investments, 2.4% second lien debt investments, 1.3% secured bonds and 0.0% in equities and warrants. As of December 31, 2025, based on fair value, approximately 85.0% of our investments were in U.S. companies.

The gross yield on our performing debt portfolio as of December 31, 2025, was 9.7% with a remaining weighted average term of 5.0 years. As of December 31, 2025, approximately 97.2% of our performing debt investments based on fair value were floating rate investments, which had an average spread over the Secured Overnight Financing Rate (“SOFR”) of 534 basis points, and 2.8% of our performing debt investments were fixed rate investments, which had an average interest rate of 7.8% (without considering the impact of the interest swaps, if any). From time to time, the Fund seeks to mitigate interest rate risk associated with fixed rate investments by entering into interest rate swaps (refer to “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Derivatives and Hedging” for further details). As of December 31, 2025, the Fund held no interest rate swaps or non-accrual loans.

For the year ended December 31, 2025, we funded $280.2 million in 38 new portfolio companies and $14.4 million in existing portfolio companies. For this period, we received $20.9 million of aggregate repayments, paydowns and sales.

Since commencement of our investment operations on October 24, 2024 through December 31, 2025, we have fully exited investments in 1 portfolio company. Please see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Expenses” for more information regarding Fund expenses. The Fund expects to use leverage and, to the extent that returns on investments are greater than the interest the Fund pays on leverage, returns to Shareholders will be increased. As of the date hereof, in excess of 70% of the Fund’s assets were “qualifying assets” under Section 55(a) of the Investment Company Act.

Market Opportunity

We seek to accomplish our investment objective through leveraging the Silver Point investment platform and Silver Point’s significant expertise investing in credit markets, which we believe enable us to source and identify less competitive and/or mispriced market opportunities, regardless of market conditions. We believe the middle market lending environment, and in particular our focus area within middle market lending, is attractive throughout the credit cycle as a result of a combination of the following:

Size of the Middle Market Environment and Resulting Demand for Capital. The middle market is a critical portion of the U.S. economy and serves an outsized role in terms of GDP and revenues. According to the National Center for The Middle Market Year-End 2024 Middle Market Indicator, there are nearly 200,000 businesses in the U.S. middle market which, represent one-third of private sector GDP and employment. Moreover, average year-over-year revenue growth in the middle market remained strong at 12.4%, with 84% of companies reporting top line growth in the first half of 2025. The Middle Market Indicator defines U.S. middle market companies as those with annual revenue between $10 million and $1 billion, significantly overlapping with our definition of U.S. middle market companies. The contribution from middle market companies to the economy has grown over time, and as the sector continues to expand, we believe there will be a similarly outsized need for capital. As U.S. commercial and regional banks remain cautious against a backdrop of regulatory and structural shifts, we believe this has led to an increasingly attractive opportunity set for direct lenders to provide capital to middle market companies in search of predictable financing solutions.

Specialty Lending Market. We believe that middle market lending opportunities yield higher returns with better creditor protections when compared to broadly syndicated loan opportunities and that a unique opportunity exists for specialty lenders with differentiated sourcing channels and underwriting expertise to structure deals with more favorable terms than the broader market. We believe there persists a void in the market for deals where the borrower is in an industry or position that requires the lender to (i) conduct independent in-depth enterprise and collateral analysis and /or understand complexity, (ii) offer creative customized solutions and/or (iii) provide capital with speed and certainty of execution. We believe the reduced competition and barriers to entry within these deals allow us to originate loans at a risk-adjusted return premium to the broader market and to secure relatively stronger covenant packages, which provides our loans with significant downside protection.

Specialty Lending Expertise. Successfully lending within the middle market space requires a specialized skill set, particularly in assessing credit quality and risk, assessing business valuations, structuring and documentation, and asset management. Lenders in the middle market space have the ability to enhance value through intricate knowledge of capital structures and business dynamics, and through thoughtful structuring of financial covenants. Furthermore, lenders who engage in robust asset monitoring and management can successfully enhance returns throughout the business and credit cycle. We believe Silver Point is well-positioned to extract value from middle market opportunities given its platform, deep credit expertise, and experience managing portfolios of loans across cycles.

Attractive Opportunities to Invest in Senior Secured and Floating Rate Loans. We believe that opportunities to invest in senior secured loans are attractive because of the floating rate structure of most senior secured debt issuances and the defensive characteristics of these types of investments in a rising rate environment. We believe that floating rate debt investments can offer a superior return profile relative to fixed-rate investments, since floating rate structures are generally less susceptible to declines in value in a rising rate environment. In addition, senior secured debt possesses attractive defensive characteristics given its priority in payment relative to junior debt holders and equity holders.

Ability to invest throughout cycles including during periods of economic uncertainty. We believe that direct lending is an asset class that can offer attractive risk adjusted returns throughout cycles, as there is consistently a stream of borrowers that prioritize private credit for their capital needs. We have also found that during times of increased volatility this often results in a weakened capital base for new loan supply, and an increase in lending opportunities that require private capital to be accretive solution providers. Given our capabilities and expertise in the direct lending market having invested throughout cycles, including the Global Financial Crisis, we believe we have built an all-cycle business model where we are well positioned to take advantage of the opportunity set in any market environment.

Competitive Advantages

As a subsidiary of Silver Point, a multi-billion dollar global credit investment firm founded in 2002, our Adviser shares the same management team and is engaged in lines of business that provide it advantages to origination, credit underwriting and risk assessment of markets and relative value. Accordingly, we believe our Adviser’s advantages over other middle market lenders are effectively those of Silver Point, including:

Experienced Investment Team. Silver Point’s founders each have over 30 years of experience in financial markets, and have worked together since the mid-1990s building and managing businesses and investing capital in the global credit markets, including originating loans to middle market companies. In addition to the founders, Michael Gatto, a Partner at the Firm and Head of the Private Side (which is composed of the dedicated direct lending origination and investment teams, as well as the asset management team) has over 28 years of industry experience, and Anthony DiNello, the Head of Direct Lending, overseeing the direct lending team on a day-to-day basis, has over 22 years of industry experience. Additionally, the members of the senior leadership team that are dedicated to the Fund have, on average, nearly 27 years of industry experience, predominately in middle market lending roles.

Differentiated Origination Strategy. The investment team originates opportunities from a variety of differentiated sources, and typically seeks to focus on less competitive investments. Silver Point’s sourcing network has grown out of the relationships that it has built over 20+ years across a global credit investment platform, including advisors, intermediaries, investment banks, financial sponsors, broker-dealers, lawyers, and investors. These sourcing relationships are honed through Silver Point’s dedicated origination team, its broad investment platform and a dedicated trading desk that informs the market on Silver Point’s capabilities as a value-added financing source. Silver Point has established deep relationships with a broad range of financial intermediaries as a lender with differentiated abilities to understand complex financing needs and customize solutions. Additionally, we believe our sourcing capabilities are further differentiated by our dedicated capital markets team which empowers us with market leading intelligence and established syndications capability. Silver Point’s ability to provide creative, customized solutions increases the scope of potential lending opportunities and positions us to work directly and flexibly with borrowers.

Strong Credit Analytics. Given Silver Point’s long track record of investing in the global credit markets, with a particular focus on areas of the market with high barriers to entry which require strong credit expertise, we believe the Silver Point team possesses deeper credit analysis and underwriting skills than many direct lending peers. We believe Silver Point’s ability to analyze companies and capital structures and its experience investing across industries and cycles allow us to conduct independent fundamental analyses on companies and company valuations.

Benefit of Sitting Within a Large, Sophisticated Credit Platform. We believe we benefit from sitting within a sophisticated, multi-billion dollar credit platform. The investment team originates opportunities from a variety of differentiated sources, and typically seeks to focus on financings where we believe we have an edge. We will leverage (i) Silver Point’s industry-focused investment analysts for sector expertise, and (ii) Silver Point’s dedicated trading desk, which has well established relationships with Wall Street. We benefit from Silver Point’s active credit trading business, which consistently has a view of where relative risk across the entire capital structure is pricing in public markets, to appropriately price our directly originated loans and opportunistically purchase mispriced performing loans in the secondary market. Additionally, while Silver Point’s core middle market origination strategy is focused on corporate cash flow lending, the platform includes a dedicated team with an expertise on sourcing specialty asset based financings, which are loans collateralized by hard assets, typically real estate. Silver Point also has a team whose role is to study and inform Silver Point’s top-down views of markets, including having a view of where we are in a business and credit cycle. The work done by this team, and Silver Point more broadly, creates insight into important cyclical patterns or macro developments and potential risks to the lending portfolio.

Business Valuation. Silver Point’s deep investment team, which includes sector-focused analysts, possesses significant insight across industries, encompassing both company-specific and top-down views on the sector. We believe Silver Point’s extensive credit underwriting experience through multiple credit cycles provides unique capabilities in understanding and valuing companies, allowing it to identify attractive risk/reward opportunities, reach judgments quickly compared to traditional lending sources, and deliver attractive financing solutions.

Structuring Skills. Enhanced by its restructuring and asset management background, Silver Point approaches its due diligence process for lending opportunities with a primary emphasis on understanding the drivers of potential risk of loss, assessing the likelihood of occurrence and resulting risk and severity of principal loss, and determining whether it can mitigate these risks through additional diligence and/or structuring. As such, Silver Point emphasizes strong credit facility structuring and documentation through protections such as strong financial and negative covenant packages, complete and customized events of default, scheduled amortization, and comprehensive collateral packages. Silver Point will often act as the sole or lead lender, and seeks to take an active role in asset management when necessary. We believe our Adviser’s experience and dedicated capital increases our ability to provide creative, customized, “one-stop” solutions, which broadens the scope of potential lending opportunities and positions us to work directly and flexibly with borrowers.

Portfolio Monitoring and Asset Management Skills. The Silver Point team has a successful track record of managing originated loans and credit investments throughout multiple credit cycles. We believe strong asset monitoring and management capabilities are a core component to successfully investing through business and credit cycles. The team constantly reviews and evaluates investment fundamentals and performance, current and expected catalysts, covenants, cash flows, and other relevant events. To the extent a loan in the portfolio underperforms, Silver Point’s strong up-front structuring and documentation coupled with its extensive asset management expertise enhances its ability to successfully manage the loan.

Access to our Adviser’s Deep Restructuring and Workout Expertise. The team also benefits from access to Silver Point’s extensive experience in leading company reorganizations and workout situations. We believe this expertise provides the team with an edge when structuring a loan; we believe it gives Silver Point an advantage in understanding the potential risk of loss, assessing the likelihood of occurrence, and determining structural ways to mitigate against those potential risks. We believe that through thoughtfully established covenants and structure, Silver Point is better able to see early warning signs in our loans, allowing it to proactively address issues that may arise. In instances where a company may encounter financial trouble, the team has access to Silver Point’s dedicated workout team, which we believe is a point of differentiation for Silver Point. We believe that this background in restructurings and workouts allows Silver Point to better understand how to protect the downside upfront, mitigate risk of loss, and maximize investment returns.

Investment Criteria

Silver Point seeks to identify attractive risk-adjusted lending opportunities with stable income generation. It seeks to be opportunistic in identifying companies that align with our mandate, but generally targets companies that it believes have some or all of the following characteristics:

•	Companies that it believes operate in stable or more predictable industries;

•	Companies it believes have strong competitive market positions, either as broad market leaders or leaders of the immediately relevant market such companies operate in;

•	Companies it believes have a high likelihood of long-term sustainability, and those that provide critical products or services to customers;

•	Companies it believes have stable free cash flow profile, allowing for consistent reduction in leverage and ability to repay debt over time;

•	Companies it believes have strong management and an alignment of interest between management, ownership and its lenders; or

•	Companies it believes allow for the preservation of value in downside scenarios, which may include:

•	a likelihood that there are strategic buyers for the company;

•	multiple business lines and/or uncorrelated sources of value allowing for multiple ways for a secured lender to recover value; or

•	significant hard or monetizable assets that can cover the secured loan or reduce the severity of loss in a downside scenario.

Silver Point also seeks to make investments in companies where it is able to influence the terms of such investments through the creation of customized documentation at underwriting, and also where it is a sole or large lender thereby giving us a meaningful control position in the event of future underperformance and necessity for a restructuring or workout. We believe that Silver Point’s investment professionals have differentiated experience with complex credit documentation and restructurings/workouts. We therefore value lending opportunities where Silver Point will have the necessary control to leverage its expertise to create better downside protection through documentation and structuring, consistent with our overall goal of preserving capital.

Investment Process

Silver Point’s investment process is robust. Its organization is populated with experienced, senior professionals in each of the following functional areas of the investment process: deal sourcing and origination, due diligence and analysis, structuring and documentation, portfolio monitoring, asset management and investment committee review.

Sourcing and Originations. Silver Point has a broad sourcing network, as well as a dedicated sourcing team, consisting of (i) dedicated originators calling on advisors, intermediaries, investment banks, financial sponsors, broker-dealers, lawyers and investors; (ii) investment analysts covering sectors and companies, seeking to identify unique lending opportunities; (iii) a dedicated trading desk in regular dialogue with broker-dealers on primary market opportunities for deals where Silver Point can act as an anchor order and thereby influence and improve deal terms, and opportunistically purchase mispriced performing loans; and (iv) an asset management team working closely with the advisory community. Silver Point leverages all of these networks with the goal of receiving an exclusive invitation to conduct diligence on potential deals and/or to identify less competitive situations where our capital and our involvement are valued by the counterparty.

Due Diligence and Analysis. Rigorous analysis and diligence are performed on all high-potential investment ideas, including a review of the strength, quality, stability and cyclicality of the business and industry, financial performance, capital structures, risks, collateral value, catalysts, indicative terms, key structural protections, severity of potential loss in a downside, and ultimately risk-adjusted returns. Silver Point typically leverages private information from prospective borrowers to conduct due diligence, allowing it to perform more granular due diligence than is possible when relying solely on public information. Silver Point complements private level diligence with a review of relevant available public information on the company, and its competitors and/or relevant industry. Depending on the specific circumstances surrounding the company or investment opportunity, Silver Point’s work may include:

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Multiple in-person meetings with management to review the company, the market(s) it operates in, its competitive positioning within such markets, key business or market risks and other company-specific factors, and to assess management’s abilities to operate the business;

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An independent review of these same issues, often with the assistance of independent market experts, including current and former executives, to corroborate, validate and challenge the critical issues and conclusions;

•	A review of historical and projected financial information, including main drivers of revenue, expenses and free cash flow, and assessment of fixed versus variable costs;

•	A review of all potential collateral, which may include third-party appraisals or valuations if determined to be appropriate;

•	Direct discussions with key customers, suppliers and other constituents critical to the company’s success;

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A review of significant contracts that have the potential to impact revenue or profitability, with a specific focus on potential risks surrounding such contracts in a potential future downside scenario;

•	An assessment of exogenous factors that could impact the company, including challenges to existing laws or regulations that may be of critical importance to the company;

•	A review of loan documentation, and in instances of shared collateral, inter-creditor or collateral management agreements; and

•	Background checks on key management and principal ownership.

Structuring and Documentation. We believe that Silver Point’s credit and restructuring background gives it an advantage as it seeks to create documentation to protect against downside risks. Silver Point’s investment team is disciplined in structuring investments, seeking to protect capital across credit cycles. Credit and collateral agreements are prepared with a focus on the key risks that are identified through due diligence, along with Silver Point’s analysis of how these risks can be mitigated through the documentation process. These strategies may include (i) bespoke or customized financial covenants or events of default specifically designed to address a leading indicator of future performance volatility, (ii) scheduled amortization payments and mandatory prepayment provisions designed to ensure the loan is appropriately de-levering, and / or (iii) comprehensive collateral packages with a focus on ensuring proper lien perfection for us as a prospective secured creditor and insulating key sources of value from other potential future creditors. Silver Point believes having appropriate loan documentation is important in protecting creditor interests and preserving a lender’s equity cushion. Consequently, the structuring and documentation process is considered a key part of Silver Point’s underwriting and ultimate investment decision, rather than a perfunctory step in the process of closing a loan.

Portfolio Monitoring. Silver Point stresses the importance of portfolio monitoring, with a focus on tracking a borrower’s monthly and quarterly financial and operating reporting obligations. These responsibilities include reviewing and reporting to management of our Adviser on the financial and operating performance of portfolio companies, in addition to frequent communication with management teams. Silver Point’s investment analysts track competitors, suppliers, and key customers as well as peer activity in the capital markets, valuation multiples for relevant transactions and pricing for relevant financings. The goal of Silver Point’s portfolio monitoring is to track actual performance relative to our original underwriting thesis on an ongoing basis and to maintain a real-time view of the credit so that we can act decisively if an amendment or modification is required.

Asset Management. Silver Point focuses on asset management as a means to protect capital. We believe the combination of intelligent underwriting decisions, properly structured loans and early and active management of a loan in the event of potential or actual covenant breach allows us to minimize risk of loss and protect capital. Silver Point re-underwrites our risk with every loan amendment, with the investment team assessing (i) whether we would originate the loan again at the current exposure and risk levels at that point in time, and if so, (ii) where the current risks should be priced today. Silver Point’s answers to these questions will influence our willingness to extend further credit or de-risk our exposure to the economic terms we require as a part of a potential amendment. Additionally, we believe Silver Point’s due diligence process and its ability to maintain an independent view on credit risk and value is critical to informing capital preservation decisions.

Investment Committee. Silver Point has an experienced and established committee-driven investment process, with a focus on maximizing value and reducing risk. Silver Point’s investment process includes both a bottom-up credit evaluation of individual positions and a top-down view on markets and macro risk. Mr. Mulé, our portfolio manager, has primary investment authority, with the Investment Committee providing input. In addition to Mr. Mulé, the Investment Committee includes Michael Gatto, a partner of our Adviser, Anthony DiNello, a Managing Director of our Adviser and Chief Executive Officer and President of the Fund and Silver Point Specialty Lending Fund (“SPSL”), Taylor Montague, a Managing Director of our Adviser, and Matthew Sheahan, a Managing Director of our Adviser and Head of Credit. When appropriate, a senior industry-focused investment analyst also participates in the Investment Committee.

Members of our Adviser’s Investment Committee will generally meet both prior to the undertaking of due diligence on a prospective investment, as well as following the completion of due diligence. Investment committee meetings are conducted in a discussion format, on the basis of a comprehensive investment memorandum prepared by the execution deal team. These memoranda will review, among other things, the merits of the investment opportunity, the primary areas of diligence conducted or to be conducted, the key risks and potential outcomes to the proposed investments in downside scenarios, multiple financial projection cases constructed by the execution deal team, our independent perspective of the borrower, and a comprehensive review of key document provisions and structural considerations and/or enhancements. The Investment Committee engages in discussion and debate on all prospective investments, as well as assessing relative value and risk-adjusted return compared to the existing portfolio and other opportunities in the market. Investment decisions require approval of the Investment Committee.

The Investment Committee also is involved in:

•	Determining position sizing;

•	Monitoring portfolio level diversity, including position, industry and asset type concentrations and diversification;

•	Periodic investment monitoring;

•	Any increase in commitment to an existing portfolio company;

•	Reviewing existing positions for potential disposition if appropriate; and

•	Approving material amendments to credit documents.

Additionally, the Investment Committee benefits from Silver Point’s separate Markets Committee, which maintains a real-time top-down view on markets and macroeconomic risks, which are applied across all of Silver Point’s investment strategies. The Markets Committee helps the Investment Committee form a view on the stage of the current business and credit cycles and the outlook for credit risk assets. This top-down, macro view helps inform the underwriting decisions of specific industries and companies, and how Silver Point expects they will perform given the current business and credit cycles, and also helps us appropriately price the risks we are underwriting.

Use of Leverage

We may be a party to debt financing arrangements that allow us to borrow money and lever our investment portfolio, subject to the limitations of the Investment Company Act, with the objective of increasing our yield. This is known as “leverage” and could increase or decrease returns to our Shareholders. The use of leverage involves significant risks. As a BDC, pursuant to the Investment Company Act, our total borrowings are limited so that we cannot incur additional borrowings if, immediately after such borrowing, the ratio of our total assets (less total liabilities other than indebtedness represented by senior securities) to our total indebtedness represented by senior securities plus preferred shares, if any, is at or above 200%. This means that we can borrow up to $1 for every $1 of investor equity. However, Section 61(a)(2) of the Investment Company Act permits a BDC’s shareholders to approve a lower asset coverage requirement of 150% (i.e., the BDC may borrow $2 for every $1 in investor equity), and the Fund’s initial shareholders have approved this reduced asset coverage requirement. As a result, we are required to have an asset coverage ratio of at least 150%. The amount of leverage that we employ will depend on our Adviser’s and our Board of Trustees’ assessment of market conditions and other factors at the time of any proposed borrowing.

Potential Conflicts of Interest

We may have conflicts of interest arising out of the investment advisory activities and other operations of Silver Point. Silver Point, and certain of its principals, investment professionals, employees and investment committee members currently do, and in the future expect to, serve as investment advisers, officers, trustees or principals of entities or private funds that operate in the same or a related line of business as us and/or of private funds managed by our Adviser or its affiliates. Accordingly, these individuals expect to have obligations to investors in those entities or private funds, the fulfillment of which might not be in our best interests or the best interests of our Shareholders. In addition, we note that existing affiliated investment vehicles managed by our Adviser or its affiliates have, and those formed in the future expect to have, substantially similar and/or overlapping investment objectives with our own and, accordingly, our Adviser and/or its affiliates expect to face conflicts in allocating investment opportunities between us and such other entities. In certain circumstances, negotiated co-investments by us and Silver Point, certain of its affiliates and certain funds managed and controlled by our Adviser may be made pursuant to an exemptive order from the SEC permitting us to do so. Although Silver Point will endeavor to allocate investment opportunities in a fair and equitable manner over time, it is possible that we will not be given the opportunity to participate in investments made by other clients managed by our Adviser. We and our affiliates have received an exemptive order from the SEC that allows us greater flexibility to negotiate the terms of co-investments, subject to certain conditions (the “Current Order”). See “Item 1A. Risk Factors—Silver Point, its principals, investment professionals and employees and the members of its investment committee have certain conflicts of interest because they manage other investment vehicles and accounts to which they have obligations and duties that may not be in our best interests.”

Competition

Our primary competitors provide financing to middle market companies and include other business development companies, commercial and investment banks, commercial financing companies, collateralized loan obligations, private funds, including hedge funds, and, to the extent they provide an alternative form of financing, private equity funds. Certain of these competitors may be substantially larger, have considerably greater financial, technical and marketing resources than we will have and offer a wider array of financial services. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships.

In addition, certain of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC. Our investment strategy depends in part on our ability to source investment opportunities in which the participation of traditional financing sources is limited. We believe that the relationships of the senior members of our Adviser enable us to learn about, and compete effectively for, financing opportunities with attractive middle market companies in the industries in which we seek to invest.

Summary of Risk Factors

The risk factors described below are a summary of the principal risk factors associated with an investment in us. These are not the only risks we face. You should carefully consider these risk factors, together with the risk factors set forth in Item 1A of this Registration Statement and the other reports and documents filed by us with the SEC.

•	We are subject to risks associated with general economic and market conditions.

•	Market disruptions and other geopolitical or macroeconomic events could create market volatility that negatively impacts our business, financial condition and earnings.

•	We are a relatively new company and have limited operating history.

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Capital markets may experience periods of disruption and instability. Such market conditions may materially and adversely affect debt and equity capital markets in the United States and abroad, which may have a negative impact on our business and operations.

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Our operation as a BDC will impose numerous constraints on us and significantly reduce our operating flexibility. In addition, if we fail to maintain our status as a BDC, we might be regulated as a registered investment company, which would subject us to additional regulatory restrictions.

•	We may not replicate the past performance of the Fund, or the historical performance of Silver Point or of other funds or BDCs managed by Silver Point.

•	We are dependent upon management personnel of our Adviser for our future success.

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Silver Point, its principals, investment professionals and employees and the members of its investment committee have certain conflicts of interest because they manage other investment vehicles and accounts to which they have obligations and duties that may not be in our best interests.

•	We may use leverage, which may magnify the potential for gain or loss and may increase the risk of investing in us.

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In addition to regulatory restrictions that restrict our ability to raise capital, the Fund’s debt arrangements may contain various covenants which, if not complied with, could accelerate repayment, thereby materially and adversely affecting our liquidity, financial condition and results of operations.

•	We operate in a highly competitive market for investment opportunities.

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Our Adviser will be paid a management fee even if the value of your investment declines and our Adviser’s incentive fees may create incentives for the portfolio management team to make certain kinds of investments.

•	Beneficial owners of our equity securities may be subject to certain regulatory requirements based on their ownership percentages.

•	If we fail to comply with Section 404 of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results or prevent fraud which may adversely affect us.

•	Our Board of Trustees may change our investment objective, operating policies and strategies without prior notice or Shareholder approval.

•	Changes in legal, tax and regulatory regimes could negatively impact our business, financial condition and earnings.

•	We will be subject to corporate-level income tax if we are unable to maintain our status as a RIC.

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Our Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

•	Our ability to enter into transactions with our affiliates is restricted.

•	We are exposed to risks associated with changes in interest rates.

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Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and/or damage to our business relationships, all of which could negatively impact our business, financial condition and operating results.

•	We are subject to risks associated with artificial intelligence and machine learning technology.

•	Terrorist attacks, acts of war, or natural disasters may impact the businesses in which we invest, and harm our business, operating results, and financial conditions.

•	Our investments are speculative and involve significant risk.

•	Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

•	Investing in middle market companies involves a number of significant risks.

•	Our investments in sub-investment grade (also known as “junk” securities) and non-rated securities are speculative.

•	Certain loan investments may be subject to the risks inherent in the ownership of real property to the extent that real property may be underlying collateral for such investments.

•	Our due diligence investigation may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating an investment opportunity.

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Our portfolio securities may not have a readily available market price and, in such a case, we will value these securities at fair value as determined in good faith under procedures adopted for the Fund, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the investment.

•	The lack of liquidity in our investments may adversely affect our business.

•	Securitization of our assets subjects us to various risks.

•	Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

•	Significant risks that could affect financial institutions to which we are exposed may affect our business.

•	By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

•	Economic recessions or downturns could impair our portfolio companies and harm our operating results.

•	Our portfolio companies may be highly leveraged.

•	Investing in our common shares involves a significant degree of risk.

•	Our common shares will not be insured or guaranteed by any person or entity.

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Affiliates of Silver Point may have significant influence over us, including having a significant number of voting securities for matters that require the approval of Shareholders, which could limit your ability to influence the outcome of matters submitted to Shareholders for a vote.

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Our common shares are not registered under the securities laws of any jurisdiction and therefore are subject to restrictions on transfer under the Securities Act and any similar U.S. state or non-U.S. laws, as applicable.

•	No market exists for the common shares of the Fund, and it is possible that none develops.

•	We may in the future determine to issue preferred shares, which could adversely affect the market value of our common shares.

•	We may not be able to pay you distributions on our common shares, and our distributions to you may not grow over time.

Advisory Agreement

The Fund is party to an investment Advisory Agreement, pursuant to which the Fund pays the Adviser a fee for investment management services consisting of a management fee and an incentive fee, which costs are ultimately borne by our Shareholders.

Subject to the overall supervision of our Board of Trustees and in accordance with the Investment Company Act, our Adviser manages our day-to-day operations and provide investment advisory services to us. Under the terms of the Advisory Agreement, our Adviser is responsible for the following:

•	managing our assets in accordance with our investment objective, policies and restrictions;

•	determining the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identifying, sourcing, researching evaluate and negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on our behalf;

•	closing and monitoring our investments;

•	determining the securities and other assets that we will purchase, retain or sell;

•	performing due diligence on prospective portfolio companies; and

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providing such other investment advisory, research and related services as we may, from time to time, reasonably require for the investment of funds, including providing operating and managerial assistance to us and our portfolio companies, as required.

The Adviser’s services under the Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities, and it intends to do so, so long as its services to us are not impaired.

Pursuant to the Advisory Agreement, we will agree to pay our Adviser a fee for its investment advisory and management services consisting of two components, a base management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”). The cost of both the Management Fee and the Incentive Fee will ultimately be borne by our Shareholders.

Management Fee

The Management Fee is payable monthly in arrears at an annual rate of 1.25% (0.3125% per quarter) of the value of the Fund’s net assets as of the beginning of the first calendar day of the applicable month. Management Fees for any partial month will be appropriately prorated.

Prior to the BDC Election Date, the Fund was subject to an origination fee payable to the Adviser calculated at 1% of the aggregate dollar amount of investments committed and entered into by the Fund (the “Origination Fee”). The Adviser subsequently agreed to irrevocably waive the Origination Fee from the Fund’s commencement of operations.

Fee Waiver

The Adviser has agreed to waive the Management Fee for (i) the period prior to the BDC Election, and (ii) the six-month period following the BDC Election (the “Initial Fee Waiver” and such period, the “Management Fee Reduction Period”). The Initial Fee Waiver is not subject to recoupment by the Adviser.

Incentive Fee

The Incentive Fee consists of two components that are determined independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on our income (“Incentive Fee on Pre-Incentive Fee Net Investment Income”), and a portion is based on our capital gains (“Capital Gains Fee”).

(i) Incentive Fee on Pre-Incentive Fee Net Investment Income. For purposes of calculating the Incentive Fee, “Pre-Incentive Fee Net Investment Income” means dividends (including reinvested dividends), interest and fee income accrued by the Fund during the calendar quarter, minus the Fund’s accrued operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Fund may not have received in cash. Pre-Incentive Fee Net Investment Income also includes net interest income, if any, from derivative financial instruments or swaps on a look-through basis as if the Fund owned the reference assets directly (where such net interest income is defined as the difference between (A) the interest income and fees received in respect of the reference assets of the derivative financial instrument or swap and (B) the interest expense or financing charges and other expenses paid by the Fund to the derivative or swap counterparty). Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses and unrealized capital appreciation or depreciation. To determine whether the Pre-Incentive Fee Net Investment Income exceeds the hurdle rate, the Pre-Incentive Fee Net Investment Income is expressed as a percentage rate of return on the Fund’s net assets (total assets less indebtedness).

Incentive Fee on Pre-Incentive Fee Net Investment Income, if any, is calculated and paid quarterly in arrears based on a percentage of the amount by which Pre-Incentive Fee Net Investment Income in respect of the current calendar quarter exceeds the Hurdle Rate Amount (as defined below). The “Hurdle Rate Amount” is determined on a quarterly basis, and is calculated by multiplying 1.25% (5.00% annualized) by the value of the Fund’s net assets (total assets less indebtedness) at the beginning of the applicable calendar quarter.

Incentive Fee on Pre-Incentive Fee Net Investment Income for each calendar quarter is calculated as follows:

(1)	No amount in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate Amount;

(2)

100% of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 1.4286% (5.7143% annualized) and the value of the Fund’s net assets (total assets less indebtedness) at the beginning of the applicable calendar quarter; and

(3)

For any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income exceeds the Catch-Up Amount, 12.5% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Catch-Up Amount.

These calculations shall be appropriately adjusted for any share issuances or repurchases during the quarter.

If the Fund commences winding up in connection with the expiration of the Fund’s term, the Incentive Fee on Pre-Incentive Fee Net Investment Income is payable until the final termination of the Fund following the complete realization of the Fund’s investments and the termination date will be treated as though it were a quarter-end for purposes of calculating and paying the final Incentive Fee on Pre-Incentive Fee Net Investment Income.

Incentive Fee on Capital Gains. The Capital Gains Fee is determined and payable in arrears as of the end of each fiscal year, and will equal 12.5% of the Fund’s Cumulative Capital Gains (as defined below), if any, from the BDC Election Date through the end of each fiscal year, less the amount of any previously paid Capital Gains Fee for prior periods. For this purpose, “Cumulative Capital Gains” means, on any relevant date, cumulative realized capital gains, less the sum of (a) cumulative realized capital losses and (b) cumulative unrealized capital depreciation on investments, in each case as of such date.

We will accrue, but not pay, a portion of the Capital Gains Fee with respect to net unrealized appreciation. Under GAAP, we are required to accrue any Capital Gains Fee that includes net realized capital gains and losses and net unrealized capital appreciation and depreciation on investments held at the end of each period. In calculating the accrual for the Capital Gains Fee, we consider the cumulative aggregate unrealized capital appreciation in the calculation, because Capital Gains Fee would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Advisory Agreement. This accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital appreciation or depreciation. If such amount is positive at the end of a period, then we record a capital gains incentive fee equal to 12.5% of such amount, minus the aggregate amount of actual Capital Gains Fee paid in all prior periods. If such amount is negative, then there is no accrual for such period or there is reversal of previous period accrual. There can be no assurance that such unrealized capital appreciation will be realized in the future.

For purposes of computing the Capital Gains Fee, the calculation methodology will look through derivative financial instruments or swaps as if the Fund owned the reference assets directly. Therefore, on a look-through basis, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the Capital Gains Fee.

Indemnification

Pursuant to the Advisory Agreement, we have agreed to the fullest extent permitted by law to provide indemnification and the right to the advancement of expenses to each person who was or is made a party or is threatened to be made a party to or is involved (including as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a member, trustee, officer, partner, member, shareholder, controlling person, employee, agent, consultant, representative or any other person or entity affiliated with our Adviser with respect to all claims, damages, liabilities, costs and expenses resulting from acts of our Adviser in the performance of the person’s duties under the Advisory

Agreement. Our obligation to provide indemnification and advancement of expenses is subject to the requirements of the Investment Company Act and Investment Company Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled) arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made. Despite these limitations, the rights to indemnification and advancement of expenses may lead our Adviser and its members, managers, officers, employees, agents, controlling persons and other persons and entities affiliated with our Adviser to act in a riskier manner than they would when acting for their own account.

Board Approval of the Advisory Agreement

Our Board of Trustees approved the Advisory Agreement on January 29, 2026. In connection with approving the Advisory Agreement, the Board of Trustees focused on information it had received relating to, among other things: (a) the capabilities of the Adviser; (b) the nature, quality and extent of the advisory and other services provided to us by the Adviser; (c) comparative data with respect to advisory fees paid by other BDCs with similar investment objectives; (d) our investment performance compared to the performance of other BDCs with similar investment objectives; (e) the potential for economies of scale to be realized as our assets grow; and (f) other benefits that may accrue to the Adviser and its affiliates as a result of their relationship with us following the potential completion of this offering. Based on the information reviewed and the discussion thereof, the Board, including the Trustees who are not “interested persons” of our Adviser, Silver Point or their respective affiliates as defined in Section 2(a)(19) of the Investment Company Act (“Independent Trustees”), determined that the compensation payable to the Adviser is reasonable in relation to the services provided by the Adviser and unanimously approved the Advisory Agreement.

Duration and Termination

The Advisory Agreement will remain in full force and effect for two years initially, and will continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of our Independent Trustees and (b) by a vote of a majority of our Board of Trustees or of a majority of our outstanding voting securities. The Advisory Agreement may, on 60 days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by our Board of Trustees, by vote of a majority of our outstanding voting share, as defined in the Investment Company Act, or by our Adviser. The Advisory Agreement shall automatically terminate in the event of its assignment as defined in the Investment Company Act.

Administrative Services

Pursuant to the Administration Agreement, our Adviser is responsible for providing various accounting and administrative services to us. These services include providing office space, equipment and office services, maintaining financial records, preparing reports to Shareholders and reports filed with the SEC, and managing the payment of expenses and the performance of administrative and professional services rendered by others.

Our Adviser is entitled to receive reimbursement equal to an amount that reimburses our Adviser for its costs and expenses and the Fund’s allocable portion of overhead incurred by our Adviser in performing its administrative obligations under the Administration Agreement, including the Fund’s allocable portion of the compensation paid to or compensatory distributions received by the Fund’s officers (including its Chief Financial Officer, Chief Compliance Officer and General Counsel ) and respective staff who provide services to the Fund, operations staff who provide services to the Fund, and any internal audit staff, to the extent internal audit performs a role in the Fund’s Sarbanes-Oxley Act internal control assessment.

The terms of any administration agreement that we may enter with any subsequent administrator may differ materially from the terms of the administrative services provisions in our Administration Agreement as in effect prior to such retention, including, without limitation, providing for a fee structure that results in us, directly or indirectly, bearing higher fees for similar services and other terms that are potentially less advantageous to us. Our Shareholders will not be entitled to receive prior notice of the engagement of an alternate administrator or of the terms of any agreement that is entered into with such administrator.

Sub-Administration Agreement

On July 29, 2024, our Adviser entered into a Master Servicing Agreement (the “Sub-Administration Agreement”) with U.S. Bancorp Fund Services, LLC (the “Sub-Administrator”) for certain administrative and professional services for which our Adviser is primarily responsible under the Advisory Agreement.

Our Adviser is not obligated to retain the Sub-Administrator as a sub-administrator. The Sub-Administration Agreement may be terminated by either party without penalty upon 180 days’ written notice to the other party.

Transfer Agent

U.S. Bancorp Fund Services, LLC also serves as our transfer agent.

Custodian

U.S. Bank National Association (the “Custodian”) provides custodian services to the Fund pursuant to a custodian services agreement. For the services provided to the Fund by the Custodian, the Custodian is entitled to fees as agreed upon from time to time.

Distribution Reinvestment Plan

The Fund has adopted a distribution reinvestment plan, pursuant to which we will reinvest all cash distributions declared by the Board on behalf of our Shareholders who do not elect to receive their distributions in cash as provided below. As a result, if the Board authorizes, and we declare, a cash distribution or other distribution, then our shareholders who have not opted out of our distribution reinvestment plan will have their cash distributions automatically reinvested in additional shares as described below, rather than receiving the cash distribution or other distribution.

No action is required on the part of a registered Shareholder to have his, her or its cash distribution or other distribution reinvested in our shares, except Shareholders who are clients of selected participating brokers, as described below. Shareholders who are eligible for default enrollment can elect to “opt out” of the Fund’s distribution reinvestment plan in their Subscription Agreements.

If any Shareholder initially elects not to participate or is defaulted to non-participation by virtue of being a client of a participating broker dealer that does not permit automatic enrollment in distribution reinvestment plans, they may later become a participant by subsequently completing and executing an enrollment form or any distribution authorization form as may be available from the Fund or the Fund’s transfer agent (the “Plan Administrator”). Participation in the distribution reinvestment plan will begin with the next distribution payable after acceptance of a participant’s subscription, enrollment or authorization. Common shares will be purchased under the distribution reinvestment plan as of the first business day of the quarter following the record date of the distribution.

If a Shareholder seeks to terminate its participation in the distribution reinvestment plan, notice of termination must be received by the Plan Administrator ten business days in advance of the prior to the record date for the cash dividend or distributions to the Shareholders in order for a Shareholder’s termination to be effective for such quarter. Any transfer of shares by a participant to a non-participant will terminate participation in the distribution reinvestment plan with respect to the transferred shares. If a participant elects to tender its common shares in full, any common shares issued to the participant under the distribution reinvestment plan subsequent to the expiration of the tender offer will be considered part of the participant’s prior tender, and participant’s participation in the distribution reinvestment plan will be terminated as of the valuation date of the applicable tender offer. Any distributions to be paid to such Shareholder on or after such date will be paid in cash on the scheduled distribution payment date.

If you elect to opt out of the distribution reinvestment plan, you will receive any distributions we declare in cash. There will be no upfront selling commissions or managing dealer fees charged to you if you participate in the distribution reinvestment plan. We pay the Plan Administrator fees under the distribution reinvestment plan. If your shares are held by a broker or other financial intermediary, you may change your election by notifying your broker or other financial intermediary of your election.

Share Repurchase Program

The Fund does not expect there to be a public market for the common shares. As a result, the ability for Shareholders to sell common shares will be limited.

At the discretion of the Board, the Fund intends to commence a share repurchase program in which it intends to repurchase, in each quarter, up to 5% of common shares outstanding (either by number of common shares or aggregate NAV) as of the close of the applicable calendar quarter. The share repurchase program is expected to commence the first calendar quarter-end following the termination of the Management Fee Reduction Period. The Board may amend, suspend or terminate the share repurchase program at any time if it deems such action to be in the Fund’s best interest and the best interest of Shareholders. As a result, share repurchases may not be available each quarter. The Fund intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the 1934 Act and the 1940 Act. All common shares purchased by the Fund pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued common shares.

Under the share repurchase plan, to the extent the Fund offers to repurchase common shares in any particular quarter, the Fund expects to repurchase common shares pursuant to tender offers on the Repurchase Date using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that common shares that have not been outstanding for at least one year will be repurchased at an Early Repurchase Deduction. The one-year holding period is measured as of the subscription closing date in respect of such common shares and ends immediately following the prospective Repurchase Date. The Early Repurchase Deduction may be waived, solely in the discretion of the Adviser, in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining Shareholders.

In the event the amount of shares tendered exceeds the repurchase offer amount, common shares will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted in the next quarterly tender offer, or upon the recommencement of the share repurchase plan, as applicable.

The Private Offering

Subscriptions to purchase shares may be made on an ongoing basis pursuant to accepted Subscription Agreements effective as of the first calendar day of a month (based on the NAV per share as determined as of the last day of the preceding month) and to be accepted, a subscription request including the full subscription amount and payment must be received in good order at least five business days prior to the first day of the month (unless waived by the Adviser).

Notice of each share transaction will be furnished to Shareholders (or their financial representatives) as soon as practicable but not later than seven business days after the Fund’s NAV per share is determined and credited to the Shareholder’s account, together with information relevant for personal and tax records. While a Shareholder will not know the NAV per share applicable on the effective date of the share purchase, the Fund’s NAV per share applicable to a purchase of shares will be available generally within 20 business days after the effective date of the share purchase; at that time, the number of shares based on that NAV per share and each Shareholder’s purchase will be determined and shares are credited to the Shareholder’s account as of the effective date of the share purchase.

The terms of any future offerings, including but not limited to any offering of preferred shares, may be decided in the Board’s sole discretion, subject to compliance with the 1940 Act.

Each purchase of shares will be made at a price per share equal to the Fund’s net asset value per share as determined as of the last day of the preceding month, provided that the purchase price is subject to adjustment to the extent required by Section 23 of the 1940 Act (which generally prohibits the Fund from selling shares at a price below the then-current net asset value per share as determined within 48 hours, excluding Sundays and holidays, of such sale, subject to certain exceptions).

Regulation

The Fund has filed an election to be regulated as a BDC under the Investment Company Act. The Investment Company Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or co-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the Trustees be persons other than “interested persons,” as that term is defined in the Investment Company Act. In addition, the Investment Company Act provides that the Fund may not change the nature of the Fund’s business so as to cease to be, or to withdraw the Fund’s election as, a BDC unless approved by a majority of the Fund’s outstanding voting securities, which is defined in the Investment Company Act as the lesser of (i) 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy or (ii) of more than 50% of the outstanding voting securities of such company.

The Fund may invest up to 100% of its assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, the Fund may, for the purpose of public resale, be deemed an “underwriter” as that term is defined in the Securities Act.

The Fund may acquire securities issued by other investment companies in accordance with the limits of the Investment Company Act and the rules and regulations promulgated thereunder. The Fund generally may acquire up to 3% of the voting shares of any investment company, may invest in up to 5% of the value of its total assets in the securities of one investment company and may invest up to 10% of the value of its total assets in the securities of investment companies in the aggregate. Subject to certain exemptive rules, including Rule 12d1-4, the Fund may, subject to certain conditions, invest in other investment companies in excess of such thresholds. With regard to that portion of the Fund’s portfolio invested in securities issued by investment companies, it should be noted that such investments might indirectly subject Shareholders to additional expenses as they will indirectly be responsible for the costs and expenses of such companies. None of the Fund’s investment policies are fundamental and any may be changed without Shareholder approval.

Qualifying Assets

Under the Investment Company Act, a BDC may not acquire any asset other than assets of the type listed in section 55(a) of the Investment Company Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to the Fund’s proposed business are the following:

•

Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the Investment Company Act as any issuer which:

•	is organized under the laws of, and has its principal place of business in, the United States;

•

is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the Investment Company Act; and

•	satisfies any of the following:

•	has a market capitalization of less than $250.0 million or does not have any class of securities listed on a national securities exchange;

•

is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result thereof, the BDC has an affiliated person who is a trustee of the eligible portfolio company; or

•	is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

•	Securities of any eligible portfolio company which the Fund controls.

•

Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

•

Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the Fund already owns 60% of the outstanding equity of the eligible portfolio company.

•	Securities received in exchange for or distributed on or with respect to securities described above, or pursuant to the exercise of options, warrants or rights relating to such securities.

•	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Temporary Investments

As a BDC, pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash items, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. Our Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Managerial Assistance to Portfolio Companies

As a BDC, other than CLOs, we must limit our investments in any types of entities that rely on the exceptions set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (including, but not limited to, hedge funds and private equity funds) to no more than 15% of our net assets. As of the date hereof, in excess of 70% of the Fund’s assets were “qualifying assets” under Section 55(a) of the Investment Company Act. As of December 31, 2025, the fair value of the Fund’s total assets was comprised of approximately 77.7% of “qualifying assets”.

A BDC must be organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above under “Qualifying Assets.” However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must also either control the issuer of the securities or offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance (as long as the BDC does not make available significant managerial assistance solely in this fashion). Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, through its trustees, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Brokerage Allocations and other Practices

Any use of brokers will be subject to policies established by our Board of Trustees. Our Adviser will be primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions.

All orders for the purchase or sale of portfolio securities will be placed by our Adviser. Our Adviser will also be responsible for the placement of transaction orders for other accounts for which it acts as investment advisor. In selecting broker-dealers, our Adviser will, subject to applicable legal limitations, consider various relevant factors, including, but not limited to, all or any of the following: overall cost of the transaction; the size and type of the transaction; the nature of the market for the financial instrument; execution capability, speed and efficiency; market intelligence regarding the transaction; the extent to which the broker-dealer makes a market in the financial instrument involved or has access to such markets; the broker-dealer’s financial stability; the broker-dealer’s reputation for diligence, fairness and integrity; quality of service rendered by the broker-dealer in other transactions for our Adviser; confidentiality considerations; the quality and usefulness of research services and investment ideas presented by the broker-dealer; the broker-dealer’s willingness to correct errors; the broker-dealer’s ability to accommodate any special execution or order handling requirements in connection with any particular transaction; and other factors deemed appropriate by our Adviser. Commissions for non-U.S. investments traded on non-U.S. exchanges generally will be higher than for U.S. investments and may not be subject to negotiation. Our Adviser need not solicit competitive bids and does not have an obligation to seek the lowest available commission cost or spread.

Accordingly, if our Adviser concludes that the commissions charged by a broker or the spreads applied by a dealer are reasonable in relation to the overall quality of services rendered by such broker or dealer (including, without limitation, the value of the brokerage and research products or services provided by such broker or dealer), we may pay commissions to or be subject to spreads applied by such broker-dealer in an amount greater than the amount another broker-dealer might charge or apply. At times, our Adviser may select a broker to execute a transaction and request that the executing broker “step-out” of a portion of the transaction (and, thus, a portion of the commission) to another broker (a “Step-Out Transaction”) in such circumstances where our Adviser makes a good faith determination that the Step-Out Transaction is reasonable in relation to the value of the services provided (including research services) viewed in terms of either that particular transaction or our Adviser’s overall responsibilities with respect to all of its accounts.

Although our Adviser does not have any formal “soft dollar” arrangements, from time to time our Adviser may pay a broker-dealer commissions (or markups or markdowns with respect to certain types of riskless principal transactions) for effecting our transactions in excess of those which another broker-dealer might have charged for effecting the transaction in recognition of the value of the brokerage and research services provided by the broker-dealer. The use of “soft dollars”, if any, generated by us to pay for research and research-related products or services will fall within the safe harbor created by Section 28(e) of the Exchange Act and will be subject to prevailing interpretations of Section 28(e) by the SEC. Under Section 28(e), research obtained with soft dollars generated by us, if any, may be used by our Adviser to service other accounts, including accounts that may not have paid for the soft dollar benefits. Our Adviser does not seek to allocate soft dollar benefits, if any, to accounts in proportion to the soft dollar credits such accounts generate. Where a product or service provides both research and non-research assistance to us, our Adviser will make a reasonable allocation of the cost that may be paid for with soft dollars. Research-related products and services may be paid for either with soft dollars or directly by us.

Our Adviser reviews, on at least a quarterly basis, its order execution practices, the quality of brokerage services (including research) and the costs associated with such services. In no case will our Adviser make binding commitments as to the level of brokerage commissions it will allocate to a broker-dealer, nor will it commit to pay cash if any informal targets are not met. A broker is not excluded from receiving business because it has not been identified as providing brokerage or research products or services.

Our Adviser may open “average price” accounts with brokers. In an “average price” account, purchase and sale orders placed during a trading day on our behalf, the Silver Point Accounts or affiliates of our Adviser are combined, and securities bought and sold pursuant to such orders are allocated among such accounts on an average price basis.

Our transactions may generate brokerage commissions and other compensation, which we, not our Adviser, will be obligated to pay. Our Adviser has complete discretion in deciding what brokers and dealers we will use and in negotiating the rates of compensation we will pay. In addition to using brokers as agents and paying commissions, we may buy or sell securities directly from or to dealers acting as principals at prices that include markups or markdowns, and may buy securities from underwriters or dealers in public offerings at prices that include compensation to the underwriters and dealers.

From time to time, our Adviser may execute over-the-counter trades on an agency basis rather than on a principal basis. In these situations, the broker used by our Adviser may acquire or dispose of a security through a market-maker (a practice known as “interpositioning”). The transaction may thus be subject to both a commission and a markup or markdown. Our Adviser believes that the use of a broker in such instances is consistent with its duty of obtaining best execution for us. The use of a broker can provide anonymity in connection with a transaction. In addition, a broker may, in certain cases, have greater expertise or greater capability in connection with both accessing the market and executing a transaction.

Indebtedness and Senior Securities

Under Section 61(a) of the Investment Company Act, the Fund is generally not permitted to issue senior securities unless after giving effect thereto the Fund met a coverage ratio of total assets, less liabilities and indebtedness not represented by senior securities, to total senior securities, which includes all borrowings of the Fund, of at least 150%.

Codes of Ethics

We and our Adviser have adopted a code of ethics pursuant to Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act. This code of ethics establishes, among other things, procedures for personal investments and restricts certain personal securities transactions, including transactions in securities that are held by us. Personnel subject to the code may invest in securities for their personal investment accounts, so long as such investments are made in accordance with the code’s requirements.

Proxy Voting Policies and Procedures

The Fund has delegated proxy voting responsibility to the Adviser. A summary of the Proxy Voting Policies and Procedures of the Adviser is set forth below. The guidelines are reviewed periodically by the Adviser and the Fund’s Independent Trustees, and, accordingly, are subject to change.

The Adviser is registered under the Advisers Act and has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote securities held by its clients in a timely manner free of conflicts of interest. These policies and procedures for voting proxies for investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Adviser votes proxies relating to the Fund’s portfolio securities in the best interest of Shareholders. The Adviser reviews on a case-by-case basis each proposal submitted for a proxy vote to determine its impact on the Fund’s investments. Although it generally votes against proposals that may have a negative impact on the Fund’s investments, it may vote for such a proposal if there are compelling long-term reasons to do so.

You may obtain information about how the Fund voted proxies by making a written request for proxy voting information to the Fund, Two Greenwich Plaza, Suite 1, Greenwich, Connecticut 06830, Attention: Investor Relations.

Other

The Fund may also be prohibited under the Investment Company Act from knowingly participating in certain transactions with the Fund’s affiliates without the prior approval of the Board of Trustees who are not interested persons and, in some cases, prior approval by the SEC.

The Fund is subject to periodic examination by the SEC for compliance with the Investment Company Act.

The Fund is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the Fund against larceny and embezzlement. Furthermore, as a BDC, the Fund is prohibited from protecting any trustee or officer, investment adviser or underwriter against any liability to the Fund or Shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

The Fund and our Adviser are required to adopt and implement written policies and procedures reasonably designed to prevent violation of relevant federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a chief compliance officer to be responsible for administering these policies and procedures.

Compliance with the Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002 imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. While certain of these requirements are not applicable to the Fund (see “—Compliance with the JOBS Act”), many of these requirements affect the Fund. For example:

•	Pursuant to Rule 13a-14 of the 1934 Act, the Fund’s Chief Executive Officer and Chief Financial Officer must certify the accuracy of the financial statements contained in the Fund’s periodic reports;

•	Pursuant to Item 307 of Regulation S-K, the Fund’s periodic reports must disclose the Fund’s conclusions about the effectiveness of disclosure controls and procedures;

•

Pursuant to Rule 13a-15 of the 1934 Act, Fund management must prepare a report regarding its assessment of internal control over financial reporting (with the exception of the Fund’s first annual filing); and

•

Pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the 1934 Act, the Fund’s periodic reports must disclose whether there were significant changes in internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act requires the Fund to review its current policies and procedures to determine whether the Fund complies with the Sarbanes-Oxley Act and the regulations promulgated thereunder. The Fund will continue to monitor compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that the Fund is in compliance therewith.

Compliance with the JOBS Act

The Fund currently is and expects to remain an “emerging growth company,” as defined in the JOBS Act, until the earliest of:

•	The last day of the Fund’s fiscal year in which the fifth anniversary of an initial public offering of common shares occurs;

•	The end of the fiscal year in which the Fund’s total annual gross revenues first exceed $1.235 billion;

•	The date on which the Fund has, during the prior three-year period, issued more than $1.0 billion in non-convertible debt securities; and

•

The last day of a fiscal year in which the Fund (1) has an aggregate worldwide market value of common shares held by non-affiliates of $700 million or more, computed at the end of each fiscal year as of the last business day of the Fund’s most recently completed second fiscal quarter and (2) has been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

Under the JOBS Act and the Dodd-Frank Act, the Fund is exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that the Fund’s independent registered public accounting firm provide an attestation report on the effectiveness of internal control over financial reporting, until such time as the Fund ceases to be an emerging growth company and becomes an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in the Fund’s internal control over financial reporting go undetected. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Efforts to comply with Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us and the market price of our common shares.”

Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Fund has made an election to take advantage of this exemption from new or revised accounting standards. The Fund therefore is not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Reporting Obligations

Subsequent to the effectiveness of this Registration Statement, the Fund will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 and on the SEC’s website at www.sec.gov. Information on the operation of the SEC’s public reference room may be obtained by calling the SEC at (202) 551-8090 or (800) SEC-0330.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses certain U.S. federal income tax considerations relating to an investment in the Fund for the period from and following the BDC Election Date. This summary is based on the provisions of the Code, on the regulations promulgated thereunder and on published administrative rulings and judicial decisions, all of which are subject to change at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, including, but not limited to banks, thrifts, insurance companies, dealers, traders that elect to mark their securities to market and other investors that do not own their interests as capital assets, may be subject to special rules. Tax-exempt organizations and non-U.S. investors are discussed separately below. The actual tax consequences of the purchase and ownership of any common shares will vary depending upon the investor’s circumstances. This discussion does not constitute tax advice and is not intended to substitute for tax planning.

For purposes of this discussion, a “U.S. Person” is an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes, a corporation or an entity treated as a corporation for such purposes that is created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. Persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person. A “U.S. Shareholder” is a Shareholder that is a United States Person. A “Non-U.S. Shareholder” is a Shareholder (other than a partnership) that is not a U.S. Person. A “U.S. Tax-Exempt Shareholder” is a U.S. Shareholder that is exempt from U.S. federal income tax under Section 501(a) or Section 115 of the Code.

If a partnership holds any common shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If the prospective investor is a partner of a partnership investing in the Fund, the prospective investor should consult its own tax advisors.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME TAX CONSEQUENCES OF THE PURCHASE AND OWNERSHIP OF COMMON SHARES FROM AND FOLLOWING THE BDC ELECTION DATE.

Taxation of the Private BDC as a Regulated Investment Company

The Fund intends to elect to be treated, and intends to qualify each taxable year thereafter, as a RIC under Subchapter M of the Code. The Fund’s status as a RIC will enable it to deduct qualifying distributions to Shareholders, so that the Fund will be subject to corporate-level U.S. federal income taxation only in respect of income and gains that the Fund retains and does not distribute.

To maintain the Fund’s status as a RIC, the Fund must, among other things:

•	maintain an election under the Investment Company Act to be treated as a BDC;

•

derive in each taxable year at least 90% of our gross income from dividends, interest, gains from the sale or other disposition of our common shares or securities and other specified categories of investment income; and

•	maintain diversified holdings so that, subject to certain exceptions and cure periods, at the end of each quarter of the Fund’s taxable year:

•

at least 50% of the value of the Fund’s total gross assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and “other securities,” provided that such “other securities” shall not include any amount of any one issuer, if the Fund’s holdings of such issuer are greater in value than 5% of our total assets or greater than 10% of the outstanding voting securities of such issuer, and

•

no more than 25% of the value of the Fund’s assets may be invested in securities of any one issuer (excluding U.S. government securities and securities of other RICs), the securities of any two or more issuers that are controlled by the Fund and are engaged in the same or similar or related trades or businesses (excluding securities of other RICs), or the securities of one or more “qualified publicly traded partnerships.”

The Fund may earn various fees which will not be treated as qualifying income for purposes of the 90% gross income test. The Fund may also earn other types of income that will not be treated as qualifying income for purposes of the 90% gross income test.

To maintain the Fund’s status as a RIC, the Fund must distribute (or be treated as distributing) in each taxable year dividends for tax purposes of an amount equal to at least 90% of the Fund’s investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short-term capital gains over net long-term capital losses, as well as other taxable income, excluding any net capital gains reduced by deductible expenses) and 90% of the Fund’s net tax-exempt income for that taxable year. As a RIC, the Fund generally will not be subject to corporate-level U.S. federal income tax on its investment company taxable income and net capital gains that the Fund distributes to shareholders. In addition, to avoid the imposition of a nondeductible 4% U.S. federal excise tax, the Fund must distribute (or be treated as distributing) in each calendar year an amount at least equal to the sum of:

•	98% of the Fund’s net ordinary income, excluding certain ordinary gains and losses, recognized during a calendar year;

•	98.2% of the Fund’s capital gain net income, adjusted for certain ordinary gains and losses, recognized for the twelve-month period ending on October 31 of such calendar year; and

•	100% of any income or gains recognized, but not distributed, in preceding years.

While the Fund intends to distribute income and capital gains to minimize exposure to the 4% excise tax, the Fund may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, the Fund will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

In addition, if a significant percentage of our shares is held (or deemed to be held) by a small number of shareholders, we may be treated as a “personal holding company” for U.S. federal income tax purposes, in which case undistributed income could be subject to additional corporate-level income taxes under the personal holding company rules.

The Fund generally expects to distribute substantially all of its net investment income on at least a quarterly basis and net capital gains at least annually, but will reinvest dividends on behalf of those shareholders that do not elect to receive their dividends in cash. One or more of the considerations described below, however, could result in the deferral of dividend distributions until the end of the fiscal year:

The Fund may make investments that are subject to tax rules that require it to include amounts in our income before the Fund receives cash corresponding to that income or that defer or limit our ability to claim the benefit of deductions or losses. For example, if we hold securities issued with original issue discount, that original issue discount may be accrued in income before we receive any corresponding cash payments. Similarly, the terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

In cases where the Fund’s taxable income exceeds its available cash flow, the Fund will need to fund distributions with the proceeds of sale of securities or with borrowed money, and may raise funds for this purpose opportunistically over the course of the year.

In certain circumstances (e.g., where we are required to recognize income before or without receiving cash representing such income), we may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding U.S. federal income and excise taxes. Accordingly, we may have to sell investments at times we would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thereby be subject to corporate-level U.S. federal income tax.

If in any particular taxable year, we do not qualify as a RIC, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and distributions, if made, will be taxable to our shareholders as ordinary dividends to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s tax basis, and any remaining distributions would be treated as capital gain. If we fail to qualify as a RIC for a period greater than two consecutive taxable years, to qualify as a RIC in a subsequent year we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (that is, the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had sold the property at fair market value at the end of the taxable year) that we elect to recognize on requalification or when recognized over the next five years.

In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our shareholders their share of the foreign taxes paid by us.

Taxation of U.S. Shareholders

Distributions from our investment company taxable income (consisting generally of net ordinary income, net short-term capital gain, and net gains from certain foreign currency transactions) generally will be taxable to U.S. Shareholders as ordinary income to the extent made out of our current or accumulated earnings and profits. To the extent that such distributions paid by us to non-corporate U.S. shareholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“qualified dividend income”) may be eligible for a reduced U.S. federal income tax rate. In this regard, it is anticipated that our distributions generally will not be attributable to dividends received by us and, therefore, generally will not qualify for the reduced rates that may be applicable to qualified dividend income. Distributions generally will not be eligible for the dividends received deduction allowed to corporate shareholders. Distributions derived from our net capital gains (which generally is the excess of our net long-term capital gain over net short-term capital loss) which we report as capital gain dividends will be taxable to U.S. Shareholders as long-term capital gain regardless of how long particular U.S. Shareholders have held their shares. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. Shareholder’s adjusted tax basis in such U.S. Shareholder’s common shares and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. Shareholder.

Any dividends declared by us in October, November, or December of any calendar year, payable to shareholders of record on a specified date in such a month, which are actually paid during January of the following calendar year, will be treated as if paid by us and received by such shareholders during the quarter ended December 31 of the previous calendar year. In addition, we may elect to relate any undistributed investment company taxable income or net capital gains eligible for distribution as a dividend back to our immediately prior taxable year if we:

•

declare such dividend prior to the earlier of the 15th day of the ninth month following the close of that taxable year, or any applicable extended due date of our U.S. federal corporate income tax return for such prior taxable year;

•	distribute such amount in the 12-month period following the close of such prior taxable year and not later than the date of the first dividend of the same type is paid after such declaration; and

•	make an election in our U.S. federal corporate income tax return for the taxable year in which such undistributed investment company taxable income or net capital gains were recognized.

Any such election will not alter the general rule that a U.S. Shareholder will be treated as receiving a dividend in the taxable year in which the dividend is distributed, subject to the October, November, or December dividend declaration rule discussed immediately above.

We adopted a dividend reinvestment plan that will allow shareholders to elect to receive dividends in the form of additional shares instead of in cash. If a U.S. Shareholder reinvests dividends in additional shares, such U.S. Shareholder will be treated as if it had received a distribution in the amount of cash that it would have received if it had not made the election. Any such additional shares will have a tax basis equal to the amount of the distribution.

Although we intend to distribute any net long-term capital gains at least annually, we may in the future decide to retain some or all of our net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. Shareholder will be required to include his, her or its share of the deemed distribution in income as if it had been distributed to the U.S. Shareholder, and the U.S. Shareholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. Shareholder’s tax basis for their common shares. Since we expect to pay tax on any retained capital gains at our regular corporate tax rate, and since that rate is less than the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual shareholders will be treated as having paid and for which they will receive a credit will be less than the tax they owe on the retained net capital gains. A shareholder that is not subject to federal income tax or otherwise required to file a federal income tax return would be required to file a federal income tax return on the appropriate form to claim a refund for the taxes we paid. To utilize the deemed distribution approach, we must provide written notice to our shareholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”

If an investor purchases common shares shortly before the record date of a distribution, the price of the common shares will include the value of the distribution and the investor will be subject to tax on the distribution even though economically it may represent a return of his, her or its investment.

If a U.S. Shareholder sells or otherwise disposes of common shares (except pursuant to a repurchase by the Fund as described below), the U.S. Shareholder will recognize gain or loss equal to the difference between its adjusted tax basis in the common shares sold or otherwise disposed of and the amount received. Any such gain or loss will be treated as a capital gain or loss and will be long-term capital gain or loss if the common shares have been held for more than one year. Any loss recognized on a sale or exchange of shares that were held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any capital gain distributions previously received (or deemed to be received) thereon. In addition, all or a portion of any loss recognized upon a disposition of common shares may be disallowed if other common shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

A repurchase of our common shares will be treated as a distribution in exchange for the repurchased common shares and taxed in the same manner as any other taxable sale or other disposition of our common shares discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder’s interest in our common shares, (ii) results in a substantially disproportionate redemption with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, common shares actually owned, as well as common shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of common shares pursuant to a repurchase generally will result in a “substantially disproportionate” redemption with respect to a holder if the percentage of our then outstanding voting shares owned by the holder immediately after the sale is less than 80% of the percentage of our voting shares owned by the holder determined immediately before the sale. The sale of common shares pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in our common shares as a result of our repurchase constitutes a “meaningful reduction” of such holder’s interest.

A repurchase that does not qualify as an exchange under such tests will constitute a dividend equivalent repurchase that is treated as a taxable distribution and taxed in the same manner as regular distributions, as described above under “—Taxation of U.S. Shareholders.” In addition, although guidance is sparse, the IRS could take the position that a holder who does not participate in any repurchase treated as a dividend should be treated as receiving a constructive distribution of our common shares taxable as a dividend in the amount of their increased percentage ownership of our common shares as a result of the repurchase, even though the holder did not actually receive cash or other property as a result of the repurchase.

Certain distributions reported by us as Section 163(j) interest dividends may be treated as interest income by U.S. Shareholders for purposes of the tax rules applicable to interest expense limitations under the Code. Such treatment by U.S. Shareholders is generally subject to holding period requirements and other potential limitations. The amount that we are eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of our business interest income over our (i) business interest expense and (ii) other deductions properly allocable to our business interest income.

We will send to each of our U.S. Shareholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts of such distributions includible in such U.S. Shareholder’s taxable income for such year as ordinary dividends and capital gain dividends. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. Shareholder’s particular situation.

Under applicable U.S. Treasury regulations, if a U.S. Shareholder recognizes a loss with respect to our common shares of $2 million or more for a non-corporate U.S. Shareholder or $10 million or more for a corporate U.S. Shareholder in any single taxable year (or a greater loss over a combination of years), the U.S. Shareholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. Shareholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, U.S. Shareholders of a RIC are not exempted. Future guidance may extend the current exception from this reporting requirement to U.S. Shareholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. Shareholders should consult their own tax advisers to determine the applicability of these U.S. Treasury regulations in light of their individual circumstances.

We will be required in certain cases to backup withhold and remit to the U.S. Treasury a portion of qualified dividend income, ordinary income dividends and capital gain dividends, and the proceeds of redemption of shares, paid to any shareholder (a) who has provided either an incorrect tax identification number or no number at all, (b) whom the IRS subjects to backup withholding for failure to report the receipt of interest or dividend income properly or (c) who has failed to certify to us that it is not subject to backup withholding or that it is an “exempt recipient.” Backup withholding is not an additional tax and any amounts withheld may be refunded or credited against a Shareholder’s federal income tax liability, provided the appropriate information is timely furnished to the IRS.

Potential Limitation with Respect to Certain U.S. Shareholders on Deductions for Certain Fees and Expenses

Although we expect to be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code), no assurances can be given that we will be so treated in any given taxable year. If we are not treated as such for any calendar year, then, for purposes of computing the taxable income of U.S. Shareholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. Shareholders’ allocable shares of the Management Fees and Incentive Fees paid to our investment adviser and certain of our other expenses, (ii) each such U.S. Shareholder will be treated as having received or accrued a dividend from us in the amount of such U.S. Shareholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. Shareholder will be treated as having paid or incurred such U.S. Shareholder’s allocable share of these fees and expenses for the calendar year and (iv) each such U.S. Shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. Shareholder. In addition, we would be required to report the relevant income and expenses, including the Management Fee, on Form 1099-DIV. Under current law, miscellaneous itemized deductions generally are not deductible by individuals, trusts or estates.

Taxation of U.S. Tax-Exempt Shareholders

A U.S. Shareholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income, or UBTI. The direct conduct by a U.S. Tax-Exempt Shareholder of the activities that we propose to conduct could give rise to UBTI. However, a RIC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its shareholders for purposes of determining their treatment under current law. Therefore, a U.S. Tax-Exempt Shareholder generally will not be subject to U.S. taxation solely as a result of such shareholder’s ownership of our common shares and receipt of dividends that we pay. In addition, under current law, if we incur indebtedness, such indebtedness will not be attributed to portfolio investors in our common shares. Therefore, a U.S. Tax-Exempt Shareholder will not be treated as earning income from “debt-financed property” and dividends we pay will not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. A U.S. Tax-Exempt Shareholder may recognize UBTI if the Fund recognizes “excess inclusion income” derived from direct or indirect investments in residual interests in real estate mortgage investment conduits or equity interests in taxable mortgage pools. We do not expect to make investments that will cause us to earn excess inclusion income.

Taxation of Non-U.S. Shareholders

Whether an investment in the common shares is appropriate for a Non-U.S. Shareholder will depend upon that person’s particular circumstances. An investment in the common shares by a Non-U.S. Shareholder may have adverse tax consequences as compared to a direct investment in the assets in which we will invest. Non-U.S. Shareholders should consult their tax advisors before investing in our common shares.

Distributions of our investment company taxable income that we pay to a Non-U.S. Shareholder will be subject to U.S. withholding tax at a 30% rate to the extent of our current or accumulated earnings and profits unless (i) such dividends qualify for the pass-through rules described below, and such shareholder could have received the underlying income free of tax; (ii) such shareholder qualifies for, and complies with the procedures for claiming, an exemption or reduced rate under an applicable income tax treaty; or (iii) such shareholder qualifies, and complies with the procedures for claiming, an exemption by reason of its status as a foreign government-related entity.

Non-U.S. Shareholders generally are not subject to U.S. federal income tax on capital gains realized on the sale of our shares or on actual or deemed distributions of our net capital gains. If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Shareholder will be entitled to a U.S. federal income tax credit or tax refund equal to the shareholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. To obtain the refund, the Non-U.S. Shareholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. Shareholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

Certain dividend distributions by RICs derived from our “qualified net interest income” (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at a least a 10% shareholder, reduced by expenses that are allocable to such income) or paid in connection with our “qualified short-term capital gains” (generally, the excess of our net short-term capital gain over our net long-term capital loss for such taxable year) qualify for an exemption from U.S. withholding tax. As a result, dividends that we report as “interest-related dividends” or “short-term capital gain dividends” generally will be exempt from U.S. withholding tax. In the case of shares held through an intermediary, the intermediary may withhold even if the Fund reports all or a portion of a payment as an interest-related or short-term capital gain dividend. To the extent dividends are paid that do not qualify for this exemption (e.g., dividends related to foreign-source income or other income not treated as qualified net interest income or qualified short-term capital gains), some Non-U.S. Shareholders may qualify for a reduced rate of U.S. withholding tax under an applicable tax treaty or for an exemption from U.S. withholding tax by reason of their status as a foreign sovereign or under special treaty provisions for certain foreign pension funds. Prospective investors should consult their own advisers regarding their eligibility for a reduced rate or exemption as described above.

To qualify for an exemption or reduced rate of U.S. withholding tax (under a treaty, by reason of an exemption for sovereign investors, or under the rules applicable to interest-related dividends or short-term capital gain dividends), a Non-U.S. Shareholder must comply with the U.S. tax certification requirements described below. A Non-U.S. Shareholder must deliver to the applicable withholding agent and maintain in effect a valid IRS Form W-8BEN-E or other applicable tax certification establishing its entitlement to the exemption or reduced rate, or otherwise establishing an exemption from backup withholding.

A repurchase of our common shares that is not treated as a sale or exchange will be taxed in the same manner as regular distributions under the rules described above. See “—Taxation of U.S. Shareholders” for a discussion of when a redemption will be treated as a sale or exchange and related matters.

We adopted a dividend reinvestment plan that will allow shareholders to elect to receive dividends in the form of additional common shares instead of in cash. If a Non-U.S. Shareholder reinvests dividends in additional common shares, such Non-U.S. Shareholder will be treated as if it had received a distribution in the amount of cash that it would have received if it had not made the election. If the distribution is a distribution of our investment company taxable income and is not designated by us as a short-term capital gain dividend or interest-related dividend, if applicable, the amount distributed (to the extent of our current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) and only the net after-tax amount will be reinvested in our common shares. The Non-U.S. Shareholder will have an adjusted tax basis in the additional common shares purchased through the dividend reinvestment plan equal to the amount of the reinvested distribution. The additional common shares will have a new holding period commencing on the day following the day on which the common shares are credited to the Non-U.S. Shareholder’s account.

A RIC is a corporation for U.S. federal income tax purposes. Under current law, a Non-U.S. Shareholder will not be considered to be engaged in the conduct of a business in the United States solely by reason of its ownership in a RIC. Certain special rules apply to a Non-U.S. Shareholder that is an entity qualifying for tax exemption under Section 892 of the Code. Such a Non-U.S. Shareholder will generally not be treated as engaged in “commercial activity” merely by virtue of its ownership of our common shares and will generally be exempt from withholding tax on dividends received on common shares. Certain special rules apply to such Non-U.S.

Shareholders if we qualify as a U.S. real property holding corporation. We do not expect these special rules to apply but there cannot be any assurance thereof.

Non-U.S. Shareholders should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the common shares.

Additional Reporting and Withholding Obligations

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), all entities in a broadly defined class of foreign financial institutions (“FFIs”) must comply with a complicated and expansive reporting regime or be subject to a 30% U.S. withholding tax on certain U.S. payments and non-U.S. entities which are not FFIs must either certify that they have no substantial U.S. beneficial ownership or report certain information with respect to their substantial U.S. beneficial ownership or be subject to a 30% U.S. withholding tax on certain U.S. payments. FATCA also contains complex provisions requiring participating FFIs to withhold on certain “foreign passthru payments” made to nonparticipating FFIs and to holders that fail to provide the required information. The definition of a “foreign passthru payment” is still reserved under the current regulations, however the term generally refers to payments that are from non-U.S. sources but that are “attributable to” certain U.S. payments described above. Withholding will apply on these payments that are made on or after the date that is two years after the date on which the final regulations that define “foreign passthru payments” are published. In general, non-U.S. investment funds, such as a non-U.S. partnership, are considered FFIs. The reporting requirements imposed under FATCA require FFIs to enter into agreements with the IRS to obtain and disclose information about certain investors to the IRS. The Fund intends that any non-U.S. partnership that constitutes an FFI would comply, to the extent reasonably practicable, with the reporting requirements to avoid the imposition of the withholding tax, but if such FFI does not do so (because, for example, applicable investors fail to provide the required information), certain payments made to any such FFI may be subject to a withholding tax, which could reduce the cash available to investors. Further, these reporting requirements may apply to underlying entities in which the Fund may invest, and the Board may not have control over whether such entities comply with the reporting regime. Such withheld amounts that are allocable to a Shareholder may, in accordance with the Declaration of Trust, be deemed to have been distributed to such Shareholder to the extent the taxes reduce the amount otherwise distributable to such Shareholder. Prospective investors in the Fund should consult their own tax advisors regarding all aspects of FATCA as it affects their particular circumstances, including whether it may be relevant to their ownership of interests in the Fund.

Investors are urged to consult their own tax advisors to determine the impact of U.S. federal, state and local and non-U.S. tax laws on ownership of the common shares in light of their individual circumstances, including any reporting requirements.

State, Local and Non-U.S. Tax Consequences. The Shareholders, as well as the Fund itself, may be subject to various state, local and non-U.S. taxes and tax return filing obligations. Prospective investors are urged to consult their tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of common shares.

CERTAIN PROVISIONS IN THE DECLARATION OF TRUST AND BYLAWS

The Declaration of Trust and the Bylaws include provisions that could have the effect of limiting the ability of other entities or persons to acquire control of the Fund or to change the composition of the Board. This could have the effect of depriving Shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over the Fund. Such attempts could have the effect of increasing the expenses of the Fund and disrupting the normal operation of the Fund. The Board of Trustees is divided into three classes. At each annual meeting of Shareholders the term of only one class of Trustees expires and only the Trustees in that one class stand for re-election. Trustees standing for election at an annual meeting of Shareholders are elected to serve until the third annual meeting of Shareholders following their election and when their successors are duly elected and qualify. This provision could delay for up to two years the replacement of a majority of the Board. A Trustee may be removed from office only for cause, and only by the action of (i) a majority of the Trustees or a vote of the holders of at least 75% of the shares then entitled to vote for the election of the respective Trustee. Subject to the Investment Company Act, the Board of Trustees has the exclusive authority to fill any vacancy on the Board of Trustees by a majority vote of the Trustees.

Pursuant to the Declaration of Trust, the Board of Trustees has the exclusive authority to amend or repeal the Bylaws of the Fund. Further, the Declaration of Trust provides the Board of Trustees with the authority to amend the Declaration of Trust, without any actions by the Shareholders, except for certain amendments that are either expressly prohibited or for which the consent of the Shareholders is expressly required (as further described below). The Declaration of Trust shall not be amended to impair the exemption from personal liability of the Shareholders, Trustees, officers, employees and agents of the Fund, or that would adversely alter or impair the indemnification or advancement rights afforded to Trustees under the Declaration of Trust.

No amendments to the Declaration of Trust that would change the rights with respect to any shares of the Fund by reducing the amount payable upon a liquidation of the trust, or diminishing or eliminating any voting rights pertaining thereto, without the approval of at least 80% of the Board of Trustees, 80% of the Continuing Trustees, and the majority of the outstanding voting securities (as such term is defined in the Investment Company Act) of the Trust.

The following extraordinary actions and amendments to the Declaration of Trust require the approval of 80% of outstanding shares entitled to vote on the matter:

(1)

any amendment to the Declaration of Trust to make the Fund’s common shares “redeemable securities” and any other proposal to convert the Fund from a “closed-end company” to an “open-end company” (as defined in the Investment Company Act);

(2)	the liquidation or dissolution of the Fund and any amendment to the Declaration of Trust to effect such liquidation or dissolution;

(3)	any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Fund.

Notwithstanding the foregoing, if a majority of the initial trustees named in the Declaration of Trust and those trustees nominated for election or appointed to fill a vacancy that has been approved by a majority of the sitting trustees (the “Continuing Trustees”) approves any such proposal, transaction or amendment, then the approval of only a “majority of the outstanding voting securities” (as defined in the Investment Company Act) entitled to vote on such proposal, transaction or amendment is required, subject to certain exceptions.

The Fund’s Bylaws generally require that advance notice be given to the Fund in the event a Shareholder desires to nominate a person for election to the Board of Trustees or propose to transact any other business at an annual meeting of Shareholders. Notice of any such nomination or business must be delivered to or received at the principal executive offices of the Fund not less than 120 calendar days nor more than 150 calendar days prior to the anniversary date of the proxy statement for the prior year’s annual meeting (subject to certain exceptions). Any notice by a Shareholder must be accompanied by certain information as provided in the Bylaws. Reference should be made to the Bylaws on file with the SEC for the full text of these provisions.

The voting requirements, for the matters discussed in foregoing paragraphs, is higher than that imposed by state or federal law (except to the extent applying a voting standard pursuant to the Investment Company Act), but has been determined by our Board of Trustees to be in the best interest of our Shareholders.

Unless the Fund consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) any disputes concerning the Trust or its business or the construction, performance or breach of any agreement to which the Trust is a party and any question as to whether a particular dispute is subject to arbitration, (b) any action asserting a claim of breach of duty by a trustee, officer or other employee of the Trust to the Trust, its trustees or shareholders, (c) any action asserting a claim arising pursuant to the Maryland Statutory Trust Act (as further defined herein), our Declaration of Trust or our Bylaws, or (d) any other action governed by the internal affairs doctrine under Maryland law (each, a “Controversy,” and collectively, “Controversies”) shall be submitted to mediation and arbitration in accordance with the procedures set forth in the applicable Shareholder’s Subscription Agreement, which shall be the exclusive remedy for such Controversies. To the extent a court of competent jurisdiction determines that such Controversy may not be made subject to such exclusive remedy, then the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum with respect to such Controversy, and the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1940 Act or other federal securities law, in each case to the fullest extent permitted by law. The exclusive jurisdiction provision limits a Shareholder’s ability to litigate a claim in a jurisdiction that may be more favorable and convenient to the Shareholder. It may also make it more expensive for a Shareholder to bring a suit.

Item 1A. Risk Factors.

Investing in our common shares involves a number of significant risks. In addition to the other information contained in this Registration Statement, you should consider carefully the following information before making an investment in our common shares. The risks below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the net asset value of our common shares could decline, and you may lose all or part of your investment. Nonetheless, this section describes the special risks of investing in a business development company, including the risks associated with investing in a portfolio of small to midsize companies.

Risks Related to Current Market Conditions

We are subject to risks associated with general economic and market conditions.

The success of the activities of the Fund will be affected by general economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, supply chain disruptions, labor shortages, energy and other resource shortages, changes in laws, trade barriers, currency exchange controls and national and international political circumstances (such as changes in foreign investment policies). These factors may affect the level and volatility of securities prices and the liquidity of the investments. Volatility or illiquidity could impair the Fund’s profitability or result in losses.

Various social and political tensions around the world may contribute to increased market volatility, may have long-term effects on the worldwide financial markets and may cause further economic uncertainties worldwide. Market disruptions and the dramatic increase in the capital allocated to alternative investment strategies during recent years have led to increased governmental as well as self-regulatory scrutiny of the private investment fund industry in general. Certain legislation proposing greater regulation of the industry periodically is considered by various jurisdictions. It is impossible to predict what, if any, changes in the regulations applicable to the Fund and/or our Adviser, the markets in which they trade and invest, or the counterparties with which they do business, may be instituted in the future. Any such regulation could have a material adverse impact on the profit potential of the Fund.

The current contentious domestic political environment, as well as political and diplomatic events within the United States and abroad, such as the U.S. government’s inability at times to agree on a long-term budget and deficit reduction plan, may in the future result in government shutdowns or defaults on U.S. debt securities, which could have a material adverse effect on the Fund’s investments and operations. In addition, the Fund’s ability to raise additional capital in the future through the sale of securities could be materially affected by a government shutdown. Additional and/or prolonged U.S. government shutdowns may affect investor and consumer confidence and may adversely impact financial markets and the broader economy, perhaps suddenly and to a significant degree.

We are subject to risks related to inflation.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Inflation rates may change frequently and significantly as a result of various factors, including unexpected shifts in the domestic or global economy and changes in economic policies, and the Fund’s investments may not keep pace with inflation, which may result in losses to Shareholders. As inflation increases, the inflation-adjusted value of our shares and dividends therefore may decline. In addition, during any periods of rising inflation, interest rates of any debt securities issued by the Fund would likely increase, which would tend to further reduce returns to Shareholders. Inflation rates may change frequently and significantly as a result of various factors, including unexpected shifts in the domestic or global economy and changes in economic policies, and our investments may not keep pace with inflation, which may result in losses to our Shareholders. This risk is greater for fixed-income instruments with longer maturities.

Market disruptions and other geopolitical or macroeconomic events could create market volatility that negatively impacts our business, financial condition and earnings.

General economic and market conditions, such as interest rates, availability of credit, inflation rates, economic uncertainty, supply chain disruptions, labor shortages, energy and other resource shortages, changes in laws, trade barriers, currency exchange controls and national and international political circumstances, may have long-term negative effects on the U.S. and worldwide financial markets and economy. These conditions have resulted in, and in many cases continue to result in, greater price volatility, less liquidity, widening credit spreads and a lack of price transparency, with many securities remaining illiquid and of uncertain value. Such market conditions may adversely affect the Fund, including by making valuation of some of the Fund’s investments uncertain and/or result in sudden and significant valuation increases or declines in the Fund’s holdings. If there is a significant decline in the value of the Fund’s portfolio, this may impact the asset coverage levels for the Fund’s outstanding leverage.

Risks resulting from any future debt or other economic crisis could also have a detrimental impact on the global economy, the financial condition of financial institutions and our business, financial condition and results of operation. Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. To the extent uncertainty regarding the U.S. or global economy negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected. Downgrades to the credit ratings of major banks could result in increased borrowing costs for such banks and negatively affect the broader economy. Moreover, Federal Reserve policy, including with respect to certain interest rates, may also adversely affect the value, volatility and liquidity of dividend- and interest-paying securities. Market volatility, high interest rates and/or a return to unfavorable economic conditions could impair the Fund’s ability to achieve its investment objective.

The occurrence of events similar to those in recent years, such as localized wars, instability, new and ongoing pandemics, epidemics or outbreaks of infectious diseases in certain parts of the world, and catastrophic events such as fires, floods, earthquakes, tornadoes and hurricanes, terrorist attacks in the U.S. and around the world, social and political discord, debt crises, sovereign debt downgrades, increasingly strained relations between the U.S. and a number of foreign countries, new and continued political unrest in various countries, the exit or potential exit of one or more countries from the European Union or the European Monetary Union, continued changes in the balance of political power among and within the branches of the U.S. government, a default on U.S. debt and government shutdowns, among others, may result in market volatility, may have long term effects on the U.S. and worldwide financial markets, and may cause further economic uncertainties in the U.S. and worldwide.

The current political climate has in recent years intensified concerns about a potential trade war between China and the U.S., as each country has imposed tariffs on the other country’s products. These actions may trigger a significant reduction in international trade, the oversupply of certain manufactured goods, substantial price reductions of goods and possible failure of individual companies and/or large segments of China’s export industry, which could have a negative impact on our performance. U.S. companies that source material and goods from China and those that make large amounts of sales in China would be particularly vulnerable to an escalation of trade tensions. Uncertainty regarding the outcome of the trade tensions and the potential for a trade war could cause the U.S. dollar to decline against other safe haven currencies, such as the Japanese Yen and the Euro. Events such as these and their consequences are difficult to predict and it is unclear whether further tariffs may be imposed or other escalating actions may be taken in the future. Any of these effects could have a material adverse effect on our business, financial condition and results of operations.

In addition, risks arising from the differences in expressed policy preferences among the various constituencies in the branches of the U.S. government have led in the past, and may lead in the future, to short-term or prolonged policy impasses, including, among other things, related to the U.S. federal debt ceiling or a failure to approve funding to operate the government, which could result in a default on U.S. debt. A default on U.S. debt or a failure to approve a budget could have negative consequences for interest rates, the ability of our portfolio companies to finance their operations and our business. As a result, ratings agencies may lower or threaten to lower the long-term sovereign credit rating on the United States. On August 1, 2023, Fitch Ratings lowered its long-term rating on U.S. sovereign debt to “AA+” from “AAA,” citing governance concerns, among other things. On May 16, 2025, Moody’s downgraded its long-term ratings on the U.S. as an issuer and its senior unsecured debt to “Aa1” from “Aaa.” Any similar developments in the future could cause interest rates and borrowing costs to rise, which may negatively impact our business, financial condition and results of operations. Similar policy impasses within the U.S. government could, and have, resulted in shutdowns of the U.S. federal government. U.S. federal government shutdowns, especially prolonged shutdowns, could have a significant adverse impact on the economy in general and could impair the ability of issuers to raise capital in the securities markets. Any of these effects could have a material adverse effect on our business, financial condition and results of operations.

The impact of the events described above on our portfolio companies could impact their ability to make payments on their loans on a timely basis and may impact their ability to continue meeting their loan covenants. The inability of portfolio companies to make timely payments or meet loan covenants may in the future require us to undertake amendment actions with respect to our investments or to restructure our investments, which may include the need for us to make additional investments in our portfolio companies (including debt or equity investments) beyond any existing commitments, exchange debt for equity, or change the payment terms of our investments to permit a portfolio company to pay a portion of its interest through payment-in-kind, which would defer the cash collection of such interest and add it to the principal balance, which would generally be due upon repayment of the outstanding principal.

Tariffs may adversely affect us or our portfolio companies.

The current United States administration has threatened or imposed tariffs on certain imports from a number of countries, including China. Tariffs and international trade arrangements may continue to change, potentially without warning and to an extent that is difficult to predict. Existing or new tariffs imposed on foreign goods imported by the United States or on U.S. goods imported by foreign countries could subject us or our portfolio companies to additional risks. Among other effects, tariffs may increase the cost of production for certain or our portfolio companies or reduce demand for their products, which could affect the results of their operations. We cannot predict whether, or to what extent, any tariff or other trade protections may affect us or our portfolio companies.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. Therefore, our non-performing assets may increase and the value of our portfolio may decrease during these periods as we are required to record the values of our investments. Adverse economic conditions also may decrease the value of collateral securing our loans. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of our portfolio companies were to go bankrupt, even though we or one of our affiliates may have structured our interest in such portfolio company as senior debt, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might re-characterize our debt holding as equity and subordinate all or a portion of our claim to claims of other creditors.

Efforts by the Federal Reserve and other central banks globally to combat inflation and restore price stability, as well as other global events, may raise the prospect or severity of a recession. Wars have added, and other international tensions or escalations of conflict may add, instability to the uncertainty driving socioeconomic forces, which may continue to have an impact on global trade and result in inflation or economic instability. Present conditions and the state of the U.S. and global economies make it difficult to predict whether and/or to what extent a recession will occur in the near future.

Risks Relating to Our Business and Structure

We are a relatively new company and have limited operating history.

We have conducted limited business activities prior to the completion of this offering. As a result, we have limited financial information on which an investor can evaluate an investment in our company or our prior performance. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of an investor’s investment could decline substantially or an investor’s investment could become worthless. It may take multiple years to invest substantially all of the capital commitments received by us from this offering due to the time necessary to identify, evaluate, structure, negotiate and close suitable investments in private middle market companies. To the extent required to comply with diversification requirements during the startup period, we will use funds to invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will earn yields substantially lower than the interest, dividend or other income that we anticipate receiving in respect of suitable portfolio investments. We may not be able to pay any significant dividends during this period, and any such dividends may be substantially lower than the dividends we expect to pay when our portfolio is fully invested.

We will pay a management fee to the Adviser. If the management fee and our other expenses exceed the return on the temporary investments, our equity capital will be eroded.

The Fund has limited operating history. As a result, prospective investors have a limited track record or history on which to base their investment decision. Moreover, past performance of the Fund, Silver Point, and other funds or BDCs managed by Silver Point, is no assurance of future returns. We are subject to the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and the value of a shareholder’s investment could decline substantially or become worthless. While we believe that the past professional experiences of the Adviser’s investment team, including experience with launching and running a business development company, as well as investment and financial experience of the Adviser’s senior management, will increase the likelihood that the Adviser will be able to manage the Fund successfully, there can be no assurance that this will be the case.

Capital markets may experience periods of disruption and instability. Such market conditions may materially and adversely affect debt and equity capital markets in the United States and abroad, which may have a negative impact on our business and operations.

From time to time, capital markets may experience periods of disruption and instability, which may be evidenced by a lack of liquidity in debt capital markets, write-offs in the financial services sector, re-pricing of credit risk and failure of certain major financial institutions.

Equity capital may be difficult to raise because, subject to some limited exceptions, as a BDC, we will generally not be able to issue additional shares of common stock at a price less than net asset value without first obtaining approval for such issuance from our shareholders and our Independent Trustees. In addition, our ability to incur indebtedness (including by issuing preferred stock) will be limited by applicable regulations such that our asset coverage ratio, as calculated in accordance with the Investment Company Act, must equal at least 150% immediately after each time we incur indebtedness. The debt capital that will be available to us in the future, if at all, may be at a higher cost and on less favorable terms and conditions than our current leverage due to factors such as higher inflation that is still cooling and that may increase again. Any inability to raise capital could have a negative effect on our business, financial condition and results of operations.

Market conditions may in the future make it difficult to extend the maturity of or refinance our existing indebtedness and any failure to do so could have a material adverse effect on our business. Further, if we are unable to raise or refinance debt, then our Shareholders may not benefit from the potential for increased returns on equity resulting from leverage and we may be limited in our ability to make new commitments or to fund existing commitments to our portfolio companies.

The illiquidity of our investments may make it difficult for us to sell such investments if required. As a result, we may realize significantly less than the value at which we have recorded our investments. While most of our investments are not publicly traded, applicable accounting standards require us to assume as part of our valuation process that our investments are sold in a principal market to market participants (even if we plan on holding an investment through its maturity). In addition, significant changes in the capital markets, including disruption and volatility, have had, and may in the future have, a negative effect on the valuations of our investments and on the potential for liquidity events involving our investments. An inability to raise capital, and any required sale of our investments for liquidity purposes, could have a material adverse impact on our business, financial condition and results of operations.

Given the extreme volatility and dislocation that the capital markets have historically experienced, many BDCs have faced, and may in the future face, a challenging environment in which to raise capital. We may in the future have difficulty accessing debt and equity capital, and a severe disruption in the global financial markets or deterioration in credit and financing conditions could have a material adverse effect on our business, financial condition and results of operations. In addition, significant changes in the capital markets, including the extreme volatility and disruption, have had, and may in the future have, a negative effect on the valuations of our investments and on the potential for liquidity events involving our investments. An inability to raise capital, and any required sale of our investments for liquidity purposes, could have a material adverse impact on our business, financial condition or results of operations.

Our Adviser cannot predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. Our Adviser monitors developments and seeks to manage our investments in a manner consistent with achieving our investment objective, but there can be no assurance that it will be successful in doing so; and our Adviser may not timely anticipate or manage existing, new or additional risks, contingencies or developments, including regulatory developments in the current or future market environment.

We are required to record certain of our assets at fair value, as determined in good faith by our Adviser, as the Fund’s valuation designee, in accordance with our valuation policy. As a result, volatility in the capital markets may have a material adverse effect on our investment valuations and our net asset value, even if we plan to hold investments to maturity.

Our operation as a BDC will impose numerous constraints on us and significantly reduce our operating flexibility. In addition, if we fail to maintain our status as a BDC, we might be regulated as a registered investment company, which would subject us to additional regulatory restrictions.

The Investment Company Act imposes numerous constraints on the operations of BDCs. For example, BDCs generally are required to invest at least 70% of their total assets primarily in securities of qualifying U.S. private companies or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment. Furthermore, any failure to comply with the requirements imposed on BDCs by the Investment Company Act could cause the SEC to bring an enforcement action against us and/or expose us to claims of private litigants.

We may be precluded from investing in what our Adviser believes are attractive investments if such investments are not qualifying assets for purposes of the Investment Company Act. If we do not invest a sufficient portion of our assets in qualifying assets, we will be prohibited from making any additional investment that is not a qualifying asset and could be forced to forgo attractive investment opportunities. Similarly, these rules could prevent us from making follow-on investments in existing portfolio companies (which could result in the dilution of our position).

In addition, if we fail to maintain our status as a BDC, we might be regulated as a closed-end investment company that is required to register under the Investment Company Act, which would subject us to additional regulatory restrictions and significantly decrease our operating flexibility. In addition, any such failure could cause an event of default under any outstanding indebtedness we might have, which could have a material adverse effect on our business, financial condition or results of operations.

We may not replicate the past performance of the Fund, or the historical performance of Silver Point or of other funds or BDCs managed by Silver Point.

We cannot provide any assurance that we will replicate the prior performance of the Fund, especially given that prior to the BDC Election Date, the Fund had no limit on leverage and did not have to comply with the limitations on leverage applicable to BDCs under the Investment Company Act. Additionally, we cannot provide any assurance that we will replicate the historical performance of other funds or BDCs that our investment team advised in the past. Our investment strategy may differ materially from the strategies employed by prior Silver Point investment entities, including other Silver Point credit funds. Additionally, economic conditions may differ materially from the conditions under which those investment entities were invested. Past activities of investment entities associated with Silver Point provide no assurance of future success. In considering the performance information contained in this Registration Statement, prospective investors should bear in mind that past or targeted performance is not a guarantee, projection or prediction that we will achieve comparable results, and is not necessarily indicative of future results. There can be no assurance that targeted or estimated returns will be achieved, that the returns generated by us will equal or exceed those of other investment activities of Silver Point, including the historical performance of other BDCs managed by Silver Point, or that we will be able to implement our investment strategy or achieve our investment objective. As a general matter, the performance of any other Silver Point investment funds, or Silver Point as a firm, is not necessarily indicative of our performance. Accordingly, our investment returns could be substantially lower than the returns achieved by other Silver Point managed funds or by other clients of our Adviser or its affiliates.

We are dependent upon management personnel of our Adviser for our future success.

Our success depends in substantial part on the skill and expertise of the officers and employees of Silver Point and the sourcing relationships maintained by Silver Point for loans and other assets that are targeted by us. There can be no assurance that the employees or officers of Silver Point will continue to be employed by or provide services to our Adviser or that such relationships will continue to be maintained. The loss of key personnel or such relationships could have a material adverse effect on us. Shareholders should be aware that the officers and employees of Silver Point have significant other responsibilities and activities.

Our business model depends upon the development and maintenance of strong referral relationships with other asset managers and investment banking firms.

We are substantially dependent on our relationships, which we use to help identify and gain access to investment opportunities. If we fail to maintain our relationships with key firms, or if we fail to establish strong referral relationships with other firms or other sources of investment opportunities, we will not be able to grow our portfolio of investments and achieve our investment objective. In addition, persons with whom we have relationships are not obligated to inform us of investment opportunities, and therefore such relationships may not lead to the origination of investments. Any loss or diminishment of such relationships could effectively reduce our ability to identify attractive portfolio companies that meet our investment criteria, either for direct investments or for investments through private secondary market transactions or other secondary transactions.

Silver Point, its principals, investment professionals and employees and the members of its investment committee have certain conflicts of interest because they manage other investment vehicles and accounts to which they have obligations and duties that may not be in our best interests.

Silver Point, and certain of its principals, investment professionals, employees and investment committee members currently do, and in the future may, serve as investment advisers, officers, Trustees or principals of entities or private funds that operate in the same or a related line of business as us and/or of private funds managed by our Adviser or its affiliates. Accordingly, these individuals may have obligations to investors in those entities or private funds, the fulfillment of which might not be in our best interests or the best interests of our Shareholders. In addition, we note that existing affiliated investment vehicles managed by our Adviser or its affiliates have, and those formed in the future may have, substantially similar and/or overlapping investment objectives with our own and, accordingly, our Adviser and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although our Adviser and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner over time and consistent with applicable allocation procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by other clients or entities managed by our Adviser or its affiliates. In any such case, if our Adviser forms other affiliates in the future, we may co-invest on a concurrent basis with such other affiliates, subject to compliance with applicable regulations and regulatory guidance, as well as applicable allocation procedures. In certain circumstances, negotiated co-investments may be made pursuant to an exemptive order that we and our affiliates previously received from the SEC permitting us to do so. See “—Risks Relating to Our Business and Structure—Our ability to enter into transactions with our affiliates is restricted” and “Potential Conflicts of Interest.”

Our financial condition and results of operations depend on our ability to manage future growth effectively.

Our ability to achieve our investment objective depends on Silver Point’s ability to identify, invest in and monitor companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis is largely a function of the structuring of our investment process and the ability of Silver Point to provide competent, attentive and efficient services to us. Our executive officers and the members of Silver Point’s investment committee have substantial responsibilities in connection with their roles at our Adviser and with other clients of our Adviser, as well as responsibilities under the Advisory Agreement. We may also be called upon to provide significant managerial assistance to certain of our portfolio companies. These demands on their time, which will increase as the number of investments grow, may distract them or slow the rate of investment. In order to grow, Silver Point may need to hire, train, supervise, manage and retain new employees. However, we cannot assure you that they will be able to do so effectively. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our ability to grow depends on our ability to raise additional capital.

We expect to need to periodically access the capital markets to raise cash to fund new investments. If we do not have adequate capital available for investment, our performance could be adversely affected. We expect to use debt financing and issue additional securities to fund our growth, if any. Unfavorable economic or capital market conditions may increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings, if any.

In addition, pursuant to the Investment Company Act, our total borrowings are limited and we are allowed to borrow amounts such that the ratio of our total assets (less total liabilities other than indebtedness represented by senior securities) to our total indebtedness represented by senior securities plus preferred shares, if any, is at or above 150% immediately after such borrowing. This means that we can borrow up to $2 for every $1 of investor equity. If this ratio declines below 150%, we may not be able to incur additional debt and may need to sell a portion of our investments to repay some debt when it is disadvantageous to do so, and we may not be able to make distributions. The amount of leverage that we will employ will depend on our Adviser’s and our Board of Trustees’ assessments of market conditions and other factors at the time of any proposed borrowing or issuance of senior securities. We cannot assure you that we will be able to obtain lines of credit in the future or issue senior securities at all or on terms acceptable to us.

Moreover, increased leverage could increase the risks associated with investing in the Fund’s common shares. For example, if the value of the Fund’s assets decreases, leverage will cause the Fund’s net asset value to decline more sharply than it otherwise would have without leverage or with lower leverage. Similarly, any decrease in the Fund’s revenue would cause its net income to decline more sharply than it would have if the Fund had not borrowed or had borrowed less. Such a decline could also negatively affect our ability to make dividend payments on our common shares or preferred shares, if any. In addition, common Shareholders will bear the burden of any increase in the Fund’s expenses as a result of its use of leverage, including interest expenses and any increase in the Management Fee payable to the Adviser.

Regulations governing our operation as a BDC will affect our ability to, and the way in which we, raise additional capital.

The Investment Company Act imposes numerous constraints on the operations of BDCs. For example, BDCs are required to invest at least 70% of their total assets in qualifying assets, as defined under the Investment Company Act. Qualifying assets include investments in securities of qualifying U.S. private or thinly traded public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment. The failure to comply with these provisions in a timely manner could prevent us from qualifying as a BDC, which could be material.

These constraints may hinder our Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.

Regulations governing our operation as a BDC will affect our ability to raise additional capital, and the ways in which we can do so. Raising additional capital may expose us to risks, including the typical risks associated with leverage, and may result in dilution to our current Shareholders. The Investment Company Act will limit our ability to issue senior securities as described above under “Our ability to grow depends on our ability to raise additional capital.” If the value of our assets declines, we may be required to sell a portion of our investments and, depending on the nature of our leverage, repay a portion of our indebtedness at a time when this may be disadvantageous to us and, as a result, our Shareholders.

We are generally not able to issue and sell our common shares at a price per share below NAV per share. We may, however, sell our common shares, or warrants, options or rights to acquire our common shares at a price below the then-current NAV per common shares with the consent of a majority of our Shareholders. If our common shares trade at a discount to NAV, this restriction could adversely affect our ability to raise capital.

We may use leverage, which may magnify the potential for gain or loss and may increase the risk of investing in us.

As part of our business strategy, we may directly or indirectly leverage our investments through borrowings and may utilize leverage embedded in derivative instruments. This will result in us controlling more assets than we have capital from our Shareholders. Direct leverage increases our returns if we earn a greater return on investments purchased with borrowed funds than our cost of borrowing such funds. However, the use of leverage exposes us to additional levels of risk, including (i) net asset value declining more sharply than it otherwise would have had we not borrowed to make the investments, (ii) margin calls or interim margin requirements which may force premature liquidations of investment positions, (iii) losses on investments where the investment fails to earn a return that equals or exceeds our cost of borrowing such funds and (iv) general interest rate fluctuations, which may adversely impact the rate of return on invested capital. If our assets and liabilities are not appropriately matched, adverse changes in interest rates could reduce or eliminate the incremental income created through the use of leverage. In the event of a sudden, precipitous drop in the value of our assets, we may not be able to liquidate assets quickly enough to repay our borrowings, further magnifying our losses, and may not be able to make distributions. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. The financing costs of direct leverage will reduce cash available for distribution to our Shareholders.

We may, in accordance with regulatory guidance or SEC approval, be able to indirectly obtain leverage in excess of the Investment Company Act’s asset coverage requirements through off-balance sheet arrangements, including non-controlling investments in a joint venture or similar investment vehicle which itself has direct exposure to leverage or other off-balance sheet financings. If approved by the SEC, leverage incurred by the joint venture or investment vehicle generally would not be included in the calculation of debt for the purposes of the asset coverage test described above. In addition, if we, indirectly through a subsidiary, are licensed as an SBIC, the limitations on leverage applicable to BDCs under the Investment Company Act may be exceeded. We have not applied to the SBA for approval and have not applied for exemptive relief from the SEC to exclude leverage incurred by any such SBIC from the leverage limits under the Investment Company Act.

Any credit facility into which we may enter may impose financial and operating covenants that restrict business activities, remedies on default and similar matters. In connection with borrowings, our lenders may also require us to pledge assets. Credit facilities into which we enter may be subject to periodic renewal by lenders and there can be no guarantee that lenders will continue to extend credit to us.

Lastly, we may be unable to obtain our desired leverage, which would, in turn, affect your return on investment.

We may borrow money through credit facilities or other borrowing arrangements, which may magnify the potential for gain or loss and may increase the risk of investing in us.

We and/or one or more subsidiaries may enter into credit facilities or other borrowing arrangements pursuant to which some or all of our portfolio assets may be charged, pledged or assigned as collateral security for (a) amounts borrowed by us or a subsidiary and/or (b) guarantees by us of any such financing vehicle’s obligations. Such credit facilities or guarantees may be secured by an assignment and/or pledge of our portfolio investments and assets. In relation to the above, we may (a) authorize any lender or other creditors or holders of our other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on our behalf, or in such other capacity as we may specify to (i) exercise from time to time the rights assigned to it under the applicable borrowing arrangements (the “Assigned Rights”), (ii) exercise any right or remedy of ours under the Subscription Agreements in respect of any Assigned Rights and (iii) enforce our shareholders’ obligations under their respective Subscription Agreements and/or our Declaration of Trust, and (b) take any other action we reasonably determine to be necessary for the purpose of providing such Assigned Rights. Our shareholders may be limited in their ability to use their common shares as collateral for other indebtedness or in their ability to transfer such units.

In addition, shareholders may be required to execute and deliver such documents and to take such actions as may be necessary or desirable, as determined by us in our sole discretion, to obtain, maintain and comply with the terms of any such credit facility. The Subscription Agreements may provide a lender with the right to receive detailed due diligence and credit related information regarding our shareholders.

Subscriptions, including those used to pay interest and principal on subscription lines, asset-backed facilities and our other indebtedness, may be “batched” together into larger, less frequent closings, with our interim capital needs being satisfied by our borrowing money from such credit facilities. In particular, our capital needs during the fundraising period may be met through drawdowns from such credit facilities rather than subscriptions. The interest expense and other costs of any such borrowings will be our expenses and, accordingly, decrease our net returns.

The use of a subscription-based credit facility may present conflicts of interest because the use of such a facility may result in a higher reported internal rate of return on the investment than if the facility had not been utilized and instead the applicable shareholders’ capital had been contributed at the inception of the investment. The costs and expenses of any such borrowings will be borne by us, which would be expected to diminish net cash on cash returns. Subject to any limitations in our Declaration of Trust, the use of a subscription-based credit facility by us is within the Adviser’s discretion.

A substantial portion of our assets are subject to security interests under our borrowings and if we default on our obligations, we may suffer adverse consequences, including the lenders foreclosing on our assets.

A substantial portion of our assets are pledged under the secured revolving credit facility entered into in July 2025 (the “Revolving Credit Facility”), including, without limitation, the respective loans, bonds or participation interests owned by us (each, a “Collateral Obligation”) and any property or other assets designated and pledged or mortgaged as collateral to secure the repayment of any such Collateral Obligation. Assets pledged under the Revolving Credit Facility also include unfunded exposure accounts, principal collection accounts and interest collection accounts and any funds held in any such accounts (collectively, the “Accounts” and each, an “Account”) and all investments of amounts in the Accounts. If we default on our obligations under the Revolving Credit Facility and fail to cure such default in a timely manner, the lenders may institute proceedings for the collection of all obligations, which may include foreclosing upon and selling the collateral at a public or private sale and enforcing any judgment obtained or any other remedy or legal or equitable right under applicable law or any of the loan documents. In such event, we may be forced to sell certain of our investments in order to repay our obligations in order to avoid foreclosure. Moreover, if the lenders exercise their right to sell the foreclosed assets, such sales may be completed at distressed sale prices, diminishing or potentially eliminating the amount of cash available to us after all creditors have been repaid.

Any inability to renew, extend, replace or refinance the Fund’s debt arrangements prior to their respective maturities could have a material adverse effect on our liquidity, results of operations, financial position and our ability to maintain distributions to our Shareholders.

As of December 31, 2025, we had $200 million of revolving credit under the Revolving Credit Facility and we had approximately $94.3 million outstanding in loans, and $105.7 million undrawn. We also had approximately $5.1 million in outstanding borrowings under sell / buy-back agreements with Macquarie Bank. We may finance the purchase of certain investments through sell / buy-back agreements, which are similar to repurchase agreements where the Fund enters into a trade to sell an investment and contemporaneously enters into a trade to buy the investment back on a specified date in the future with the same counterparty. Currently, we do not know whether we will renew, extend, replace or be able to refinance these debt arrangements upon their respective maturities. If we are unable to renew or refinance our debt arrangements prior to maturity or find a new source of borrowing on acceptable terms, we will be required to pay down the amounts outstanding at maturity through one or more of the following: (1) borrowing additional funds under our then current credit facility, (2) issuance of additional securities or (3) possible liquidation of some or all of our investments and other assets, any of which could have a material adverse effect on our liquidity, results of operations, financial position and our ability to maintain distributions to our Shareholders.

In addition to regulatory restrictions that restrict our ability to raise capital, the Fund’s debt arrangements contain various covenants which, if not complied with, could accelerate repayment, thereby materially and adversely affecting our liquidity, financial condition and results of operations.

Any future credit facility may contain customary affirmative and negative covenants, subject to certain agreed upon exceptions. Any future credit facility may contain affirmative covenants related to: the creation and perfection of security interest; notices of defaults and events of default; the production of certain information, document, records or reports upon request from a facility agent, a collateral agent or any lender; the conduct of the Fund’s business; maintenance of books of accounts and records; maintenance of bank accounts and other depository accounts; financial statements; compliance with organizational formalities to maintain the Fund’s separate existence from any other persons or affiliates; maintenance of adequate capital in light of the Fund’s transactions and liabilities; delivering updated collateral schedules; and maintenance of a minimum level of equity.

Negative covenants include customary covenants such as: limitations on changes to the Fund’s name, jurisdiction, identity or corporate structure, limitations on selling, pledging, assigning or transferring or creating, granting, incurring or assuming any lien on the collateral; limitations on guaranteeing other persons; limitations on amendments to the Fund’s constituent documents; certain limitations on transactions with affiliates; limitations on the acquisition of any obligation or securities of the Fund’s members or any other affiliate; certain limitations on the incurrence of debt (which may permit investments permitted under any future credit facility); limitations on extraordinary events, such as dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets other than as permitted under any future credit facility; limitations on the ownership of assets and property other than the collateral as permitted under any future credit facility; limitations on the declaring or making of any payments or distributions on or in respect of any equity interests; and other limitations on the Fund and any servicer, as applicable.

Various covenants may place limitations on our investments, including with respect to diversification of such investments. Such limitations may cause us to be unable to make certain potentially attractive investments or to be forced to sell others, potentially impairing our profitability. Continued compliance with any such covenants depends on numerous factors, some of which may be beyond our control. Failure to comply with covenants may result in a default under any future credit facility, which if not cured or waived, could result in an acceleration of repayments under any future credit facility.

We may default under our future credit facilities.

In the event we default under a credit facility or other borrowings, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at what may be prices disadvantageous to us in order to meet our outstanding payment obligations and/or support working capital requirements under such credit facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under such borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Provisions in a credit facility may limit our investment discretion.

A credit facility may be backed by all or a portion of our loans and securities on which the lenders will have a security interest. We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instrument we enter into with lenders. We expect that any security interests we grant will be set forth in a pledge and security agreement and evidenced by the filing of financing statements by the agent for the lenders. In addition, we expect that the custodian for our securities serving as collateral for such loan would include in its electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. If we were to default under the terms of any debt instrument, the agent for the applicable lenders would be able to assume control of the timing of disposition of any or all of our assets securing such debt, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, any security interests and/or negative covenants required by a credit facility may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. In addition, if our borrowing base under a credit facility were to decrease, we may be required to secure additional assets in an amount sufficient to cure any borrowing base deficiency. In the event that all of our assets are secured at the time of such a borrowing base deficiency, we could be required to repay advances under a credit facility or make deposits to a collection account, either of which could have a material adverse impact on our ability to fund future investments and to make distributions.

In addition, we may be subject to limitations as to how borrowed funds may be used, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage which may affect the amount of funding that may be obtained. There may also be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs, a violation of which could limit further advances and, in some cases, result in an event of default. An event of default under a credit facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our liquidity and cash flow and impair our ability to grow our business.

We operate in a highly competitive market for investment opportunities.

Other public and private entities, including commercial banks, commercial financing companies, BDCs, insurance companies and other private investment funds compete with us to make the types of investments that we plan to make. We may also compete for investments with alternative investment vehicles such as hedge funds, whose investment in this area has increased. As a result of these new entrants, competition for investment opportunities has intensified in recent years and may continue to intensify in the future. Certain of these competitors may be substantially larger, have considerably greater financial, technical and marketing resources than we will have and offer a wider array of financial services. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships. We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure. If we do match competitors’ pricing, terms and structure, however, we may experience decreased net interest income and increased risk of credit loss. Furthermore, certain of our competitors are not subject to the regulatory restrictions that the Investment Company Act imposes on us as a BDC. Our investment strategy depends in part on our ability to source investment opportunities in which the participation of traditional financing sources is limited. As a result, we cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

We do not seek to compete primarily based on the interest rates we offer and our Adviser believes that some of our competitors may make loans with interest rates that are comparable to or lower than the rates we offer. Rather, we compete with our competitors based on our reputation in the market, our existing investment platform, our experience and focus on middle market companies, our disciplined investment philosophy, our extensive industry focus and relationships and our flexible transaction structuring. For a more detailed discussion of these competitive advantages, see “Investment Objective and Strategy—Competitive Advantages.”

Our Adviser will be paid a Management Fee even if the value of your investment declines and our Adviser’s incentive fees may create incentives for the portfolio management team to make certain kinds of investments.

Even in the event the value of an investor’s investment declines, the Management Fee and, in certain circumstances, the Incentive Fee will still be payable to the Adviser. The Management Fee is calculated as a percentage of the value of our net assets at a specific time, and may give our Adviser an incentive to use leverage to make additional investments.

The Incentive Fee consist of two parts, one based on our income and the other based on our capital gains. The part based on income is calculated as a percentage of pre-incentive compensation net investment income. Since pre-incentive compensation net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation, it is possible that we may pay our Adviser the part based on income in a quarter where we incur a loss. For example, if we receive pre-incentive compensation net investment income in excess of the minimum hurdle rate, we will pay the applicable income part of the Incentive Fee even if we have incurred a loss in the applicable period due to realized and unrealized capital losses. In addition, because the minimum hurdle rate is calculated based on our net assets, decreases in net assets due to realized or unrealized capital losses in any given quarter may increase the likelihood that the hurdle rate is reached in that period and, as a result, that the income part of the Incentive Fee is paid.

The capital gains part of the Incentive Fee is calculated annually based upon our realized capital gains, computed net of realized capital losses and unrealized capital depreciation on a cumulative basis. As a result, we may owe our Adviser the capital gains part of the Incentive Fee during one year as a result of realized capital gains on certain investments, and then later incur significant realized capital losses and unrealized capital depreciation on the remaining investments in our portfolio during subsequent years.

In addition, the Incentive Fee payable by us to our Adviser may create an incentive for our Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement and also to incur leverage. Our Adviser receives the Incentive Fee based, in part, upon capital gains realized on our investments. As a result, our Adviser may have an incentive to invest more in companies whose securities are likely to yield capital gains, as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns.

The Incentive Fee payable by us to our Adviser also may create an incentive for our Adviser to invest on our behalf in instruments that have a deferred interest feature. Under these investments, we accrue the interest over the life of the investment but do not receive the cash income from the investment until the end of the term. Our net investment income used to calculate the income portion of the Incentive Fee, however, includes accrued interest. Thus, a portion of this incentive fee is based on income that we have not yet received in cash.

Beneficial owners of our equity securities may be subject to certain regulatory requirements based on their ownership percentages.

A beneficial owner, either directly or indirectly, of more than 25% of our voting securities is presumed to control us under the Investment Company Act. Certain events beyond an investor’s control may result in an increase in the percentage of such investor’s beneficial ownership of our shares, including the repurchase by us of shares from other Shareholders. Control of us would also arise under the Investment Company Act if a person has the power to exercise a controlling influence over our management or policies, unless that power is solely the result of an official position with us. In the event you are or become a person that controls us, you and certain of your affiliated persons will be subject to, among other things, prohibitions or restrictions on engaging in certain transactions with us and certain of our affiliated persons. A beneficial owner of a large number of our equity securities will also become subject to public reporting obligations.

As a regulated BDC we are subject to regulatory risks.

As a BDC, we are subject to the regulatory requirements of the SEC, in addition to the specific regulatory requirements applicable to BDCs under the Investment Company Act. We are subject to the full range of regulations applicable to a BDC and may incur substantial additional costs, and expend significant time or other resources operating under this regulatory framework.

We may incur significant costs as a result of registering our common shares under the Exchange Act.

Once our common shares become registered under the Exchange Act, we will incur significant additional costs. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed herein. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, significant resources and management oversight will be required. We will be implementing additional procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to companies whose securities are registered under the Exchange Act. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, trustees’ and officers’ liability insurance, trustee fees, reporting requirements of the SEC, additional fees payable to our Sub-Administrator, increased auditing and legal fees and similar expenses.

The systems and resources necessary to comply with Exchange Act reporting requirements will increase further if we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other companies whose securities are registered under the Exchange Act.

If we fail to comply with Section 404 of the Sarbanes-Oxley Act, we may not be able to accurately report our financial results or prevent fraud which may adversely affect us.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors and lenders to lose confidence in our reported financial information. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the date we are no longer an emerging growth company under the JOBS Act.

Efforts to comply with Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us.

During the Private Fund Phase, we were not required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute (“Section 404”), and we were not required to comply with certain of those requirements until we have been subject to the reporting requirements of the Exchange Act for a specified period of time. We will be required to evaluate and disclose changes in our internal control over financial reporting on a quarterly and annual basis. Accordingly, our internal controls over financial reporting do not currently meet all of the standards contemplated by Section 404 that we will eventually be required to meet.

Developing and maintaining an effective system of internal controls may require significant expenditures, which may negatively impact our financial performance and our ability to make distributions. Because we do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls. As a registered entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable share exchange listing rules, and result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction due to a loss of investor confidence in us and the reliability of our financial statements. This could materially adversely affect us. Furthermore, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the date we are no longer an emerging growth company under the JOBS Act.

Our Board of Trustees may change our investment objective, operating policies and strategies without prior notice or shareholder approval.

Our Board of Trustees has the authority to modify or waive certain of our operating policies and strategies without prior notice (except as required by the Investment Company Act) and without Shareholder approval as neither our investment objective nor our operating policies and/or strategies are deemed “fundamental”. However, absent Shareholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our common shares. Nevertheless, the effects may adversely affect our business and impact our ability to make distributions.

Changes in legal, tax and regulatory regimes could negatively impact our business, financial condition and earnings.

Changes enacted by the federal government could significantly impact the regulation of financial markets in the U.S. Areas subject to potential change, amendment or repeal include trade and foreign policy, corporate tax rates, energy and infrastructure policies, the environment and sustainability, criminal and social justice initiatives, immigration, healthcare and the oversight of certain federal financial regulatory agencies and the Federal Reserve. Certain of these changes can be, and have been effectuated through executive orders. It is not possible to predict which, if any, actions will be taken or, if taken, their effect on the economy, securities markets or the financial stability of the U.S. The Fund may be affected by governmental action in ways that are not foreseeable, and there is a possibility that such actions could have a significant adverse effect on the Fund and its ability to achieve its investment objective.

We will be subject to corporate level income tax if we are unable to qualify as a RIC.

Although the Fund currently intends to qualify as a RIC, no assurance can be given that the Fund will be able to maintain RIC status. To maintain RIC status and be relieved of U.S. federal income taxes on income and gains distributed to shareholders, the Fund generally must meet the annual distribution, source-of-income and asset diversification requirements.

The annual distribution requirement for a RIC will generally be satisfied if the Fund distributes at least 90% of its ordinary income and net short-term capital gain in excess of net long-term capital loss, if any, to shareholders. To maintain status as a RIC, the Fund generally must also meet certain asset diversification requirements at the end of each calendar quarter and source-of-income tests on an annual basis. Failure to meet these tests may result in the Fund having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of the Funds’ investments are in private companies, any such dispositions could be made at disadvantageous prices and may result in substantial losses.

If the Fund fails to maintain our status as a RIC for any reason and becomes subject to corporate-level income tax, the resulting corporate-level income taxes could substantially reduce the Fund’s net assets, the amount of income available for distribution and the amount of the Fund’s distributions.

Changes to U.S. tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, harm us.

There has been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. There remains uncertainty about the future relationship between the U.S. and other countries with respect to the trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the U.S. Any of these factors could depress economic activity and restrict our portfolio companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us.

Our Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

Our Adviser has the right, under the Advisory Agreement, to resign at any time upon 60 days’ written notice, regardless of whether we have found a replacement. If our Adviser resigns, we may not be able to find a new external investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected, and the net asset value of our common shares may decline.

Any new investment advisory agreement would be subject to approval by our Shareholders. Even if we are able to enter into comparable management or administrative arrangements, the integration of a new adviser or administrator and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition and results of operations. In addition, if our Adviser resigns or is terminated, we would lose the benefits of our relationship with Silver Point, including Silver Point’s broad and longstanding sourcing relationships, rigorous underwriting process, structuring expertise, and portfolio monitoring and asset management capabilities to originate and manage attractive middle market loans throughout credit cycles on terms that are better than those available to the broader market.

Our Adviser’s responsibilities and its liability to us are limited under the Advisory Agreement, which may lead our Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

Our Adviser has not assumed any responsibility to us other than to render the services described in the Advisory Agreement, and it will not be responsible for any action of our Board of Trustees in declining to follow our Adviser’s advice or recommendations. Pursuant to the Advisory Agreement, our Adviser, its affiliates, and their respective trustees, partners, officers, members, shareholders, controlling persons, employees, agents, consultants and representatives will not be liable to us for their acts under the Advisory Agreement, absent conduct that meets the standard set forth in Section 10 of the Advisory Agreement. These protections may lead our Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account. See “Item 1A. Risk Factors—Risks Relating to Our Investments—Our Adviser will be paid a management fee even if the value of your investment declines and our Adviser’s incentive fees may create incentives for them to make certain kinds of investments.”

Our ability to enter into transactions with our affiliates is restricted.

As a BDC, we are prohibited under the Investment Company Act from knowingly participating in certain transactions with our affiliates without, among other things, the prior approval of a majority of our Independent Trustees who have no financial interest in the transaction, or in some cases, the prior approval of the SEC. For example, any person that owns, directly or indirectly, 5% or more of our outstanding voting securities is deemed our affiliate for purposes of the Investment Company Act and, if this is the only reason such person is our affiliate, we are generally prohibited from buying any asset from or selling any asset (other than our capital shares) to such affiliate, absent the prior approval of a majority of our Independent Trustees. The Investment Company Act also prohibits “joint” transactions with an affiliate, which could include joint investments in the same portfolio company, without approval of our Independent Trustees or in some cases the prior approval of the SEC. Moreover, except in certain limited circumstances, we are prohibited from buying any asset from or selling any asset to a holder of more than 25% of our voting securities, absent prior approval of the SEC. The analysis of whether a particular transaction constitutes a joint transaction requires a review of the relevant facts and circumstances then existing.

We and our affiliates have received an exemptive order from the SEC that permits us to, among other things, co-invest with certain other affiliated funds, including certain funds managed by Silver Point. This order is subject to certain terms and conditions. Accordingly, we cannot assure you that we will be permitted to co-invest with other accounts or other entities managed by the Silver Point investment team, other than in the limited circumstances currently permitted by applicable SEC staff guidance and interpretations or in the absence of a joint transaction. We and our affiliates have applied for an amended exemptive order from the SEC that, if granted (the “Amended Relief”), would provide greater flexibility for the Fund to co-invest alongside other Silver Point affiliates and negotiate the terms of co-investments. There is no assurance that the Amended Relief will be granted by the SEC.

Material non-public information may restrict our ability to make some investments.

By reason of their responsibilities in connection with their other activities, Silver Point and its investment professionals may acquire confidential or material non-public information or be otherwise restricted from initiating transactions in certain securities. Silver Point will not be free to act upon any such information. Due to these restrictions, we may not be able to initiate a transaction that it otherwise might have initiated and may not be able to sell an investment that it otherwise might have sold.

The Fund’s anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of common shares the opportunity to realize a premium over the value of common shares.

The Fund’s Declaration of Trust and Bylaws include provisions that could limit the ability of other entities or persons to acquire control of the Fund or convert the Fund to open-end status or to change the composition of the Board of Trustees. These anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of common shares the opportunity to realize a premium over the value of common shares.

Certain investors are limited in their ability to make significant investments in us.

Investment companies registered under the Investment Company Act are restricted from acquiring directly or through a controlled entity more than 3% of our total outstanding voting stock (measured at the time of the acquisition), unless these funds comply with certain requirements under the Investment Company Act that would restrict the amount that they are able to invest in our securities. Private funds that are excluded from the definition of “investment company” either pursuant to Section 3(c)(1) or 3(c)(7) of the Investment Company Act are also subject to these restrictions. As a result, certain investors may be precluded from acquiring additional shares at a time that they might desire to do so.

We may experience fluctuations in our quarterly results.

We could experience fluctuations in our quarterly operating results due to a number of factors, including interest rates payable on debt investments we make, default rates on such investments, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in certain markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

There is a risk that Shareholders may not receive distributions or that our distributions may decrease over time.

We may not achieve investment results that will allow us to make a specified or stable level of cash distributions and our distributions may decrease over time. In addition, due to the asset coverage test applicable to us as a BDC, we may be limited in our ability to make distributions.

We are exposed to risks associated with changes in interest rates.

Our debt investments may be based on floating rates, such as SOFR, EURIBOR, Sterling Overnight Index Average (“SONIA”), the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our investments, the net asset value of our common shares and our rate of return on invested capital.

A reduction in the interest rates on new investments relative to interest rates on current investments could have an adverse impact on our net interest income. An increase in interest rates could decrease the value of any investments we hold which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase our interest expense, thereby decreasing our net income. Also, an increase in interest rates available to investors could make investment in our common shares less attractive if we are not able to increase our dividend rate.

Because we borrow money, and may issue preferred shares to finance investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds or pay distributions on preferred shares and the rate that our investments yield. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. In periods of rising interest rates, our cost of funds would increase except to the extent we have issued fixed rate debt or preferred shares, which could reduce our net investment income.

A rise in the general level of interest rates typically leads to higher interest rates applicable to our debt investments. Accordingly, an increase in interest rates may result in an increase in the amount of the Incentive Fee payable to our Adviser. To the extent that the floating interest rates applicable to our debt investments are subject to a negotiated cap or floor, we may be unable to capitalize upon favorable market fluctuations of interest rates.

Commodity Futures Trading Commission rulemaking may have a negative impact on us and our Adviser.

The Fund may engage in “commodity interest” transactions (generally, transactions in futures, certain options, certain currency transactions and certain types of swaps) only for bona fide hedging, yield enhancement and risk management purposes, in each case in accordance with the rules and regulations of the CFTC. With respect to the Fund, the Adviser relies on an exclusion from the definition of “commodity pool operator” pursuant to CFTC Rule 4.5 which imposes certain commodity interest trading restrictions on the Fund. These trading restrictions permit the Fund to engage in commodity interest transactions that include (i) “bona fide hedging” transactions, as that term is defined and interpreted by the CFTC and its staff, without regard to the percentage of the Fund’s assets committed to margin and option premiums and (ii) non-bona fide hedging transactions, provided that the Fund does not enter into such non-bona fide hedging transactions if, immediately thereafter, (a) the sum of the amount of initial margin and premiums required to establish the Fund’s commodity interest positions would exceed 5% of the Fund’s liquidation value, after taking into account unrealized profits and unrealized losses on any such transactions, and (b) the aggregate net notional value of the Fund’s commodity interest positions would exceed 100% of the Fund’s liquidation value, after taking into account unrealized profits and unrealized losses on any such positions. In addition to meeting one of the foregoing trading limitations, interests in the Fund may not be marketed as or in a commodity pool or otherwise as a vehicle for trading in the futures, options or swaps markets. If the Adviser were required to register as a commodity pool operator with respect to the Fund, compliance with additional registration and regulatory requirements would increase the Fund expenses. Other potentially adverse regulatory initiatives could also develop.

New market structure requirements applicable to derivatives could significantly increase the costs of utilizing OTC derivatives.

The Dodd-Frank Act enacted, and the CFTC and the SEC have issued or proposed rules to implement, both broad new regulatory requirements and broad new structural requirements applicable to OTC derivative markets and, to a lesser extent, listed commodity futures (and futures options) markets. Similar changes are in the process of being adopted in the European Union, Japan, and other major financial markets.

These changes include, but are not limited to: requirements that many categories of the most liquid OTC derivatives (currently limited to specified interest rate swaps and index credit default swaps) be executed on qualifying, regulated exchanges and be submitted for clearing; real-time public and regulatory reporting of specified information regarding OTC derivative transactions; and enhanced documentation requirements and recordkeeping requirements. Margin requirements for uncleared OTC derivatives and position limits are also expected to be adopted by the CFTC and other regulators in the future.

While these changes are intended to mitigate systemic risk and to enhance transparency and execution quality in the OTC derivative markets, the impact of these changes is not known at this time. For instance, cleared OTC derivatives are subject to margin requirements established by regulated clearinghouses, including daily exchanges of cash variation (or mark-to-market) margin and an upfront posting of cash or securities initial margin to cover the clearinghouse’s potential future exposure to the default of a party to a particular OTC derivative transaction. Furthermore, “financial end users,” such as us, that enter into OTC derivatives that are not cleared will, pending finalization of the applicable regulations, generally be required to provide margin to collateralize their obligations under such derivatives. Under current proposed rules, the level of margin that would be required to be collected in connection with uncleared OTC derivatives is in many cases substantially greater than the level currently required by market participants or clearinghouses.

These changes could significantly increase the costs to us of utilizing OTC derivatives, reduce the level of exposure that we are able to obtain (whether for risk management or investment purposes) through OTC derivatives, and reduce the amounts available to us to make non-derivative investments. These changes could also impair liquidity in certain OTC derivatives and adversely affect the quality of execution pricing that we are able to obtain, all of which could adversely impact our investment returns. Furthermore, the margin requirements for cleared and uncleared OTC derivatives may require that our Adviser, in order to maintain its exclusion from the definition of CPO under CFTC Rule 4.5, limit our ability to enter into hedging transactions or to obtain synthetic investment exposures, in either case adversely affecting our ability to mitigate risk.

Proposed position aggregation requirements may restrict the swap positions that our Adviser may enter into.

The Dodd-Frank Act significantly expanded the scope of the CFTC’s authority and obligation to require reporting of, and adopt limits on, the size of positions that market participants may own or control in commodity futures and futures options contracts and swaps. The Dodd-Frank Act also narrowed existing exemptions from such position limits for a broad range of risk management transactions.

In accordance with the requirements of the Dodd-Frank Act, the CFTC has established speculative position limits on additional listed futures and options on futures and economically equivalent OTC derivatives. Such limits generally apply in the aggregate across contracts based on the same underlying commodity. The CFTC may, in the future, adopt additional position limits on swaps including those that are economically equivalent to United States listed futures and options on futures contracts, on non-physical commodities, such as rates, currencies, equities and credit default swaps. The CFTC has adopted rules which narrow past precedents and guidance that permit market participants to disaggregate for position limit purposes, positions that are independently controlled. While certain persons, contracts or transactions or classes thereof are exempt from the speculative position limit requirements, such broadened position aggregation requirements may further restrict the swap positions that our Adviser may enter into on our behalf.

Individually and collectively, these and any future changes could increase our costs of maintaining positions in commodity futures and options on futures contracts and swaps and reduce the level of exposure we are able to obtain (whether for risk management or investment purposes) through commodity futures and futures option contracts and swaps. These changes could also impair liquidity in certain swaps and adversely affect the quality of execution pricing that we are able to obtain, all of which could adversely impact our investment returns.

We are dependent on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect our liquidity, financial condition or results of operations.

Our business is dependent on our and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and

•	cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results and negatively affect the market price of our common shares, our net asset value and our ability to pay distributions to our Shareholders.

Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and/or damage to our business relationships, all of which could negatively impact our business, financial condition and operating results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. Cyber attacks are becoming increasingly common and more sophisticated, and may be perpetrated by computer hackers, cyber-terrorists or others engaged in corporate espionage. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships. In addition, cybersecurity risks may also impact issuers of securities in which the Fund invests, which may cause the Fund’s investment in such issuers to lose value. There have been a number of recent cases of companies reporting the unauthorized disclosure of client or customer information, as well as cyberattacks involving the dissemination, theft and destruction of corporate information or other assets, as a result of failure to follow procedures by employees or contractors or as a result of actions by third parties, including actions by terrorist organizations and hostile foreign governments.

As part of our business, we store and transmit large amounts of electronic information, including information relating to our transactions. Similarly, our service providers may process, store and transmit such information. The Fund has systems in place to protect such information and prevent data loss and security breaches. However, such measures cannot provide absolute security. The techniques used to obtain unauthorized access to data, disable or degrade service, or sabotage systems change frequently and may be difficult to detect. Hardware or software acquired from third parties may contain defects in design or manufacture or other problems that could compromise information security. Network connected services provided by third parties to the Fund may be susceptible to compromise, leading to a breach of the Fund’s network. The systems or facilities may be susceptible to employee error or malfeasance, government surveillance, or other security threats. On-line services provided by the Fund may also be susceptible to compromise. Breach of the information systems may cause information relating to our transactions and other confidential information to be lost or improperly accessed, used or disclosed.

The Fund’s service providers are subject to the same electronic information security threats as the Adviser. If a service provider fails to adopt or adhere to adequate data security policies, or in the event of a breach of its networks, information relating to our transactions and other confidential information may be lost or improperly accessed, used or disclosed. Furthermore, the Fund cannot control the cybersecurity policies, plans and systems put in place by its service providers or any other third parties whose operations may affect the Fund or its Shareholders. There can be no assurance that the Fund or its service providers will not suffer losses relating to cyber attacks or other information security breaches in the future.

The loss or improper access, use or disclosure of the Fund’s proprietary information may cause the Fund to suffer, among other things, financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage. Any of the foregoing events could have a material adverse effect on our results of operations, financial conditions and business.

We are subject to risks associated with artificial intelligence and machine learning technology.

Recent technological advances in artificial intelligence and machine learning technology pose risks to the Fund and our portfolio investments. The Fund and our portfolio investments could be exposed to the risks of artificial intelligence and machine learning technology if third-party service providers or any counterparties, whether or not known to us, also use artificial intelligence and machine learning technology in their business activities. We and our portfolio companies may not be in a position to control the use of artificial intelligence and machine learning technology in third-party products or services.

Use of artificial intelligence and machine learning technology could include the input of confidential information in contravention of applicable policies, contractual or other obligations or restrictions, resulting in such confidential information becoming part accessible by other third-party artificial intelligence and machine learning technology applications and users. The use of artificial intelligence and machine learning technology by our and our portfolio companies’ competitors may adversely affect our and our portfolio companies’ performance.

Independent of its context of use, artificial intelligence and machine learning technology is generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that artificial intelligence and machine learning technology utilizes to operate. Certain data in such models will inevitably contain a degree of inaccuracy and error-potentially materially so-and could otherwise be inadequate or flawed, which would be likely to degrade the effectiveness of artificial intelligence and machine learning technology. To the extent that we or our portfolio investments are exposed to the risks of artificial intelligence and machine learning technology use, any such inaccuracies or errors could have adverse impacts on the Fund or our investments.

Artificial intelligence and machine learning technology and its applications, including in the private investment and financial sectors, continue to develop rapidly, and it is impossible to predict the future risks that may arise from such developments.

Terrorist attacks, acts of war, or natural disasters may impact the businesses in which we invest, and harm our business, operating results, and financial conditions.

Terrorist acts, acts of war, or natural disasters have created, and continue to create, economic and political uncertainties and have contributed to global economic instability. Future terrorist activities, military or security operations, or natural disasters could further weaken the domestic/global economies and create additional uncertainties, which may negatively impact the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results, and financial condition. Losses from terrorist attacks and natural disasters are generally uninsurable.

We are subject to risks related to our management of sustainability activities.

Our business faces increasing public scrutiny related to sustainability activities, which are increasingly considered to contribute to the long-term sustainability of a company’s performance. A variety of organizations measure the performance of companies on sustainability topics, and the results of these assessments are widely publicized. In addition, investment in funds that specialize in companies that perform well in such assessments are increasingly popular, and major institutional investors have publicly emphasized the importance of such sustainability measures to their investment decisions. Our brand and reputation may be negatively impacted if we fail to act responsibly in a number of areas, such as considering sustainability factors in our investment processes. Adverse incidents with respect to sustainability activities could impact the value of our brand and our relationships, which could adversely affect our business and results of operations.

Risks Relating to Our Investments

Our investments are speculative and involve significant risk.

All investments risk the loss of capital. Our investment program involves, without limitation, risks associated with investments in speculative assets and the use of speculative investment strategies and techniques, interest rates, volatility, credit deterioration or default risks, currency risks, systems risks and other risks inherent in our activities. Our investments may be materially affected by conditions in the financial markets and overall economic conditions occurring globally and in particular markets where we may invest. Although we intend to enter into hedging and other arrangements to mitigate certain of such risks (including, for example, currency exposure), hedging and other such arrangements are not expected to play a significant role in our overall investment strategy.

Our methods of minimizing such risks may not accurately predict future risk exposures. Risk management techniques are based in part on the observation of historical market behavior, which may not predict market divergences that are larger than historical indicators. Also, information used to manage risks may not be accurate, complete or current, and such information may be misinterpreted. Although we intend to utilize appropriate risk management strategies, such strategies cannot fully insulate us from the risks inherent in its planned activities. Moreover, in certain situations we may be unable to, or may choose not to, implement risk management strategies because of the costs involved or other relevant factors.

We may invest in loans, bonds and similar debt obligations. The value of debt obligations can fluctuate in response to actual and perceived changes in creditworthiness, non-U.S. exchange rates, political stability or soundness of economic policies. Debt obligations are subject to the risk of the issuer’s inability to meet principal and interest payments on its obligations (i.e., credit risk) and are subject to price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness of the issuer and general market liquidity (i.e., market risk). These obligations are subject to other risks, including, without limitation: (i) declines in the value of collateral securing the obligations, if any; (ii) declines in the enterprise value of the obligor; (iii) failure of restrictive covenants, if any, to adequately protect the interests of the creditor; (iv) the failure of the bankruptcy process (or other determination of creditors’ rights) to produce the outcome anticipated by the investor; (v) the possible invalidation of an investment transaction as a preference or fraudulent conveyance under relevant creditors’ rights laws; (vi) so-called lender-liability claims by the issuer of the obligations; and (vii) environmental or other liabilities that may arise with respect to collateral securing the obligations.

We intend to invest a substantial portion of our assets in senior secured loans and secondary purchases of debt issued by small and middle market companies, and to a lesser extent, preferred shares and equity investments.

Senior Secured Loans. When we make a “unitranche” or senior secured term loan investment in a portfolio company, we generally take a security interest in the available assets of the portfolio company, including the equity interests of its subsidiaries, which we expect to help mitigate the risk that we will not be repaid. However, there is a risk that the collateral securing the loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise, and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital. In some circumstances, the lien could be subordinated to claims of other creditors. In addition, deterioration in a portfolio company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the loan. Consequently, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we be forced to enforce its remedies.

Unsecured Debt, including Mezzanine Debt. To the extent we invest in mezzanine or other junior debt, we may incur additional risks. Junior debt investments, including mezzanine debt investments, generally will be subordinated to senior loans and will either have junior security interests or be unsecured. As such, other creditors may rank senior to us in the event of an insolvency. This may result in greater risk and loss of principal.

Equity Investments. When we invest in senior secured loans or mezzanine loans, we may acquire equity securities, including warrants, as well. In addition, we may invest directly in the equity securities of portfolio companies. The goal is ultimately to dispose of such equity interests and realize gains upon the disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses.

Preferred Securities. To the extent we invest in preferred securities, we may incur particular risks, including:

•

preferred shares and preferred securities generally include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer;

•

if we own a preferred security that is deferring its distributions or paying interest in-kind, we may be required to report income for U.S. federal income tax purposes before we receive such distributions and we may be required to pay incentive compensation on non-cash accruals that ultimately may not be realized;

•

preferred securities are subordinated to bonds and other debt instruments in a company’s capital structure in terms of priority to corporate income and liquidation payments, and therefore are subject to greater credit risk than more senior debt instruments, and preferred shares are similarly subordinated to preferred securities; and

•

generally, preferred shares and preferred security holders have no voting rights with respect to the issuing company unless preferred distributions or dividends have been in arrears for a specified number of periods, at which time the holders may elect a number of trustees to the issuer’s board, but only until all the arrearages have been paid.

Our portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, our investments in such companies.

Our portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, our investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which we are entitled to receive payments in respect of our investments. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company typically are entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of securities ranking equally with our investments, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

The rights we may have with respect to the collateral securing any junior priority loans we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, we may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights as junior lenders are adversely affected.

Investing in middle market companies involves a number of significant risks.

We invest primarily in middle market companies which involves a number of significant risks, including:

•

such issuers may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;

•

they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•

they are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the portfolio company and, in turn, on our results of operations;

•

they generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	our Adviser and our executive officers or Trustees may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies;

•

they generally have less publicly available information about their businesses, operations and financial condition and, if we are unable to uncover all material information about these companies, we may not make a fully informed investment decision; and

•	they may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.

Our investments in sub-investment grade (also known as “junk” securities) and non-rated securities are speculative.

The instruments in which we invest typically are not rated by any rating agency, but our Adviser believes that if such instruments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service and lower than “BBB-” by Fitch Ratings or Standard & Poor’s Rating Services). These securities, which are often referred to as “junk bonds” or “high yield bonds,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid. We may invest without limit in debt or other securities of any rating, as well as debt or other securities that have not been rated by any nationally recognized statistical rating organization.

We anticipate that a substantial portion of our portfolio will consist of investments that have been given either a below investment grade rating from Moody’s Investors Service, Inc. and Standard & Poor’s Corporation or have not been rated by any ratings agency. Securities in the lower-rated categories and comparable non-rated securities are subject to greater risk of loss of principal and interest than higher-rated and comparable non-rated securities, and are generally considered to be predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal. They are also generally considered to be subject to greater risk than securities with higher ratings or comparable non-rated securities in the case of deterioration of general economic conditions. Because investors generally perceive that there are greater risks associated with lower-rated and comparable non-rated securities, the yields and prices of such securities may be more volatile than those for higher-rated and comparable non-rated securities. The market for lower-rated and comparable non-rated securities is thinner, often less liquid, and less active than that for higher-rated or comparable securities, which can adversely affect the prices at which these securities can be sold and may even make it impractical to sell such securities.

We may invest in U.S. government issued or guaranteed securities that involve special risks.

Obligations issued or guaranteed by the U.S. government, its agencies, authorities and instrumentalities and backed by the full faith and credit of the U.S. guarantee only that principal and interest will be timely paid to holders of the securities. These entities do not guarantee that the value of such obligations will increase, and, in fact, the market values of such obligations may fluctuate. In addition, not all U.S. government securities are backed by the full faith and credit of the United States; some are the obligation solely of the entity through which they are issued. There is no guarantee that the U.S. government would provide financial support to its agencies and instrumentalities if not required to do so by law.

In 2011, S&P lowered its long term sovereign credit rating on the U.S. to “AA+” from “AAA.” The downgrade by S&P increased volatility in both shares and bond markets, resulting in higher interest rates and higher Treasury yields, and increased the costs of all kinds of debt. On August 1, 2023, Fitch Ratings lowered its long-term rating on U.S. sovereign debt to “AA+” from “AAA,” citing governance concerns, among other things. On May 16, 2025, Moody’s downgraded its long-term ratings on the U.S. as an issuer and its senior unsecured debt to “Aa1” from “Aaa.” Repeat occurrences of similar events could have significant adverse effects on the U.S. economy generally and could result in significant adverse impacts on issuers of securities held by the Fund itself. Our Adviser cannot predict the effects of similar events in the future on the U.S. economy and securities markets or on the Fund’s portfolio. Our Adviser monitors developments and seeks to manage the Fund’s portfolio in a manner consistent with achieving the Fund’s investment objective, but there can be no assurance that it will be successful in doing so and our Adviser may not timely anticipate or manage existing, new or additional risks, contingencies or developments.

Investing in real estate related investments involves a number of significant risks.

Our real estate investments are expected to be comprised primarily of debt instruments secured by real estate-related assets. Deterioration of real estate fundamentals generally, and in North America in particular, could negatively impact our performance by making it more difficult for borrowers, or borrower entities, to satisfy their debt payment obligations, increasing the default risk applicable to these borrower entities. Changes in general economic conditions may affect the value of underlying real estate collateral relating to our investments and may include economic and/or market fluctuations, casualty or condemnation losses, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand, fluctuations in real estate fundamentals, the financial resources of borrower entities, various uninsured or uninsurable risks, natural disasters, changes in real property tax rates and/or tax credits, changes in operating expenses, changes in interest rates, changes in inflation rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable.

Certain loan investments may be subject to the risks inherent in the ownership of real property to the extent that real property may be underlying collateral for such investments.

Certain loan investments may be subject to the risks inherent in the ownership of real property to the extent that real property may be underlying collateral for such investments. While we will typically value such assets based on their real estate liquidation value alone for underwriting purposes, a property’s tenant(s), a property’s attributes and the quality of the neighborhood each may adversely impact the ability of the borrower to repay the loan and the value of the property. Factors that can affect the value of loans that are targeted for investment by us include, without limitation, (i) the diversity and quality of a property’s tenants, including whether the owner relies on a single or dominant tenant and the creditworthiness of any such tenant; (ii) the terms, including duration, of a property’s leases with tenants; (iii) an economic decline in the business that occupies a property; (iv) a decline in a particular business segment, which thereby reduces demand for a particular type of space; (v) the physical attributes of a property (both individually and in comparison to competing properties), including, but not limited to, a property’s age, its physical condition, design and appearance, its location and access to transportation, and its ability to offer amenities (e.g., sophisticated systems and/or wiring requirements); (vi) a property’s technological attributes and adaptability to changes in a tenant’s technological needs; (vii) the desirability of the neighborhood as a location; (viii) continued expenses for maintenance, refurbishment and modernization of existing facilities, even prior to their useful life; (ix) a decline in the managerial capacity or prowess of a business operator; (x) the strength of the local economy, including the cost of labor, quality of life and the tax environment; (xi) an adverse impact on the neighborhood’s population, including employment growth (thereby creating demand for office space), each influence the ability of the borrower to repay the loan and the underlying value of the business occupying the property and (xii) acts of God and other factors beyond our control.

Our Adviser and our sourcing channels may not present us with a sufficient volume of investments.

The identification of investments suitable for us is difficult and involves significant uncertainty. There can be no guarantee that our Adviser will identify such investment opportunities. Even if such investments are identified there can be no assurance that they will not decline in value considerably while held by us including, without limitation, as a result of weakness in the credit or other markets (including the commercial real estate market), or other circumstances.

Our Adviser expects to source a substantial volume of our investment opportunities through Silver Point’s investment professionals, internal sourcing platform and external relationships. To the extent these sourcing channels do not present us with a sufficient volume of investment opportunities, or the opportunities presented are not suitable for investment, our results of operations, financial conditions and business may be adversely affected.

Our due diligence investigation may not reveal or highlight all relevant facts that may be necessary or helpful in evaluating an investment opportunity.

Although we will make every effort to conduct appropriate due diligence prior to making an investment, the due diligence process will be subject to inherent limitations. Due diligence may be required to be undertaken on an expedited basis in order to take advantage of available investment opportunities and may require us to rely on limited resources that are available, including information provided by the target of the investment and third-party consultants, legal advisers, accountants and investment banks. As a result, it is uncertain whether the due diligence investigation will reveal or highlight all relevant facts that may be necessary or helpful in evaluating such investment opportunity, and it is likely that there will be cases in which important information was not available or obtained.

Our portfolio securities may not have a readily available market price and, in such a case, we will value these securities at fair value as determined in good faith under procedures adopted for the Fund, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the investment.

The majority of our investments are expected to be in debt instruments that do not have readily ascertainable market prices. The fair value of such debt investments, and other portfolio securities that are not publicly traded or whose market prices are not readily available will be determined in good faith by our Adviser, as the Fund’s valuation designee, under procedures approved by our Board of Trustees. Our Adviser is expected to utilize the services of independent third-party valuation firms in determining the fair value of any securities. Investment professionals from our Adviser may be asked to prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy. The participation of our Adviser in our valuation process could result in a conflict of interest, because our Adviser is receiving a performance-based incentive fee.

Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, it could make it more difficult for investors to value accurately our investments and could lead to undervaluation or overvaluation of our common shares. In addition, the valuation of these types of securities may not reflect what we may actually realize for the sale of the investment and may result in substantial write-downs and earnings volatility.

Our NAV as of a particular date may be materially greater than or less than the value that would be realized if our assets were to be liquidated as of such date. For example, if we were required to sell a certain asset or all or a substantial portion of its assets on a particular date, the actual price that we would realize upon the disposition of such asset or assets could be materially less than the value of such asset or assets as reflected in our NAV. Volatile market conditions could also cause reduced liquidity in the market for certain assets, which could result in liquidation values that are materially less than the values of such assets as reflected in our NAV.

The lack of liquidity in our investments may adversely affect our business.

We expect that a substantial portion of our portfolio will consist of investments in private companies and companies with attributes that may be perceived as more risky or speculative by loan counterparties. These attributes include, but are not limited to: (i) borrowers with an imminent need for capital; (ii) borrowers with complex capital structures; (iii) borrowers undergoing corporate reorganizations or restructurings; (iv) borrowers in out-of-favor or misunderstood industries; and/or (v) borrowers pledging non-traditional assets as security. Our ability to make a fully informed investment decision may be constrained, as there is little public information available about private companies, which also may not have third-party debt ratings or audited financial statements. Insufficient access to information about market comparables may also constrain the quality of the investment decision process. We are dependent on our Adviser to obtain adequate information through due diligence to evaluate the creditworthiness and potential returns from investing in these companies. If we are unable to obtain sufficient material information about the companies in which we invest, we may not make a fully informed investment decision and we may suffer losses.

The illiquidity of our investments in loans to private companies may make it difficult for us to sell such investments if the need arises. Therefore, if we are required to or desire to liquidate all or a portion of our portfolio quickly, we could realize significantly less than the value at which we have recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we hold a significant portion of a business entity’s equity or if we or our Adviser have or could be deemed to have material non-public information regarding that business entity.

Our portfolio may be focused in a limited number of portfolio companies, which will subject us to a risk of significant loss if any of these companies default on their obligations under any of their debt instruments or if there is a downturn in a particular industry.

Our portfolio may be focused in a limited number of portfolio companies and industries. We do not have fixed guidelines for diversification, and while we are not targeting any specific industries, from time to time our investments may be focused on a relatively few industries. As a result, the aggregate returns that we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we are invested could significantly affect its aggregate returns. Market conditions, including increased competition, may also cause our portfolio to be comprised of assets that differ significantly from our expectations.

We may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.

The loans and other investments we make will generally be non-controlling investments, meaning we will not be in a position to control the management, operation and strategic decision-making of the companies in which we invest. To the extent that we do not hold a controlling equity interest in a portfolio company, we are subject to the risk that such portfolio company may make business decisions with which we disagree, and the shareholders and management of such portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity for the debt and equity investments that we typically hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of our investments.

In addition, we may not be in a position to control any portfolio company by investing in its debt securities. As a result, we are subject to the risk that a portfolio company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors.

Securitization of our assets subjects us to various risks.

We have securitized assets to generate cash for funding new investments. We refer to the term “securitize” to describe a form of leverage under which a company such as us (sometimes referred to as an “originator” or “sponsor”) transfers income producing assets to a single-purpose, bankruptcy-remote subsidiary (also referred to as a “special purpose entity” or “SPE”), which is established solely for the purpose of holding such assets and entering into a structured finance transaction. The SPE then issues notes secured by such assets. The special purpose entity issues the notes in the capital markets either publicly or privately to a variety of investors, including banks, non-bank financial institutions and other investors. There may be a single class of notes or multiple classes of notes, the most senior of which carries less credit risk and the most junior of which may carry substantially the same credit risk as the equity of the SPE.

An important aspect of most debt securitization transactions is that the sale and/or contribution of assets into the SPE be considered a true sale and/or contribution for accounting purposes and that a reviewing court would not consolidate the SPE with the operations of the originator in the event of the originator’s bankruptcy based on equitable principles. Viewed as a whole, a debt securitization seeks to lower risk to the note purchasers by isolating the assets collateralizing the securitization in an SPE that is not subject to the credit and bankruptcy risks of the originator. As a result of this perceived reduction of risk, debt securitization transactions frequently achieve lower overall leverage costs for originators as compared to traditional secured lending transactions.

In accordance with the above description, to securitize loans, we have created and, may in future, create one or more wholly-owned subsidiaries and contribute a pool of our assets to such subsidiaries. The SPE is funded with, among other things, whole loans or interests from other pools and such loans may or may not be rated. The SPE then sells its notes to purchasers who are willing to accept a lower interest rate and the absence of any recourse against us to invest in a pool of income producing assets to which none of our creditors would have access. We retain all of the equity in the SPE. An inability to successfully securitize portions of our portfolio or otherwise leverage our portfolio through secured and unsecured borrowings could limit our ability to grow our business and fully execute our business strategy, and could decrease our earnings. However, the successful securitization of portions of our portfolio exposes us to a risk of loss for the equity we retain in the SPE and might expose us to greater risk on our remaining portfolio because the assets we retain may tend to be those that are riskier and more likely to generate losses. A successful securitization may also impose financial and operating covenants that restrict our business activities and may include limitations that could hinder our ability to finance additional loans and investments. The Investment Company Act may also impose restrictions on the structure of any securitizations.

Interests we hold in the SPE are subordinated to the other interests issued by the SPE. As such, we only receive cash distributions on such interests if the SPE has made all cash interest and other required payments on all other interests it has issued. In addition, our subordinated interests are unsecured and rank behind all of the secured creditors, known or unknown, of the SPE, including the holders of the senior interests it has issued. Consequently, to the extent that the value of the SPE’s portfolio of assets has been reduced as a result of conditions in the credit markets, or as a result of defaults, the value of the subordinated interests we retain would be reduced. Securitization imposes on us the same risks as borrowing except that our risk in a securitization is limited to the amount of subordinated interests we retain, whereas in a borrowing or debt issuance by us directly we would be at risk for the entire amount of the borrowing or debt issuance.

We may also engage in transactions utilizing SPEs and securitization techniques where the assets sold or contributed to the SPE remain on our balance sheet for accounting purposes. If, for example, we sell the assets to the SPE with recourse or provide a guarantee or other credit support to the SPE, its assets will remain on our balance sheet. Consolidation would also generally result if we, in consultation with the SEC, determine that consolidation would result in a more accurate reflection of our assets, liabilities and results of operations. In these structures, the risks will be essentially the same as in other securitization transactions but the assets will remain our assets for purposes of the limitations described above on investing in assets that are not qualifying assets and the leverage incurred by the SPE will be treated as borrowings incurred by us for purposes of our limitation on the issuance of senior securities.

We will attribute the borrowing of any SPE that we wholly-own or primarily control that primarily engages in investment activities in securities or other assets to our own borrowings for purposes of the leverage limits under the Investment Company Act, though we will not be a primary control person of any joint venture we may enter into if each joint venture party has equal control of the joint venture.

Our Adviser may have conflicts of interest with respect to potential securitizations in as much as securitizations that are not consolidated may reduce our assets for purposes of determining its investment advisory fee although in some circumstances our Adviser may be paid certain fees for managing the assets of the SPE so as to reduce or eliminate any potential bias against securitizations.

The application of the risk retention rules under Section 941 of the Dodd-Frank Act to CLOs may have broader effects on the CLO and loan markets in general, potentially resulting in fewer or less desirable investment opportunities for us.

Section 941 of the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) added a provision to the Exchange Act, requiring the seller, sponsor or securitizer of a securitization vehicle to retain no less than five percent of the credit risk in assets it sells into a securitization and prohibiting such securitizer from directly or indirectly hedging or otherwise transferring the retained credit risk. The responsible federal agencies adopted final rules implementing these restrictions on October 22, 2014. The risk retention rules became effective with respect to CLOs two years after publication in the Federal Register. Under the final rules, the asset manager of a CLO is considered the sponsor of a securitization vehicle and is required to retain five percent of the credit risk in the CLO, which may be retained horizontally in the equity tranche of the CLO or vertically as a five percent interest in each tranche of the securities issued by the CLO. Although the final rules contain an exemption from such requirements for the asset manager of a CLO if, among other things, the originator or lead arranger of all of the loans acquired by the CLO retain such risk at the asset level and, at origination of such asset, takes a loan tranche of at least 20% of the aggregate principal balance, it is possible that the originators and lead arrangers of loans in this market will not agree to assume this risk or provide such retention at origination of the asset in a manner that would provide meaningful relief from the risk retention requirements for CLO managers.

We believe that the U.S. risk retention requirements imposed for CLO managers under Section 941 of the Dodd-Frank Act has created some uncertainty in the market in regard to future CLO issuance. Given that certain CLO managers may require capital provider partners to satisfy this requirement, we believe that this may create additional risks for us in the future.

On February 9, 2018, a panel of the United States Court of Appeals for the District of Columbia Circuit ruled (the “D.C. Circuit Ruling”) that the federal agencies exceeded their authority under the Dodd-Frank Act in adopting the final rules as applied to asset managers of open-market CLOs. On April 5, 2018, the United States District Court for the District of Columbia entered an order implementing the D.C. Circuit Ruling and thereby vacated the U.S. Risk Retention Rules insofar as they apply to CLO managers of “open market CLOs”.

As a result of this decision, certain CLO managers of “open market CLOs” are no longer required to comply with the U.S. risk retention rules solely because of their roles as managers of “open market CLOs”, and there may be no “sponsor” of such securitization transactions and no party may be required to acquire and retain an economic interest in the credit risk of the securitized assets of such transactions.

There can be no assurance or representation that any of the transactions, structures or arrangements currently under consideration by or currently used by CLO market participants will comply with the U.S. risk retention rules to the extent such rules are reinstated or otherwise become applicable to open market CLOs. Secondary market liquidity for securities comprising a CLO may be negatively impacted due to the effects of the U.S. risk retention rules on market expectations or uncertainty, the relative appeal of other investments not impacted by the U.S. risk retention rules and other factors.

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in order to increase or maintain in whole or in part our equity ownership percentage, exercise warrants, options or convertible securities that were acquired in the original or subsequent financing or attempt to preserve or enhance the value of our investment.

We have discretion to make any follow-on investments, subject to the availability of capital resources. However, doing so could be placing even more capital at risk in existing portfolio companies. We may elect not to make follow-on investments, may be constrained in our ability to employ available funds, or otherwise may lack sufficient funds to make those investments.

The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities or because we are inhibited by compliance with BDC requirements.

Our portfolio companies may prepay loans, which may reduce stated yields in the future if the capital returned cannot be invested in transactions with equal or greater expected yields.

Certain of the loans we make are prepayable at any time, with some prepayable at no premium to par. We cannot predict when such loans may be prepaid. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that permit such company to replace existing financing with less expensive capital. As market conditions change frequently, it is unknown when, and if, this may be possible for each portfolio company. In the case of some of these loans, having the loan prepaid early may reduce the achievable yield for us in the future below the current yield disclosed for our portfolio if the capital returned cannot be invested in transactions with equal or greater expected yields.

Investments in equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

We may purchase common and other equity securities. Although common shares have historically generated higher average total returns than fixed income securities over the long term, common shares also have experienced significantly more volatility in those returns. The equity securities we acquire may fail to appreciate and may decline in value or become worthless, and our ability to recover our investment will depend on our portfolio company’s success. Investments in equity securities involve a number of significant risks, including:

•

any equity investment we make in a portfolio company could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the portfolio company requires additional capital and is unable to obtain it, we may not recover our investment; and

•

in some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of the portfolio company.

Even if the portfolio company is successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we can otherwise sell our investment. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

•	There are special risks associated with investing in preferred securities, including:

•

preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If we own a preferred security that is deferring its distributions, we may be required to report income for tax purposes before we receive such distributions;

•	preferred securities are subordinated to debt in terms of priority to income and liquidation payments, and therefore will be subject to greater credit risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common shares or U.S. government securities; and

•	generally, preferred security holders have no voting rights with respect to the issuing company, subject to limited exceptions.

Additionally, when we invest in first lien senior secured loans, second lien senior secured loans or mezzanine debt, we may acquire warrants or other equity securities as well. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

We may invest, to the extent permitted by law, in the equity securities of investment funds that are operating pursuant to certain exceptions to the Investment Company Act and, to the extent we so invest, will bear our ratable share of any such company’s expenses, including management and performance fees. We will also remain obligated to pay the Management Fee and Incentive Fee to our Adviser with respect to the assets invested in the securities and instruments of such companies. With respect to each of these investments, each of our Shareholders will bear his or her share of the Management Fee and Incentive Fee due to our Adviser as well as indirectly bearing the management and performance fees and other expenses of any such investment funds or advisers.

There may be circumstances in which our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.

If one of our portfolio companies were to go bankrupt, even though we may have structured our interest as senior debt, depending on the facts and circumstances, a bankruptcy court might recharacterize our debt holding as an equity investment and subordinate all or a portion of our claim to that of other creditors. In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender’s liability claim, if, among other things, we actually render significant managerial assistance.

We may be required to obtain various state licenses in connection with our investments, including to originate commercial loans.

We may be required to obtain various state licenses in order to, among other things, originate commercial loans, and may also be required to obtain similar licenses from other authorities, including outside the United States in connection with one or more investments. Applying for and obtaining required licenses can be costly and take several months. There is no assurance that we will obtain all of the licenses that we need on a timely basis. Furthermore, we will be subject to various information and other requirements in order to obtain and maintain these licenses, and there is no assurance that we will satisfy those requirements. The failure to obtain or maintain licenses might restrict investment options and have other adverse consequences.

Significant risks that could affect financial institutions to which we are exposed may affect our business.

We may invest in financial instruments issued by financial institutions, such as investment and commercial banks, insurance companies, savings and loan associations, mortgage originators and other companies engaged in the financial services industry (collectively, “financial institutions”). In addition, financial institutions will act as counterparties in connection with our investment activities. We may also gain exposure to these entities through derivative transactions, including, without limitation, options, credit default swaps and credit linked notes, and through long and short strategies. In the course of conducting their business operations, financial institutions are exposed to a variety of risks that are inherent to the financial services industry, especially small and regional banks who may have significant losses associated with investments that make it difficult to fund demands to withdraw deposits and other liquidity needs. Significant risks that could affect the financial condition and results of operations of financial institutions include, but are not limited to, fluctuations in interest rates, exchange rates, equity and commodity prices and credit spreads caused by global and local market and economic conditions; credit-related losses that can occur as a result of an individual, counterparty or issuer being unable or unwilling to honor its contractual obligations; the potential inability to repay short-term borrowings with new borrowings or assets that can be quickly converted into cash while meeting other obligations; operational failures or unfavorable external events; potential changes to the established rules and policies of various U.S. and non-U.S. legislative bodies and regulatory and exchange authorities, such as federal and state securities, bank regulators and industry participants; risks associated with litigation, investigations and/or proceedings by private claimants and governmental and self-regulatory agencies arising in connection with a financial institution’s activities; and its continuing ability to compete effectively in the market. The impact of these risks on financial institutions to which we are exposed may have an adverse effect on our business.

The financial markets recently experienced volatility in connection with concerns that some banks, especially small and regional banks, may have significant investment-related losses that might make it difficult to fund demands to withdraw deposits and other liquidity needs. Our business and the businesses of our portfolio companies are dependent on bank relationships and we are proactively monitoring the financial health of these relationships. Continued strain on the banking system may adversely impact the business, financial condition and results of operations of us and our portfolio companies. In addition, we and our portfolio companies regularly maintain cash balances at third-party financial institutions in excess of the FDIC insurance limit. If a depository financial institution in which we or our portfolio companies holds cash and cash equivalents fails or if a depository institution is subject to other adverse conditions in the financial or credit markets, thereby impacting access to invested cash or cash equivalents, our financial performance could be adversely affected. Our Adviser will continue to assess the impact of these events on the Fund’s portfolio companies and the Fund.

Our investments in non-traded equity may involve a high degree of business and financial risk.

We may make investments in non-traded equity. These investments may occur as a result of, among other things, direct equity investments and our purchase of debt instruments that convert to equity interests in the event of a reorganization of an entity’s capital structure. Our investments in non-traded equity involve a high degree of business and financial risk. The entities in which we invest in may be financially distressed or have recently emerged from bankruptcy, they may require substantial additional capital to support expansion or to achieve or maintain a competitive position, they may produce substantial variations in operating results from period to period and they may operate at a loss. Such risks may adversely affect the performance of such investments and result in substantial losses. In addition, these entities may require governmental approvals or be subject to licensing procedures in order to operate in their markets. We could be adversely affected by delays in, or refusals to grant, such approvals or licenses.

By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.

As part of our lending activities, we may originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to us, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. There is no assurance that we will correctly evaluate the value of the assets collateralizing our loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that we fund, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by us to the borrower.

We may invest in “covenant-lite” loans, which could have reduced creditor protections.

We may invest in, or obtain exposure to, obligations that are “covenant-lite,” which means such obligations lack, or possess fewer, financial covenants that protect lenders. Covenant-lite agreements feature incurrence covenants, as opposed to more restrictive maintenance covenants. Under a maintenance covenant, the borrower would need to meet regular, specific financial tests, while under an incurrence covenant, the borrower only would be required to comply with the financial tests at the time it takes certain actions (e.g., issuing additional debt, paying a dividend, making an acquisition). A covenant-lite obligation contains fewer maintenance covenants than other obligations, or no maintenance covenants, and may not include terms that allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached. Furthermore, in the event of default, covenant-lite loans may exhibit diminished recovery values as the lender may not have the opportunity to negotiate with the borrower prior to default.

We may be exposed to special risks associated with bankruptcy cases.

Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there can be no assurance that a bankruptcy court would not approve actions that may be contrary to our interests. Furthermore, there are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

Generally, the duration of a bankruptcy case can only be roughly estimated. The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower; it is subject to unpredictable and lengthy delays; and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest its capital adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

U.S. bankruptcy law permits the classification of “substantially similar” claims in determining the classification of claims in reorganization for purposes of voting on a plan of reorganization. Because the standard for classification is vague, there exists a significant risk that our influence with respect to a class of securities can be lost by the inflation of the number and amount of claims in, or other gerrymandering of, the class. In addition, certain administrative costs and claims that have priority by law over the claims of certain creditors (for example, claims for taxes) may be quite high.

Furthermore, there are instances where creditors and equity holders lose their ranking and priority as such when they take over management and functional operating control of a debtor. In those cases where we, by virtue of such action, are found to exercise “domination and control” of a debtor, we may lose our priority if the debtor can demonstrate that its business was adversely impacted or other creditors and equity holders were harmed by us.

Our representatives may serve on creditors’ committees or other groups to ensure preservation or enhancement of our position as a creditor or equity holder. A member of any such committee or group may owe certain obligations generally to all parties similarly situated that the committee represents. If our representatives conclude that the obligations the representatives owe to other parties as a committee or group member conflict with the duties it owes to us, it will resign from that committee or group, and we will not realize the benefits, if any, of participating on the committee or group. In addition, if we are represented on a committee or group, we may be restricted or prohibited under applicable law from, disposing of or increasing our investments in such debtor company while we continue to be represented on such committee or group.

In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender’s liability claim, if, among other things, the borrower requests significant managerial assistance from us and we provide such assistance as contemplated by the Investment Company Act.

Declines in market prices and liquidity in the corporate debt markets can result in significant net unrealized depreciation of our portfolio, which in turn would reduce our NAV.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by our Adviser, as the Fund’s valuation designee, under procedures approved by our Board of Trustees. We may take into account the following types of factors, if relevant, in determining the fair value of our investments: the enterprise value of a portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to similar publicly traded securities and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate our valuation. While most of our investments are not publicly traded, applicable accounting standards require us to assume as part of our valuation process that our investments are sold in a principal market to market participants (even if we plan on holding an investment through its maturity). As a result, volatility in the capital markets can also adversely affect our investment valuations. Decreases in the market values or fair values of our investments are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer unrealized losses, which could have a material adverse impact on our business, financial condition and results of operations.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Our portfolio companies are susceptible to economic downturns or recessions and may be unable to repay our loans during these periods. During these periods our non-performing assets may increase and the value of our portfolio may decrease if we are required to write down the values of our investments. Adverse economic conditions may also decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on the portfolio company’s assets representing collateral for its obligations. This could trigger cross defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt that we hold and the value of any equity securities we own. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of our portfolio companies were to file for bankruptcy protection, even though we or one of our affiliates may have structured our interest in such portfolio company as senior debt, depending on the facts and circumstances, including the extent to which we provided managerial assistance to such portfolio company, a bankruptcy court might re-characterize our debt holding as equity and subordinate all or a portion of our claim to claims of other creditors.

There is a risk that increased interest rates may cause the economy to enter a recession. Any such recession would negatively impact the businesses in which we invest and our business. These impacts may include:

•	severe declines in the market price of our securities or net asset value;

•	inability of the Fund to accurately or reliably value its portfolio;

•

inability of the Fund to comply with certain asset coverage ratios that would prevent the Fund from paying dividends to our shareholders and that could result breaches of covenants or events of default under our credit agreement or debt indentures;

•	inability of the Fund to pay any dividends and distributions or service its debt;

•	declines in the value of our investments;

•	increased risk of default or bankruptcy by the companies in which we invest;

•	increased risk of companies in which we invest being unable to weather an extended cessation of normal economic activity and thereby impairing their ability to continue functioning as a going concern;

•	limited availability of new investment opportunities;

•	inability for us to replace our existing leverage when it becomes due or replace it on terms as favorable as our existing leverage; and

•	general threats to the Fund’s ability to continue investment operations and to operate successfully as a BDC.

Our portfolio companies may be highly leveraged.

Some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. This leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Our investments in non-U.S. companies may involve significant risks in addition to the risks inherent in U.S. investments.

Our investment strategy, to the extent permissible under the Investment Company Act, may include potential investments in foreign companies and in companies whose principal assets, including real estate, are located in foreign countries. Investing in non-U.S. companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of non-U.S. taxes (potentially at confiscatory levels), less liquid markets, less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.

Our investments that are denominated in a non-U.S. currency will be subject to the risk that the value of a particular currency will change in relation to the U.S. dollar. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us.

We will be exposed to risks if we engage in hedging transactions.

Subject to application of the Investment Company Act and applicable CFTC regulations, we may enter into hedging transactions, which may expose us to risks associated with such transactions. However, such hedging transactions are not expected to play a significant role in our overall investment strategy. Such hedging may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Use of these hedging instruments may include counter-party credit risk.

Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of any hedging transactions we may enter into will depend on our ability to correctly predict movements in currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to (or be able to) establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations. See also “—Risks Relating to Our Business and Structure—We are exposed to risks associated with changes in interest rates.”

Other risks associated with such transactions include, among others, the possible default by the counterparty to the transaction and the illiquidity of the instrument acquired by us relating thereto. Although such transactions may reduce our exposure to, among other things, decreases in the value of investments, the costs and risks associated with these arrangements may reduce the returns that we would have otherwise achieved if we had not entered into these transactions. In addition, although such hedging transactions may hedge economic risks, they may not be effective hedges for tax purposes. For example, the tax character of the gain or loss on the hedging transaction may differ from the character of the gain or loss on the investment or the timing of the gain or loss for tax purposes may differ between the hedging transaction and the investment. Changes to the regulations applicable to the financial instruments we use to accomplish our hedging strategy could affect the effectiveness of that strategy. For additional information on these regulatory changes, see “—Risks Relating to Our Business and Structure—New market structure requirements applicable to derivatives could significantly increase the costs of utilizing OTC derivatives.”

With respect to any investments in synthetic instruments, we will have a contractual relationship only with the synthetic instrument counterparty, and no direct rights with respect to the underlying asset. We may not have any voting, information, or other rights of ownership with respect to the underlying asset. In addition, we will be subject to the credit risk of the synthetic instrument counterparty, and, in the event of the insolvency of such counterparty, we generally will be treated as a general creditor of such counterparty, and will not have any claim of title with respect to the underlying asset.

Finally, Rule 18f-4 under the Investment Company Act will constrain our ability to use swaps and other derivatives. The Fund intends to qualify as a “limited derivatives user” under the rule, which will require the Fund to limit its derivatives exposure to 10% of its net assets at any time, excluding certain currency and interest rate hedging transactions. If the Fund does not qualify as a limited derivatives user, the rule will impose certain requirements on the Fund, including forcing us to reduce our use of derivatives if the value-at-risk of our investment portfolio, including our swap or derivative positions, exceeds 200 percent of a “designated reference portfolio,” which is a designated index that is unleveraged and reflects the market or asset classes in which we invest or our securities portfolio. If we could not identify a suitable reference portfolio, our value-at-risk would not be permitted to exceed 20% of our net assets. In addition, we would be required under the rule to establish a risk management program for our use of swaps or other derivative positions. Based on our anticipated use of derivatives primarily for interest rate hedging purposes, we expect to qualify as a limited derivatives user under the rule. However, we cannot assure investors that we will be treated as a limited derivatives user or that our approach to our use of derivatives will not change.

There are special risks associated with derivative instruments we may enter into.

We may enter into derivative transactions for hedging and other investment purposes. Derivative instruments come in many varieties, including futures and forward contracts, options (both written and purchased) total return swaps (“TRSs”), interest rate, swaps and swaptions. For example, in certain situations, we expect to enter into currency hedges with such instruments. The derivatives may be exchange-listed, centrally-cleared or traded OTC. In connection with trading in exchange-listed or centrally-cleared instruments, we are subject to the risk of failure of any of the clearinghouses or clearing members through which its positions are cleared. OTC derivative instruments may be subject to the risk that a counterparty will default on its payment obligations or that one party will not be able to meet its obligations to the other. Furthermore, in certain derivative transactions, we will be required to post collateral to secure our obligations to a counterparty or clearing member under the transaction. The counterparty or clearing member, however, may not be required to collateralize any of its obligations to us. Requirements to post collateral may expose us to the risk that we will not have sufficient unencumbered cash or securities to satisfy those collateral requirements and the risk that our counterparty or clearing member will fail to return excess collateral. Depending on the extent to which we are required to collateralize our derivatives positions, those positions may effectively add leverage to our portfolio by exposing us to changes in the value of the derivative’s underlier in excess of the amount that we have invested in the derivative. Furthermore, an OTC derivative instrument may contain optional early termination provisions that require a cash settlement. It is possible that we will owe more to the counterparty or, alternatively, will be entitled to receive less from the counterparty than if we controlled the timing of such termination due to the existence of adverse market conditions at the time of such termination.

With respect to leverage embedded in derivative instruments, we may be subject to major losses in the event that we are forced to liquidate positions at a disadvantageous time. Furthermore, the credit extended to us by dealers to maintain our leveraged positions can be terminated by the dealers largely in their discretion, forcing liquidation at potentially material losses.

Changes to the regulations applicable to derivatives could affect our ability to use these instruments and the costs of doing so. For additional information on these regulatory changes, see “—Risks Relating to Our Business and Structure—New market structure requirements applicable to derivatives could significantly increase the costs of utilizing OTC derivatives.”

Original Issue Discount and Payment-in-kind Interest may affect our Incentive Fees.

Original issue discount (“OID”) may arise if we hold securities issued at a discount (interest income will be accrued that will not be received in cash until maturity or sale). Also, certain loans may include contractual payment-in-kind (“PIK”) interest (interest paid in the form of additional principal amount of the loan instead of in cash). The income part of the Incentive Fee will be calculated and paid on income that may include OID or PIK provisions. Additionally, the market prices of PIK instruments are more volatile because they are affected to a greater extent by interest rate changes than instruments that pay interest periodically in cash. The higher yields and interest rates of both OID and PIK securities reflect the payment deferral and increased credit risk associated with such securities, and OID and PIK investments may represent a significantly higher credit risk than coupon loans. Even if the accounting conditions for income accrual are met, the borrower could still default when actual payment to us is supposed to occur at the maturity of the obligation. OID and PIK securities may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. PIK interest has the effect of generating investment income at a compounding rate and increasing the incentive fees payable on the same basis. In addition, the deferral of PIK interest may increase the loan to value at a compounding rate, assuming no change in the underlying value of the borrower. Depending on the amount of noncash income generated by OID and PIK, we may have difficulty making distributions. OID and PIK securities create the risk that incentive fees will be paid to our Adviser based on non-cash accruals that ultimately may not be realized, but our Adviser will be under no obligation to reimburse the Fund for these fees. However, to extent we write off any non-cash accruals, such accruals will be treated as a capital loss for purposes of the capital gains part of the Incentive Fee.

We may at times invest in high-quality short-term investments, which will generate lower rates of return than those expected from the interest generated on first and second lien senior secured loans and mezzanine debt.

We may at times invest in cash equivalents, U.S. government securities and other high-quality short-term investments. These securities generally earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective. As a result, we may not, for a time, be able to achieve our investment objective and/or we may need to, for a time, decrease the amount of any dividend that we may pay to our Shareholders to a level that is substantially lower than the level that we expect to pay when the net proceeds of offerings are fully invested in accordance with our investment objective. If we do not realize yields in excess of our expenses, we may incur operating losses and the market price of our shares may decline.

Risks Relating to Our Common Shares

Investing in our common shares involves a significant degree of risk.

The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and volatility or loss of principal. Our investments in portfolio companies may be speculative and involve significant risk, and therefore an investment in our common shares may not be suitable for some investors.

Our common shares will not be insured or guaranteed by any person or entity.

The Fund will have no substantial assets other than the Fund’s investments. In the event of the dissolution of the Fund or otherwise, if the proceeds of the Fund’s assets are insufficient to repay capital contributions made to the Fund by the Shareholders, no other assets will be available for the payment of any deficiency. Neither our Adviser nor its affiliates has any liability for the repayment of capital contributions made to the Fund by the Shareholders. Shareholders could experience a total loss of their investment in the Fund.

A small number of Shareholders hold 34.1% of our common shares. They will be able to exert significant control over matters submitted to our Shareholders for approval.

As of the date of this Registration Statement, a small number of Shareholders hold 34.1% of our common shares. If their holdings are not materially diluted by subsequent closings, they will be able to exert significant control over matters submitted to our Shareholders for approval. It is also possible that one or a relatively small number of investors that purchase common shares in this offering will hold a significant number of our outstanding common shares and be able to exert significant control over matters submitted to our Shareholders for approval. These Shareholders, if they acted together, could significantly influence matters requiring approval by our Shareholders, including the election of Trustees and the approval of certain business combination transactions. The interests of these Shareholders may not always coincide with our interests or the interests of other Shareholders.

Our common shares are not registered for sale under the securities laws of any jurisdiction and therefore are subject to restrictions on transfer under the Securities Act and any similar U.S. state or non-U.S. laws, as applicable.

The Fund is under no obligation to register the common shares under the Securities Act. Common shares may not be transferred, assigned, pledged or otherwise disposed of without the prior written consent of the Fund. Common shares may be transferred only to other qualified investors. The Fund may, in its discretion, choose not to permit a transfer of common shares to the extent that such transfer would create a risk that the assets of the Fund could be deemed to be “plan assets” within the meaning of the regulation promulgated by the United States Department of Labor at 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA), which assets are subject to Title I of ERISA and/or Section 4975 of the Internal Revenue Code of 1986, as amended. Consequently, a Shareholder cannot expect to liquidate its investment readily and must bear the economic risk of its investment for an indefinite period of time.

No market exists for the common shares of the Fund, and it is possible that none develops.

Neither the Adviser, any placement agent nor any other person is under any obligation to make a market in the common shares of the Fund. Consequently, a purchaser must be prepared to hold the common shares for an indefinite period of time or until the termination date of the Fund. In addition, the common shares are subject to certain transfer restrictions and can only be transferred to certain transferees as described herein. Such restrictions on the transfer of the common shares may further limit the liquidity of the common shares.

We may in the future determine to issue preferred shares, which could adversely affect the market value of our common shares.

The issuance of preferred shares with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred shares could adversely affect the market value of our common shares by making an investment in the common shares less attractive. In addition, the dividends on any preferred shares we issue must be cumulative. Payment of dividends and repayment of the liquidation preference of preferred shares must take preference over any distributions or other payments to our common Shareholders, and holders of preferred shares are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference (other than convertible preferred shares that convert into common shares). If the dividend rate on the preferred shares were to exceed the net rate of return on our portfolio, the leverage would result in a lower rate of return to the holders of common shares than if we had not issued preferred shares. Any decline in the net asset value of our investments would be borne entirely by the holders of common shares. Therefore, if the market value of our portfolio were to decline, the leverage would result in a greater decrease in net asset value to the holders of common shares than if we were not leveraged through the issuance of preferred shares. This greater net asset value decrease would also tend to cause a greater decline in the market value for the common shares. We might be in danger of failing to maintain the required asset coverage of the preferred shares or of losing our rating on the preferred shares or, in an extreme case, our current investment income might not be sufficient to meet the dividend requirements on the preferred shares, In order to counteract such an event, we might need to liquidate investments in order to fund a redemption of some or all of the preferred shares. In addition, under the Investment Company Act, participating preferred shares and preferred shares each constitute a “senior security” for purposes of the asset coverage test.

Although we do not currently intend to issue preferred shares, we may seek to do so in the future. If we issue preferred shares, the preferred shares would rank “senior” to common shares in our capital structure, holders of preferred shares would have separate voting rights on certain matters and might have other rights, preferences, or privileges more favorable than those of our Shareholders, and the issuance of preferred shares could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common shares or otherwise be in their best interest. Should we issue preferred shares, the cost of issuing and servicing such preferred shares will be borne solely by our Shareholders.

We may not be able to pay you distributions on our common shares, and our distributions to you may not grow over time.

We intend to pay quarterly distributions to our Shareholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. If we are unable to satisfy the asset coverage test applicable to us as a BDC, or if we violate certain covenants under our credit agreements and other debt financing agreements, our ability to pay distributions to our Shareholders could be limited. All distributions will be paid at the discretion of our Board of Trustees and will depend on our earnings, financial condition, compliance with applicable BDC regulations, compliance with covenants under our credit agreements and other debt financing agreements and such other factors as our Board of Trustees may deem relevant from time to time.

Changes in tax laws could affect our business or an investment in our common shares.

Developments in the tax laws of the United States or other jurisdictions, which may be applied retroactively, could have an adverse effect on the tax consequences to the Fund and holders of its common shares. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Recent or future legislation, U.S. Treasury regulations, administrative interpretations or court decisions, with or without retroactive application, could significantly and negatively affect the U.S. federal income tax consequences to the Fund and its investors. You are urged to consult with your tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in the Fund.

U.S. Federal Income Tax Risks

Certain U.S. Federal Income Tax Risks Relating to Investing in a BDC

Failure to Qualify as a RIC or Satisfy RIC Distribution Requirement. To obtain and maintain RIC tax treatment under Subchapter M of the Code, the Fund must, among other things, meet annual distribution, income source and asset diversification requirements. If it does not qualify for or maintain RIC tax treatment for any reason and thus becomes subject to corporate income tax, the resulting corporate taxes could substantially reduce its net assets, the amount of income available for distribution and the amount of its distributions.

Private BDC Phantom Income. For U.S. federal income tax purposes, the Fund may be required to recognize taxable income in circumstances in which it does not receive a corresponding payment in cash. For example, if the Fund holds debt obligations that are treated under applicable tax rules as having original issue discount (such as zero coupon securities, debt instruments with payment in kind interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), the Fund must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. The Fund may also have to include in income other amounts that it has not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock, or it may engage in transactions, including debt modifications or exchanges, that require it to recognize income without the corresponding receipt of cash. The Fund anticipates that a portion of its income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash. Further, the Fund may elect to amortize market discount and include such amounts in its taxable income in the current year, instead of upon disposition, as an election not to do so would limit its ability to deduct interest expenses for tax purposes.

Because any original issue discount or other amounts accrued will be included in its investment company taxable income for the year of the accrual, the Fund may be required to make a distribution to the shareholders in order to satisfy the annual distribution requirement, even though it will not have received any corresponding cash amount. As a result, the Fund may have difficulty meeting the annual distribution requirement necessary to qualify for and maintain RIC tax treatment under Subchapter M of the Code. It may have to sell some of its investments at times and/or at prices it would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If the Fund is not able to obtain cash from other sources, it may not qualify for or maintain RIC tax treatment or, even if it maintains such treatment, may not be able to distribute all of its income and gain, and thus may become subject to corporate-level income tax.

Publicly Offered Regulated Investment Company Status. A “publicly offered regulated investment company” or “publicly offered RIC” is a RIC whose shares are either (i) continuously offered pursuant to a public offering within the meaning of Section 4 of the Securities Act, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. Although we expect to be treated as “publicly offered,” no assurances can be given that we will be publicly offered in any given taxable year. If the Fund is a RIC that is not a publicly offered RIC for any period, a non-corporate shareholder’s allocable portion of certain expenses, including its management fees, will be treated as an additional distribution to the shareholder and will be treated as miscellaneous itemized deductions that are, under current law, not deductible by any such shareholder.

Investments may be subject to Corporate-Level Income Tax. The Fund may invest in certain debt and equity investments through taxable subsidiaries and the taxable income of these taxable subsidiaries will be subject to federal and state corporate income taxes. The Fund may invest in certain foreign debt and equity investments which could be subject to foreign taxes (such as income tax, withholding and value added taxes).

Preferred Shares or Borrowings. If the Fund utilizes leverage through the issuance of preferred shares or borrowings, it may be restricted by certain covenants with respect to the declaration of, and payment of, dividends on shares in certain circumstances. Limits on the Fund’s payments of dividends on shares may prevent the Fund from meeting the distribution requirements described above, and may, therefore, jeopardize the Fund’s qualification for taxation as a RIC or possibly subject the Fund to income or excise taxes on undistributed income. The Fund will endeavor to avoid restrictions on its ability to make dividend payments.

Uncertain Tax Treatment. The Fund expects to invest in debt securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Investments in these types of instruments may present special tax issues for the Fund. U.S. federal income tax rules are not entirely clear about issues such as when the Fund may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Fund, to the extent necessary, to preserve its status as a RIC and to distribute sufficient income to not become subject to U.S. federal income tax.

Legislative or Regulatory Tax Changes. At any time, the federal income tax laws governing RICs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws, regulations or interpretations may take effect retroactively and could adversely affect the taxation of us or our shareholders. Therefore, changes in tax laws, regulations or administrative interpretations or any amendments thereto could diminish the value of an investment in our common shares or the value or the resale potential of our investments.

Withholding Tax. A shareholder may be subject to U.S. federal dividend withholding tax on our distributions unless a withholding tax exemption applies. A shareholder may also be subject to U.S. federal withholding tax if it does not comply with applicable U.S. tax requirements to certify its status for U.S. tax purposes. Amounts that are withheld, to the extent in excess of the shareholder’s U.S. federal income tax liability, can generally be recovered by filing a U.S. federal income tax return; however, the administrative burden and cost of filing such a U.S. federal income tax return may outweigh the benefit of recovering such amounts.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information in this section contains forward-looking statements that involve risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Please see “Item 1A. Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the consolidated financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Overview

We were organized under the laws of the State of Maryland on June 5, 2024 and began operations on October 24, 2024 as a private fund. On February 2, 2026, we elected to be treated as a BDC under the Investment Company Act, and expect to elect to be treated as a RIC for federal income tax purposes as soon as reasonably practical. As such, we are required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in Qualifying Assets, source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our investment company taxable income and tax-exempt interest.

We are a specialty lending company that is a closed-end management investment company. We reserve the right to operate as a non-diversified company within the meaning of the Investment Company Act. However, our portfolio currently meets, and may from time to time in the future meet, the diversification standards of a diversified company as defined in the Investment Company Act.

Our investment objective is to achieve attractive risk-adjusted returns primarily in middle market lending opportunities. It is anticipated that the majority of the Fund will be invested in senior secured debt, though the Fund may also make investments in other assets. We define “middle market companies” to generally mean companies with EBITDA between $50 million and $200 million annually and/or enterprise value between $150 million and $2 billion at the time of investment. We may also, from time to time, invest in larger or smaller companies. In seeking to achieve our investment objective, we may also invest across a broad range of industries. We will invest primarily in first-lien debt, but may also invest in second lien debt, mezzanine and unsecured debt, equity, structured credit, and derivatives depending on the opportunity set and market environment.

If we are successful in achieving our investment objective, we believe that we will be able to provide our Shareholders with consistent dividend distributions and attractive risk-adjusted total returns, although there can be no assurances in this regard. Since we commenced investment operations on October 24, 2024, through December 31, 2025, we have invested over $359.9 million in 50 portfolio companies, excluding any subsequent exits or repayments. As of December 31, 2025, the fair value of our portfolio was invested approximately 96.3% in first lien secured debt, 2.4% in second lien debt and 1.3% in secured bonds.

The investment objectives, policies, guidelines and restrictions of the Fund during the Private Fund Phase are in all material respects equivalent to those of the Fund following the Private Fund Phase. The Fund was not subject to limitations, diversification requirements and other restrictions imposed by the Investment Company Act and the Internal Revenue Code, which, if applicable, may have adversely affected its performance results during the Private Fund Phase. Since the Fund was taxed as a partnership during the Private Fund Phase, before and after-tax returns were substantially the same.

For the period of October 24, 2024 (commencement of operations) to December 31, 2025, the total return of the Fund was 10.27%.

Key Components of Our Results of Operations

Investments

We focus primarily on targeting direct lending opportunities to U.S. middle market companies throughout the business cycle. Our level of investment activity can and does vary substantially from period to period depending on many factors, including the amount of debt and equity capital available to middle market companies, the level of merger and acquisition activity for such companies, the prevailing economic and market environment, the amount of capital we have available to us and the competitive environment for the type of investments we make.

As a BDC, we must not acquire any assets other than “qualifying assets” specified in the Investment Company Act unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Pursuant to rules adopted by the SEC, “eligible portfolio companies” include certain U.S. companies that do not have any securities listed on a national securities exchange and public companies whose securities are listed on a national securities exchange but whose market capitalization is less than $250 million. See “Item 1. Business—Regulation.”

Because our shares will not be limited to accredited investors with an initial investment of at least $25,000, other than CLOs, we must limit our investments in any types of entities that rely on the exceptions set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (including, but not limited to, hedge funds and private equity funds) to no more than 15% of our net assets.

As of December 31, 2025, the fair value of the Fund’s total assets was comprised of approximately 77.7% of “qualifying assets” under Section 55(a) of the Investment Company Act.

Revenues

We generate revenue primarily in the form of interest income on the investments we hold and, to a lesser extent, capital gains on the sales of loans and debt and equity securities and dividend income on direct equity investments. In addition, we generate revenue in the form of commitment, origination, structuring or diligence fees, fees for providing managerial assistance, consulting fees and prepayment fees.

Interest and dividend income are recorded on an accrual basis. Loan origination fees, original issue discount and market discounts or premiums are capitalized, and we accrete or amortize such amounts to income. We record contractual prepayment premiums and the acceleration of unamortized premiums or discounts on loans and debt securities as income, which can cause investment income to vary quarter by quarter.

Interest on debt investments is generally payable monthly or quarterly. Some of our investments provide for deferred interest payments or payment-in-kind (“PIK”) interest. The principal amount of debt investments and any accrued but unpaid interest generally becomes due at the maturity date. Generally a small but varied number of portfolio companies may make voluntary prepayments in any quarter, meaning that changes in the amount of prepayment fees received can vary significantly between periods and can vary without regard to underlying credit trends. Repayments of our debt investments can reduce interest income from period to period.

We recognize realized gains or losses on sales of investments based on the difference between the net proceeds from the disposition and the amortized cost basis of the investment at time of disposition, without regard to unrealized gains or losses previously recorded. We record changes in unrealized gain or loss on investments based on the current period changes in fair value of investments inclusive of the reversal of previously recorded unrealized gains or losses with respect to investments realized during the current period.

Expenses

Our primary operating expenses include the payment of fees to our Adviser under the Advisory Agreement and interest and financing costs incurred from our credit facilities. Additionally, we bear other costs and expenses of our operations, administration and transactions, including, but not limited to, the following:

•	our operational expenses;

•	investment advisory and management fees;

•	expenses, including travel expenses, incurred by our Adviser, or members of our investment team, or payable to third parties, in respect of prospective or consummated investments;

•	amounts payable to third parties relating to, or associated with, making or holding investments, including legal, tax, consulting and other professional expenses;

•	commissions and other compensation payable to brokers or dealers;

•	transfer agent and custodial fees;

•	certain taxes;

•	direct costs and expenses of administration, including audit, accounting, consulting and legal costs;

•	liability insurance for Trustees and officers and any other insurance premiums;

•	interest payable on debt incurred to finance our investments;

•	calculation of our net asset value (including the costs and expenses of any independent valuation firms);

•	Independent Trustee fees and expenses;

•	certain costs and expenses relating to distributions paid on our shares;

•

the costs of any reports, proxy statements or other notices to our Shareholders, the SEC and other regulatory authorities (including printing and mailing costs), the costs of any Shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; and

•	our fidelity bond.

We bear other costs and expenses of our operations and transactions in accordance with and as set forth in more detail in our Advisory Agreement. See “Item 1. Business—Advisory Agreement” and “—Administrative Services.”

Portfolio and Investment Activity

As of December 31, 2025, our investment portfolio consisted of secured debt with an aggregate fair value of $340.5 million and an aggregate amortized cost of $339.7 million. As of that date, our portfolio on a fair value basis was invested 96.3% in first lien debt, 2.4% in second lien debt, 1.3% in secured bonds and 0.0% in equities and warrants.

The table below summarizes our investments as of December 31, 2025 and December 31, 2024.

	December 31, 2025			December 31, 2024
($ in millions)*	Amortized Cost	Fair Value	Percentage of Total Fair Value	Amortized Cost	Fair Value	Percentage of Total Fair Value
First lien debt	$327.2	$328.0	96.3%	$65.1	$65.2	100.0%
Second lien debt	8.2	8.1	2.4%	—	—	0.0%
Secured bonds	4.3	4.4	1.3%	—	—	0.0%
Equities and warrants	0.0	0.0	0.0%	—	—	0.0%

Total	$339.7	$340.5	100.0%	$65.1	$65.2	100.0%

As of December 31, 2025, we had investments in 49 portfolio companies, with an aggregate fair value of $340.5 million. As of December 31, 2025, our portfolio has an average portfolio company investment size of $6.9 million based on fair value. For the year ended December 31, 2025 the average aggregate investment portfolio size based on fair value was $141.9 million.

As of December 31, 2024, we had investments in 12 portfolio companies, with an aggregate fair value of $65.2 million. As of December 31, 2024, our portfolio has an average portfolio company investment size of $5.4 million based on fair value. For the period October 24, 2024 (commencement of operations) through December 31, 2024 the average aggerate investment portfolio size based on fair value was $28.3 million.

For the year ended December 31, 2025, we funded $280.2 million in 38 new portfolio companies and $14.4 million in existing portfolio companies. For this period, the weighted average term for investments in new portfolio companies was 4.9 years and we received $20.9 million of aggregate repayments, paydowns and sales.

For the period October 24, 2024 (commencement of operations) through December 31, 2024, we funded $65.3 million in 12 new portfolio companies and $0 in existing portfolio companies. For this period, the weighted average term for new investments in new portfolio companies was 5.2 years, and we received $0.2 million of aggregate repayments, paydowns and sales.

Our investment activity for year ended December 31, 2025 and the period October 24, 2024 (commencement of operations) through December 31, 2024 is presented below:

($ in millions)*	For the year ended December 31, 2025	For the period October 24, 2024 (commencement of operations) through December 31, 2024
Investment Fundings:
New purchases	$280.2	$65.3
Follow-ons	14.4	—
Total Investment Fundings	294.6	65.3
Investments funded:
First-lien debt	$282.1	$65.3
Second-lien debt	8.1	—
Other secured debt	4.3	—
Equities	0.0	—
Other investments	—	—
Total	294.6	65.3
Investments sold or repaid:
First-lien debt	$20.8	$0.2
Second-lien debt	—	—
Other secured debt	0.1	—
Equities	—	—
Other investments	—	—
Total	20.9	0.2
Number of new investment commitments in new portfolio companies	38	12
Average new investment fundings in new portfolio companies	$7.4	$4.3
Weighted average term (years) for new investments in new portfolio companies	4.9	5.2
Percentage of new floating rate investments at fair value	96.4%	100.0%
Percentage of new fixed rate investments at fair value	3.6%	0.0%
Weighted average yield of new investments at fair value	9.5%	10.9%
Weighted average spread over SOFR of new floating rate investments at fair value	5.2%	5.9%

(*)	Totals may not foot due to rounding.

The weighted average yields and interest rates of our debt investments at fair value, as of December 31, 2025 and December 31, 2024 were as follows:

	December 31, 2025	December 31, 2024
Weighted average total yield of performing debt investments	9.7%	10.9%
Weighted average interest rate of performing debt investments	9.7%	10.4%
Weighted average spread over SOFR of floating rate performing investments	5.3%	5.9%

Portfolio Monitoring

Our Adviser monitors our portfolio companies on an ongoing basis. Our Adviser has several methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

•	Assessment of success in adhering to the portfolio company’s business plan and compliance with covenants;

•	Periodic or regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor to discuss financial position, requirements and accomplishments;

•	Comparisons to our other portfolio companies in the industry, if any;

•	Attendance at and participation in board meetings or presentations by portfolio companies;

•	Review of monthly and quarterly financial statements and financial projections of portfolio companies; and

•	Quarterly portfolio review process to review performance and outlook relative to the original investment thesis and expectations.

Results of Operations

Results of operations for the year ended December 31, 2025 and the period October 24, 2024 (commencement of operations) through December 31, 2024 were as follows:

($ in millions)*	For the year ended December 31, 2025	For the period October 24, 2024 (commencement of operations) through December 31, 2024
Total investment income	$14.9	$0.7
Less: Net expenses	7.5	1.6
Net investment income	7.4	(0.8)
Net realized gain (loss)	(0.1)	—
Net change in unrealized gain (loss)	0.7	0.1

Net increase (decrease) in net assets and partners’ capital resulting from operations	$7.9	$(0.7)

(*)	Totals may not foot due to rounding.

Investment Income

Investment income for the year ended December 31, 2025 and the period October 24, 2024 (commencement of operations) through December 31, 2024 were as follows:

($ in millions)*	For the year ended December 31, 2025	For the period October 24, 2024 (commencement of operations) through December 31, 2024
Interest income	$14.8	$0.7
Dividend income	—	—
PIK interest income	0.1	—
Other income	0.0	—

Total investment income	$14.9	$0.7

(*)	Totals may not foot due to rounding.

For the year ended December 31, 2025, total investment income was $14.9 million, driven by the continued deployment of capital. The average size of our investment portfolio at fair value was $141.9 million for the year ended December 31, 2025 and the weighted average yield on the debt and income producing portfolio at fair value was 9.7%.

For the period from October 24, 2024 (commencement of operations) to December 31, 2024, total investment income was $0.7 million, driven by the initial deployment of capital. The average size of our investment portfolio at fair value was $37.8 million for the period ended December 31, 2024 and the weighted average yield on the debt and income producing portfolio at fair value was 10.9%.

Expenses

Operating expenses for the year ended December 31, 2025 and the period October 24, 2024 (commencement of operations) through December 31, 2024 were as follows:

($ in millions)*	For the year ended December 31, 2025	For the period October 24, 2024 (commencement of operations) through December 31, 2024
Interest and financing expenses	$6.7	$0.5
Origination fee	—	0.7
Professional fees	1.3	0.2
Administration fees	0.9	0.2
Other general and administrative expenses	0.1	0.0
Organization expenses	—	0.8
Total expenses	$9.0	$2.4

Expense support	(0.8)	(0.8)
Origination fee waiver	(0.7)	—

Net Expenses	$7.5	$1.6

(*)	Totals may not foot due to rounding.

For the year ended December 31, 2025, net expenses were $7.5 million, primarily attributable to interest and financing expenses. Interest and financing expenses were driven by $80.5 million of average borrowings at a total annualized cost of 8.34%. No management and incentive fees were incurred. Total expenses were partially offset by $0.8 million of expense support and $0.7 million of origination fee waiver. The Adviser agreed to irrevocably waive origination fees from the Fund’s commencement in 2025 and the Fund recorded the waiver on January 1, 2025.

For the period from October 24, 2024 (commencement of operations) to December 31, 2024 net expenses were $1.6 million, primarily attributable to interest and financing expenses and origination fees. Interest and financing expenses were driven by $22.8 million of average borrowings at a total annualized cost of 11.0%. Origination fees accrued at 1% of the aggregate amount of investments committed and entered into by the Fund during the period. No management and incentive fees were incurred. Total expenses were partially offset by $0.8 million of expense support.

Net Realized Gain (Loss) and Net Change in Unrealized Appreciation (Depreciation)

We fair value our portfolio investments monthly and any changes in fair value are recorded as unrealized appreciation or depreciation. Upon exit of an investment, we reverse the unrealized appreciation or depreciation and recognize realized gain or loss, if any.

For the year ended December 31, 2025 and the period October 24, 2024 (commencement of operations) through December 31, 2024, net gain (loss) is summarized below:

	For the year ended December 31, 2025			For the period October 24, 2024 (commencement of operations) through December 31, 2024
($ in millions)*	Gains / Appreciation	Losses / Depreciation	Net Capital Gains / Losses	Gains / Appreciation	Losses / Depreciation	Net Capital Gains / Losses
Realized	$0.0	$(0.1)	$(0.1)	$—	$—	$—
Change in Unrealized	2.7	(2.0)	0.7	0.1	(0.0)	0.1

Net Capital Gains / Losses	$2.7	$(2.1)	$0.6	$0.1	$(0.0)	$0.1

(*)	Totals may not foot due to rounding.

For the year ended December 31, 2025, we recognized $2.7 million of gross unrealized gains on investments and $2.0 million of gross unrealized losses on investments, including the impact of transferring unrealized to realized gains (losses), resulting in net change in unrealized gains of $0.7 million.

For the period from October 24, 2024 (inception) to December 31, 2024, we recognized gross unrealized gains on investments of $0.1 million and $0.0 million of gross unrealized losses on investments, including the impact of transferring unrealized to realized gains (losses), resulting in net change in unrealized gains of $0.1 million.

Derivatives and Hedging

In the normal course of business, the Fund has commitments and risks resulting from its investment transactions, which may include those involving derivative instruments. Derivative instruments are measured in terms of the notional contract amount and derive their value based upon one or more underlying instruments. While the notional amount gives some indication of the Fund’s derivative activity, it generally is not exchanged, but is only used as the basis on which interest and other payments are exchanged. Derivative instruments are subject to various risks similar to non-derivative instruments including market, credit, liquidity, and operational risks. The Fund manages these risks on an aggregate basis as part of its risk management process.

The Fund seeks to manage the currency risks associated with investments denominated in currencies other than U.S. dollars by using foreign currencies and entering into foreign currency forward contracts. In a foreign currency forward contract, the Fund agrees to recover or deliver a fixed quantity of one currency for another at a pre-determined price at a future date. The foreign currency forward contracts are recorded at fair value. The Fund does not utilize hedge accounting and as such, realized and unrealized gains and losses on foreign currency forward contracts are included on the consolidated statements of operations.

Additionally, the Fund seeks to mitigate interest rate risk associated with fixed rate investments by entering into interest rate swaps. Interest rate swaps are recorded at fair value and are presented either as a derivative asset or a derivative liability on the Fund’s consolidated statements of assets and liabilities, depending on the nature of the balance at period end. Changes in the fair value of the interest rate swaps are presented as part of change in unrealized appreciation (depreciation) on the consolidated statements of operations for interest rate swaps not designated as hedging instruments. Interest rate swap agreements are derived using daily swap curves and models that incorporate a number of market data factors, such as discounted cash flows, trades and values of the underlying reference instruments. The fair value of the interest rate swaps does not take into account collateral posted which is recorded separately as due to or due from broker on the Fund’s consolidated statements of assets and liabilities, depending on the nature of the balance at period end.

Financial Condition, Liquidity and Capital Resources

Our liquidity and capital resources are derived primarily from advances from our credit facilities, cash flows from operations and through the commitment period, proceeds from subscriptions. The primary uses of our cash and cash equivalents are investments, costs of operations, debt service, repayment and other financing costs and distributions to investors.

We may from time to time enter into additional credit facilities, increase the size of existing facilities or issue debt and convertible debt securities. Any such incurrence or issuance would be subject to prevailing market conditions, our liquidity requirements, contractual and regulatory restrictions and other factors. As of December 31, 2025 and December 31, 2024, our asset coverage ratio was 311% and 128%. We have carefully considered our unfunded portfolio commitments for the purpose of planning our capital resources and liquidity including our financial leverage. As of December 31, 2025 and December 31, 2024, our unfunded portfolio commitments were approximately $18.0 million and $3.2 million. Further, we maintain sufficient cash and borrowing capacity to cover any short term funding requirements.

Cash as of December 31, 2025 and December 31, 2024, taken together with cash available from our credit facilities, is expected to be sufficient for our investing activities and to conduct our operations in the near term. As of December 31, 2025 and December 31, 2024, we had approximately $105.7 million and $0 of availability on our third-party debt facilities, subject to asset coverage limitations.

As of December 31, 2025 and December 31, 2024, we had $11.0 million and $11.2 million in cash. During the year ended December 31, 2025, cash used in operating activities was $(233.5) million, primarily driven by purchases of investments of $(294.6) million offset by proceeds from investments of $20.9 million, other operating activity of $32.2 million and an increase in net assets resulting from operations of $7.9 million. Lastly, cash provided by financing activities was $233.4 million, primarily due to proceeds from borrowings of $344.5 million and capital contributions of $187.3 million offset by borrowing repayments of $(295.9) million.

Debt

Debt obligations consisted of the following as of December 31, 2025:

	December 31, 2025
Facility	Total Principal Amount Committed	Principal Amount Outstanding	Interest Rate	Maturity Date	Maturity Term
Wells Fargo Credit Facility	$200,000,000	$94,300,000	SOFR+2.05%	7/10/2030	4.5 years

As of December 31, 2025, we were in compliance with the terms of our debt arrangements. We intend to continue to utilize our credit facilities to fund investments and for other general operating purposes.

Off-Balance Sheet Arrangements

Portfolio Fund Commitments

From time to time, we may enter into commitments to fund investments. We incorporate these commitments into our assessment of our liquidity position. Our senior secured revolving loan commitments are generally available on a borrower’s demand and may remain outstanding until the maturity date of the applicable loan. Our senior secured term loan commitments generally require certain criteria to be met to be released, and, once drawn, generally have the same remaining term as the associated Revolving Credit Facility.

As of December 31, 2025 and December 31, 2024, we had the following commitments to fund investments in current portfolio companies:

($ in millions)*	December 31, 2025	December 31, 2024
First Lien Secured Debt	$18.0	$3.2
Total Portfolio Fund Commitments	$18.0	$3.2

Derivatives as Financing Arrangements

From time to time, we may enter into total return swap contracts (“TRS”) for financing purposes. A TRS is a notionalized contract, in which one party agrees to make payments to another party based on the increase, if any, in the market value of the asset(s) underlying the TRS, and the other party agrees to make payments to the first party based on the decrease, if any, in the market value of such underlying assets plus periodic payments based on a fixed or variable interest rate. A TRS effectively adds leverage to a portfolio by providing investment exposure to an underlying asset without owning or taking physical custody of the underlying asset. A TRS often offers lower financing costs than are offered through more traditional borrowing arrangements.

Under the terms of the TRS, we may be required to post additional collateral, on a dollar-for-dollar basis, in certain circumstances, including in the event of depreciation or appreciation in the value of the underlying loans. The limit on the additional collateral that we may be required to post pursuant to the TRS is equal to the difference between the full notional amount of the loans underlying the TRS and the amount of cash collateral already posted. As of the date hereof, we did not hold any investments financed via TRS, but may do so in the future.

Buy/Sell-back Transactions and Reverse Repurchase Agreements

From time to time, we may also enter into buy/sell-back transactions (a form of delayed delivery agreement). In a buy/sell-back transaction, we enter a trade to sell securities at one price and simultaneously enter a trade to buy the same securities at another price for settlement at a future date. Although the Fund generally intends to acquire or dispose of securities on a forward commitment, when-issued or delayed delivery basis, the Fund may sell these securities or its commitment before the settlement date if deemed advisable. As of December 31, 2025 and December 31, 2024 we had $5.1 million and $50.8 million in outstanding buy/sell-back financing, respectively.

We may also enter into reverse repurchase transactions (“Repo”) in order to obtain financing on certain investments. In Repo agreements, one party sells assets to another party and agrees to repurchase the same assets at an agreed upon price and date. Under Repo transactions, one party agrees to make payments to another party based on the increase, if any, in the market value of the underlying asset(s), and the other party agrees to make payments to the first party based on the decrease, if any, in the market value of such underlying assets plus periodic payments based on a fixed or variable interest rate. A Repo often offers lower financing costs than are offered through more traditional borrowing arrangements and terms are customizable for each asset.

Under the terms of the Repo, we may be required to post additional collateral in certain circumstances, including in the event of depreciation or appreciation in the value of the underlying loans. The limit on the additional collateral that we may be required to post pursuant to the Repo is equal to the difference between the repurchase price and the amount of cash collateral already posted. As of December 31, 2025 and December 31, 2024 we had no outstanding Repo agreements.

Other Commitments, Contingencies and Contractual Obligations

Contractual Obligations

As of December 31, 2025, our contractual payment obligations are as follows:

	Payments Due by Period
($ in millions)*	Total	Less than 1 year		1-3 years	3-5 years		After 5 years
Wells Credit Facility	$94.3	$	—	$—	$	94.3	$	—
Total Contractual Obligations	$94.3	$	—	$—	$	94.3	$	—

Contracts

We have entered into three contracts under which we have future commitments: the Advisory Agreement, the Administration Agreement and the Sub-Administration Agreement. See “Item 1. Business—Advisory Agreement; Administration Agreement” and “—Sub-Administration Agreement.” Payments under the Advisory Agreement are equal to (1) a percentage of the value of our average gross assets (including assets purchased with borrowed amounts) and (2) a two-part incentive fee. Reimbursements under the Administration Agreement are equal to an amount that the Administrator incurs for costs and expenses and the Fund’s allocable portion of overhead incurred by our Adviser in performing its obligations as Administrator under the Administration Agreement. Either party may terminate the Advisory Agreement or the Administration Agreement without penalty upon at least 60 days’ written notice to the other.

Financial Instruments

We may become a party to financial instruments with off-balance sheet risk in the normal course of our business to meet the financial needs of our portfolio companies. These instruments may include commitments to extend credit and involve, to varying degrees, elements of liquidity and credit risk in excess of the amount recognized in the balance sheet.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to financial market risks, including changes in interest rates and the valuations of our investment portfolio.

Interest rate sensitivity refers to the change in our earnings that may result from changes in the level of interest rates. Because we expect to fund a portion of our investments with borrowings, our net investment income is expected to be affected by the difference between the rate at which we invest and the rate at which we borrow. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We are exposed to risks associated with changes in interest rates.”

As of December 31, 2025, approximately 97.2% of our performing debt investments at fair value in our portfolio bore interest at variable rates with interest rate floors and approximately 2.8% bore interest at fixed rates. From time to time, the Fund seeks to mitigate interest rate risk associated with fixed rate investments by entering into interest rate swaps (refer to “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Derivatives and Hedging” for further details). As of December 31, 2025, we held no interest rate swaps.

We regularly measure our exposure to interest rate risk. We assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate sensitive assets to our interest rate sensitive liabilities.

We may hedge against interest rate fluctuations by using standard hedging instruments such as futures, options and forward contracts subject to the requirements of the Investment Company Act and the Volcker Rule. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates. During the periods covered by this Registration Statement, we did not engage in material interest rate hedging activities.

Based on our December 31, 2025 balance sheet values for floating rate portfolio investments and outstanding debt, the following table shows the annual impact on net income of base rate changes in interest rates (considering interest rate floors and caps for variable rate instruments and excluding the impact of interest rate swaps, if any), assuming no changes in our investment and borrowing structure:

($ in millions)	December 31, 2025
Basis Point Change	Change in Interest Income	Change in Interest Expense	Change in Net Investment Income
Up 300 basis points	$10.0	$(2.8)	$7.2
Up 200 basis points	6.7	(1.9)	4.8
Up 100 basis points	3.3	(0.9)	2.4
Up 50 basis points	1.6	(0.5)	1.1
Down 50 basis points	(1.6)	0.5	(1.1)
Down 100 basis points	(3.2)	0.9	(2.3)
Down 200 basis points	(6.2)	1.9	(4.3)
Down 300 basis points	(8.7)	2.8	(5.9)

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ materially.

For a description of our critical accounting policies, see Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included in this Registration Statement. We consider the most significant accounting policies to be those related to i) Valuation of Investments and Derivative Contracts and ii) Investment Transaction and Related Income and Expense.

Valuation of Investments and Derivative Contracts

Investments owned at fair value consist primarily of secured loans, bonds and equities. Derivative contracts consist of foreign currency forward contracts and interest rate swaps.

Effective January 29, 2025, the Board designated our Adviser as the Fund’s valuation designee pursuant to Rule 2a-5 under the Investment Company Act, which establishes requirements for determining fair value in good faith for purposes of the Investment Company Act. Accordingly, our Adviser has appointed its BDC Valuation Committee with the responsibility for fair value determinations pursuant to valuation procedures adopted for the Fund. The Board oversees the Adviser in its role as valuation designee in accordance with the requirements of Rule 2a-5 under the Investment Company Act. Valuation procedures are performed on a monthly basis at the individual investment level.

Investments and derivative contracts are valued in good faith by the Adviser, as the Fund’s valuation designee, at fair value pursuant to the valuation policy, which considers quotations provided by independent pricing sources, when such quotations are available and deemed reliable.

Investments that are not listed on an exchange but are actively traded over-the-counter are generally valued at the representative “bid” quotation if held long and the representative “ask” quotation if held short or, in the case of equities that trade in over-the-counter marketplaces, at the last deemed reliable sale price provided by independent pricing sources. Derivative contracts not listed on an exchange are generally valued through industry-standard valuation models using inputs obtained from pricing vendors and from the relevant derivative contract.

Investments for which independent pricing sources or recent transaction activity are either not readily available or are not deemed reliable (“Non-quoted Investments”) are fair valued as determined in good faith by the Adviser, as the Fund’s valuation designee. Non-quoted Investments are valued in a multi-step process:

1.

The BDC valuation team within the Fund Accounting team of the Adviser (“Fund Accounting”) provides recent portfolio company financial statements and other reporting materials to independent valuation firm(s) (“IVF”) approved by the BDC Valuation Committee, at least quarterly.

2.

The IVF evaluates this information along with relevant observable market data to conduct independent valuations each quarter, and their valuation recommendations are documented and discussed with the BDC Valuation Committee, Fund Accounting and the relevant investment professionals, as appropriate.

3.

The valuation recommendations for certain investments may be determined by the BDC Valuation Committee in good faith in accordance with the valuation policy for the Fund without the employment of an IVF, based on immateriality or other considerations as appropriate.

4.

The BDC Valuation Committee discusses the valuations and approves the fair value of the investments in good faith based on the input and advice provided by the IVF, the BDC valuation team and relevant investment professionals of the Adviser, as necessary.

The estimated fair value of financial instruments is based upon available information and may not be the amount that the Fund would realize in a current transaction or might be ultimately realized, since such amounts depend on future circumstances, and the differences could be material.

We apply the authoritative guidance on fair value measurements and disclosures under ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. Consistent with ASC 820, we disclose the fair value of investments according to a hierarchy that prioritizes the inputs used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1: Inputs that reflect unadjusted quoted prices on a securities exchange in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices on a securities exchange that are observable for the asset or liability either directly or indirectly in active markets, or unadjusted prices on a securities exchange in markets that are not considered to be active;

Level 3: Significant inputs that may be unobservable or inputs, including market quotations other than quoted prices on a securities exchange, in markets that are not considered to be active.

Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics and other factors. An investment’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires judgment by the Adviser. The Adviser considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by multiple independent sources that are actively involved in the relevant market. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the Adviser’s perceived risk of that instrument.

See Note 2 to our consolidated financial statements included in this registration statement for more information on the fair value of our investments.

Our accounting policy on the fair value of our investments is critical because the determination of fair value involves subjective judgments and estimates. Under current auditing standards the notes to our consolidated financial statements express the uncertainty with respect to the possible effect of these valuations, and any change in these valuations, on the consolidated financial statements.

Income Recognition

Interest income is recognized on an accrual basis. Loan origination fees, OID and market discounts are capitalized and accreted into interest income over the contractual life of the loan. The amortized cost of investments represents the original cost adjusted for accretion of fees, if any. Upon the prepayment of a loan, prepayment premiums and any unamortized fees are recorded as interest income. For loans that contain PIK provisions, PIK interest is computed at the contractual rate specified in each loan agreement and is recorded as interest income on an accrual basis. On the specified capitalization date, PIK interest is added to the cost of the loan and principal balance due at maturity.

Debt investments are generally placed on non-accrual status when payments are past due and there is reasonable doubt that principal or interest will be collected. Generally, accrued interest is reversed against interest income when a debt investment is placed on non-accrual status. Interest payments received on debt investments on non-accrual status may be recognized as interest income or treated as a reduction of cost basis of the debt investment based on management’s judgment on ultimate recovery.

Investment transactions are recorded on a trade date basis. Realized gains or losses are determined on a specific identification basis and are measured by the difference between the net proceeds received in a sale and the amortized cost basis of the investment at time of disposition. The net change in unrealized gains or losses primarily reflects the change in investment values and also includes the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Our accounting policy on income recognition is critical because it involves the primary source of our revenue and accordingly is significant to the financial results as disclosed in our consolidated financial statements.

Distributions

We intend to pay quarterly dividends to our Shareholders out of assets legally available for distribution. All dividends will be paid at the discretion of our Board and will depend on our earnings, financial condition, compliance with applicable BDC regulations and such other factors as our Board may deem relevant from time to time.

Share Repurchase Program

The Fund does not expect there to be a public market for the common shares. As a result, the ability for Shareholders to sell common shares will be limited.

At the discretion of the Board, the Fund intends to commence a share repurchase program in which it intends to repurchase, in each quarter, up to 5% of common shares outstanding (either by number of common shares or aggregate NAV) as of the close of the applicable calendar quarter. The share repurchase program is expected to commence the first calendar quarter-end following the termination of the Management Fee Reduction Period. The Board may amend, suspend or terminate the share repurchase program at any time if it deems such action to be in the Fund’s best interest and the best interest of Shareholders. As a result, share repurchases may not be available each quarter. The Fund intends to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the 1934 Act and the 1940 Act. All common shares purchased by the Fund pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued common shares.

Under the share repurchase plan, to the extent the Fund offers to repurchase common shares in any particular quarter, the Fund expects to repurchase common shares pursuant to tender offers on or around the last business day of that quarter (the “Repurchase Date”) using a purchase price equal to the NAV per share as of the last calendar day of the applicable quarter, except that common shares that have not been outstanding for at least one year will be repurchased at an 98% of such NAV (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date in respect of such common shares and ends immediately following the prospective Repurchase Date. The Early Repurchase Deduction may be waived, solely in the discretion of the Adviser, in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Fund for the benefit of remaining Shareholders.

In the event the amount of shares tendered exceeds the repurchase offer amount, common shares will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted in the next quarterly tender offer, or upon the recommencement of the share repurchase plan, as applicable.

Federal Income Taxes

We follow the authoritative guidance on accounting for and disclosure of uncertainty in tax positions, which require us to determine whether each of our tax positions is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.

We file tax returns as prescribed by the tax laws of the jurisdictions in which we operate and invest, if required. In the normal course of business, the Fund is subject to examination by U.S. federal, state, local and foreign jurisdictions, where applicable. The Fund may be subject to examination by such jurisdictions for all open tax years. Interest and penalties, if any, related to unrecognized tax positions, are recorded as income tax expense. For the period ended December 31, 2025, there were no interest and penalties and there was no impact to the consolidated financial statements related to accounting for uncertainty in income taxes.

Item 3. Properties.

We do not own any real estate or other properties materially important to our operations. Our principal executive office is located at Two Greenwich Plaza, Suite 1, Greenwich, Connecticut 06830.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

As of March 31, 2026, there were 15,534,934 common shares outstanding. The following table sets forth information with respect to the expected beneficial ownership of our common shares as of the date of this Registration Statement, by:

•	each person known to us to be expected to beneficially own more than 5% of the outstanding shares of our common shares;

•	each of our Trustees and executive officers; and

•	all of our Trustees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no common shares subject to options that are currently exercisable or exercisable within 60 days of the date of this Registration Statement.

Name and address(1)	Type of ownership	Shares owned	Percentage of common stock currently outstanding
Laurence M. Austin	None	None	—
Steven E. Brown	None	None	—
Paul Shang	None	None	—
Kristen Clark	None	None	—
Anthony DiNello	None	None	—
Jesse Dorigo	None	None	—
James Kasmarcik	None	None	—
Partners Capital Phoenix Fund II SPV, Ltd(2)	Indirect	3,794,609	24.4%
Mellifera L.P.(3)	Indirect	1,502,816	9.7%

(1)	The address for all of the Fund’s officers and trustees is c/o Silver Point Private Credit Fund, Two Greenwich Plaza, Suite 1, Greenwich, Connecticut 06830.
(2)

The address of Partners Capital Phoenix Fund II Ltd—Diversified Income Fund is 89 Nexus Way, Camana Bay, Cayman Islands, KY1-9009. Such shares are held through an entity for which Partners Capital Phoenix Fund II Ltd—Diversified Income Fund has pass through voting power and dispositive power.

(3)

The address of Mellifera L.P. is Maples Corporate Services Limited, Ugland House, Grand Cayman, KY1-1104. Such shares are held through an entity for which Mellifera L.P. has pass through voting power and dispositive power.

Item 5. Trustees and Executive Officers.

Overall responsibility for our oversight rests with our Board of Trustees. We have engaged our Adviser to manage us on a day-to-day basis. Our Board of Trustees is responsible for overseeing our Adviser and other service providers in our operations in accordance with the provisions of the Investment Company Act, applicable provisions of state and other laws and our charter. Our Board of Trustees is currently composed of five members, three of whom are not “interested persons” of our Fund or our Adviser as defined in the Investment Company Act. Our Board of Trustees meets in-person at regularly scheduled quarterly meetings each year. In addition, our Board of Trustees may hold special in-person or telephonic meetings or informal conference calls to discuss specific matters that may arise or require action between regular meetings. As described below, our Board of Trustees has established an Audit Committee and a Governance, Nominating and Compensation Committee and may establish ad hoc committees or working groups from time to time, to assist our Board of Trustees in fulfilling its oversight responsibilities.

Board of Trustees

Our Board of Trustees is divided into three classes, Class I, Class II and Class III. The initial members of the three classes have initial terms ending at the annual meetings held in the first, second and third years after our shares are listed for trading on a stock exchange and thereafter will hold office for additional three year terms assuming they are re-elected. Because our shares are not listed for trading, each current Trustee will hold office indefinitely until we call an annual meeting of shareholders and his or her successor is duly elected and qualified or until the Trustee resigns or otherwise leaves office.

Trustees

Certain information regarding the Board of Trustees is set forth in the table below. Trustees who are not interested persons (as defined in Section 2(a)(19) of the Investment Company Act) of the Fund are referred to herein as “Independent Trustees.”

Name, Business Address(1) and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served	Principal Occupations During the Past Five Years	Number of Portfolios in Fund Complex(2) Overseen by Trustee	Other Directorships held by Trustee During the Past Five Years
INDEPENDENT TRUSTEES:
Laurence M. Austin(4) Year of Birth: 1957	Trustee	Trustee since January 29, 2026 Term of Office—Class I	Current: Chairman and Portfolio Manager, Endeavour Capital Advisors (1994-Present)	2	Trustee, Silver Point Specialty Lending Fund (since 2021); Former: Mexico Tower Partners, Holdco (2014-2019) (tele-communications infrastructure).
Steven E. Brown(4) Year of Birth: 1962	Trustee	Trustee since January 29, 2026 Term of Office—Class III	Current: Vice President, Treasury and Risk Management (2017-Present), Director, Risk Management (2013-2017), Mansfield Energy Corp. (energy and energy services)	2	Trustee, Silver Point Specialty Lending Fund (since 2021)

Name, Business Address(1) and Year of Birth	Position(s) Held with the Fund	Term of Office and Length of Time Served	Principal Occupations During the Past Five Years	Number of Portfolios in Fund Complex(2) Overseen by Trustee	Other Directorships held by Trustee During the Past Five Years
Paul Shang(4) Year of Birth: 1956	Trustee	Trustee since January 29, 2026 Term of Office—Class II	Current: Managing Director, Chief Executive Officer of Standard NY and Vice Chairman of Global Corporate & Investment Banking, Standard Bank (2010-Present)	2	Trustee, Silver Point Specialty Lending Fund (since 2021)
INTERESTED TRUSTEES(3):
Anthony DiNello(4) Year of Birth: 1981	Trustee (Chair of the Board) and Chief Executive Officer	Trustee since January 29, 2026 Term of Office—Class III	Current: Head of Lending, Silver Point	2	Trustee, Silver Point Specialty Lending Fund (since 2025)

Kristen Clark(4) Year of Birth: 1972	Trustee	Trustee since September 18, 2024 Term of Office—Class II	Current: Senior Controller, Silver Point	2	Trustee, Silver Point Specialty Lending Fund (since 2021)

(1)	The business address of each Trustee is c/o Silver Point Private Credit Fund, Two Greenwich Plaza, Suite 1, Greenwich, Connecticut 06830.
(2)	The “Fund Complex” includes the Fund and Silver Point Specialty Lending Fund.
(3)	Ms. Clark and Mr. DiNello are deemed to be “interested persons” of the Fund under the Investment Company Act because of their affiliation with our Adviser.
(4)	Individual currently serves as a trustee of other funds managed by Silver Point.

Laurence Austin

Mr. Austin is the Chairman and Portfolio Manager of Endeavour Capital Advisors, a financial services sector investment firm he co-founded in 1994. Prior to building Endeavour Capital, Mr. Austin was a senior member of the research team of Adams, Cohen Securities Inc., a boutique investment banking firm focused on financial institutions from 1987 to 1993. Before joining Adams, Cohen Securities, Mr. Austin was at Merrill, Lynch, Pierce, Fenner & Smith, Inc. from 1981 to 1986. He received a B.A. from the State University of New York at Albany.

Steven Brown

Mr. Brown has over 30 years’ experience in Treasury and Risk Operations in the energy sector. He is currently Vice President of Treasury and Risk Management at Mansfield Energy Corp. in Gainesville, GA. Prior to his employment at Mansfield, Mr. Brown held various positions in risk management at GenOn Energy, Inc. (formerly Mirant Corporation), including Director of Counterparty Risk and Director of Trading Control. Mr. Brown holds a bachelor’s degree in Economics from the Wharton School, University of Pennsylvania and a master’s degree in Accounting and Finance from the London School of Economics.

Kristen Clark

Ms. Clark has over 20 years’ experience in accounting and reporting in the investment management industry. She is currently a Senior Controller of Silver Point Capital, having joined the firm in 2013. Prior to Silver Point Capital, she was a Senior Vice President and Controller with Magnitude Capital and a Vice President and Assistant Controller with Tudor Investment Corporation where she worked for 12 years. Before Tudor, Ms. Clark was an auditor at Arthur Andersen and accountant with Roebinson, Silverman, Pearce, Aronsohn, and Berman. She received a B.B.A. in Accounting from Siena College.

Anthony DiNello

Mr. DiNello is the Head of Direct Lending at Silver Point Capital and Trustee, Chief Executive Officer and Chair of the Board of the Fund and SPSL. He serves as an Investment Committee Member for the Direct Lending Strategy. He joined the Firm in 2006 as an investment analyst and has worked on both the Direct Lending and Restructuring teams. In 2015, following Silver Point’s launch of SPSL, Mr. DiNello began focusing exclusively on Direct Lending, before assuming his current role of Head of Direct Lending in 2020. Prior to joining Silver Point, Mr. DiNello worked in the Global Industrials & Services Group at Credit Suisse First Boston. Mr. DiNello graduated with highest honors from the University of Michigan Business School, earning a BBA with an emphasis in Finance and Accounting.

Paul Shang

Mr. Shang is the Vice Chairman of Corporate and Investment Banking at Standard Bank, where he also currently serves as the Chief Executive of Standard New York and was the Global Head of Investment Banking from 2010 to 2015. Mr. Shang worked for more than 22 years at Lehman Brothers from 1983 to 2005, holding senior positions in Lehman’s investment banking department across its New York, London, Tokyo and Hong Kong offices. He ran a variety of businesses including Asian investment banking, European Media, Communications and Technology investment banking, and European Real Estate. From 2005 to 2010, Mr. Shang was the Founding Partner of PRC Venture Partners, a private equity firm investing in growth companies in China. Mr. Shang received his B.A. from Cornell University and his M.B.A. from Columbia University, Graduate School of Business.

Executive Officers Who Are Not Also Trustees

Information regarding our executive officers who are not also Trustees is as follows:

Name	Year of Birth	Position
Jesse Dorigo	1983	Chief Financial Officer
James Kasmarcik	1976	Chief Compliance Officer

The address for each executive officer is c/o Silver Point Private Credit Fund, Two Greenwich Plaza, Suite 1, Greenwich, Connecticut 06830.

Jesse Dorigo

Mr. Dorigo is the Chief Financial Officer, overseeing all operations, accounting, financing, analysis and reporting related to the Silver Point funds. Mr. Dorigo initially joined Silver Point Capital in 2005 on the Accounting and Valuation teams, ultimately leading and developing the Valuation team, Reporting team, and the Financing team. He was named Deputy CFO in 2017 and CFO of Silver Point’s funds in January 2020. Mr. Dorigo graduated from New York University’s College of Arts and Science with a B.A. in Economics.

James Kasmarcik

Mr. Kasmarcik joined Silver Point Capital in April 2008. He is the Chief Compliance Officer of our Adviser and Chief Compliance Officer and Secretary of the Fund and SPSL. Prior to joining Silver Point Capital, Mr. Kasmarcik worked for the Enforcement Division of the SEC from July 1999 to April 2008. Mr. Kasmarcik earned a J.D. from Pace Law School and a B.S. in Business Administration – Finance from Binghamton University.

Independent Trustee Securities Ownership in Investment Advisers or Principal Underwriters of the Trust and their Affiliates

The table below sets forth information about securities owned by our Independent Trustees and their respective immediate family members, as of December 31, 2025, in the Adviser, principal underwriters of the Fund and entities directly or indirectly controlling, controlled by, or under common control with, the Adviser or principal underwriters of the Fund.

Trustee	Name of Owners and Relationships to Trustee	Company/ Partnership	Title of Class	Value of Securities (in millions)	Percent of Class
Laurence M. Austin	Laurence M. Austin Family LLC, affiliate	Silver Point Capital Fund, L.P.(1)	Partnership interests	$6.9	0.2%
	Endeavour Capital Advisors, affiliate
	Laurence M. Austin Endeavor Capital Advisors, affiliate	Silver Point Select Overflow Fund, L.P.(1)	Series 1	$2.8	0.8%
Steven E. Brown	None	N/A	N/A	N/A	N/A
Paul Shang	None	N/A	N/A	N/A	N/A

(1)	Silver Point Capital Fund, L.P and Silver Point Select Overflow Fund, L.P. are under common control with the Adviser.

Other Interests in Investment Advisers or Principal Underwriters of the Trust and Their Affiliates

Mr. Mulé and members of his immediate family beneficially own interests in Endeavour Capital Private Investments I LP, an affiliate of Mr. Austin. As of December 31, 2025, these beneficial ownership interests had an approximate aggregate value of $8.3 million.

Leadership Structure and Oversight Responsibilities

Overall responsibility for our oversight rests with our Board of Trustees. We have engaged our Adviser to manage us on a day-to-day basis. Our Board of Trustees is responsible for overseeing our Adviser and other service providers in our operations in accordance with the provisions of the Investment Company Act, applicable provisions of state and other laws and our charter. Our Board of Trustees is currently composed of 5 members, 3 of whom are Trustees who are not “interested persons” of our Fund or our Adviser as defined in the Investment Company Act. Our Board of Trustees meets in-person at regularly scheduled quarterly meetings each year. In addition, our Board of Trustees may hold special in-person or telephonic meetings or informal conference calls to discuss specific matters that may arise or require action between regular meetings. As described below, our Board of Trustees has established an Audit Committee and a Governance, Nominating and Compensation Committee, and may establish ad hoc committees or working groups from time to time, to assist our Board of Trustees in fulfilling its oversight responsibilities.

Our Board of Trustees has appointed Anthony DiNello to serve in the role of Chair of our Board of Trustees. The Chair’s role is to preside at all meetings of our Board of Trustees and to act as a liaison with our

Adviser, counsel and other Trustees generally between meetings. The Chair will serve as a key point person for dealings between management and the Trustees. The Chair also may perform such other functions as may be delegated by our Board of Trustees from time to time. Our Board of Trustees reviews matters related to its leadership structure annually. Our Board of Trustees has determined that our Board of Trustees’ leadership structure is appropriate because it allows our Board of Trustees to exercise informed and independent judgment over the matters under its purview and it allocates areas of responsibility among committees of Trustees and the full Board in a manner that enhances effective oversight. The Board has not appointed a Lead Independent Trustee.

We are subject to a number of risks, including investment, compliance, operational and valuation risks, among others. Risk oversight forms part of our Board of Trustees’ general oversight of us and is addressed as part of various Board and committee activities. Day-to-day risk management functions are subsumed within the responsibilities of our Adviser and other service providers (depending on the nature of the risk), which carry out our investment management and business affairs. Our Adviser and other service providers employ a variety of processes, procedures and controls to identify various events or circumstances that give rise to risks, to lessen the probability of their occurrence and/or to mitigate the effects of such events or circumstances if they do occur. Each of our Adviser and other service providers has their own independent interest in risk management, and their policies and methods of risk management will depend on their functions and business models. Our Board of Trustees recognizes that it is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate or mitigate their occurrence or effects. As part of its regular oversight of us, our Board of Trustees interacts with and reviews reports from, among others, our Adviser, our Chief Compliance Officer, our independent registered public accounting firm and counsel, as appropriate, regarding risks faced by us and applicable risk controls. Our Board of Trustees may, at any time and in its discretion, change the manner in which it conducts risk oversight.

Board Committees

We currently have two standing committees: the Audit Committee and the Governance, Nominating and Compensation Committee.

Audit Committee

The members of the Audit Committee are Laurence Austin and Steve Brown, each of whom meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and none of whom would be an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act. Steve Brown is expected to serve as Chair of the Audit Committee. The Fund’s Board of Trustees has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under Item 407 of Regulation S-K of the Exchange Act. The Audit Committee is responsible for overseeing matters relating to the appointment and activities of the Fund’s auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by the Fund’s independent public accountants.

Governance, Nominating and Compensation Committee

The Governance, Nominating and Compensation Committee members are Laurence Austin and Steve Brown, none of whom would be an “interested person” as defined in Section 2(a)(19) of the Investment Company Act. Laurence Austin is expected to serve as the Chair of the Governance, Nominating and Compensation Committee. The Governance, Nominating and Compensation Committee is responsible for identifying, researching and nominating trustees for election by our shareholders, selecting nominees to fill vacancies on our Board of Trustees or a committee of the Board of Trustees, developing and recommending to the Board of Trustees a set of corporate governance principles and overseeing the evaluation of the Board of Trustees and our management. The Governance, Nominating and Compensation Committee considers nominees properly recommended by our shareholders. Our bylaws provide that nominations of persons for election to the

Board of Trustees at a special meeting may be made only by or at the direction of the Board of Trustees, and provided that the Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Our Adviser

Silver Point Private Credit Fund Management, LLC, a limited liability company organized under the laws of the State of Delaware, serves as our Adviser. Our Adviser is a wholly owned subsidiary of Silver Point Capital, L.P., a limited partnership organized under the laws of the State of Delaware.

Subject to the supervision of our Board of Trustees, our Adviser provides day-to-day advice regarding our portfolio transactions and is responsible for our business affairs and other administrative matters.

Founding Principals

Edward A. Mulé is our portfolio manager and leads our Adviser’s investment committee. The investment committee is responsible for approving all of our investments. The investment committee also monitors investments in our portfolio and approves all asset dispositions. We expect to benefit from the extensive and varied expertise of the investment professionals serving on the investment committee, including experience in primary and secondary leveraged credit, distressed investing, special situations, mergers and acquisitions, and private equity.

Biographical information for Silver Point’s Founding Principals is set forth below.

Edward A. Mulé—Founding Partner, CEO & Portfolio Manager of Silver Point

Mr. Mulé is the CEO of Silver Point and Portfolio Manager of Silver Point’s funds, having built and run the firm since inception in 2002. Prior to founding Silver Point, Mr. Mulé worked for more than 16 years at Goldman Sachs. Mr. Mulé co-led Goldman Sachs’ special situations businesses, including establishing a proprietary middle market direct lending business for the firm. He headed or co-headed Goldman Sachs’ Special Situations Investing Business from 1999 to 2001, and co-founded and headed or co-headed the Asian Special Situations Investing Business and associated funds, including the Goldman Sachs Special Opportunities (Asia) Fund, from 1998 to 2001. In 1996, Mr. Mulé established a proprietary middle market lending business for Goldman Sachs. Mr. Mulé was elected general partner in 1994. Before joining Goldman Sachs’ special situations efforts in 1995, Mr. Mulé worked for Jon Corzine and Henry Paulson in 1994 and Robert E. Rubin and Stephen Friedman from 1991 to 1994 in the Office of the Chairman. In this role, he assisted the chairmen on strategy and its implementation, as well as reengineering, setting up control and compliance infrastructure and cost cutting. Prior to that, Mr. Mulé was an investment banker in the Mergers and Acquisitions Department from 1984 to 1991, specializing in a number of areas, including telecommunications, consumer products and forest products. He was a member of Goldman Sachs’ Senior Traders Committee. Mr. Mulé graduated magna cum laude from the University of Pennsylvania’s Wharton School, contemporaneously receiving both his M.B.A. and B.S. degrees at the age of 21.

Robert J. O’Shea—Founding Partner & Chairman of Silver Point

Mr. O’Shea is the Chairman of Silver Point, having built and run the firm since inception in 2002. Prior to founding Silver Point, Mr. O’Shea worked for almost 10 years at Goldman Sachs. Mr. O’Shea joined Goldman Sachs in 1990 to found and build the firm’s global bank loan business. Mr. O’Shea, together with Mr. Mulé, led Goldman Sachs’ special situations businesses, including establishing a proprietary middle market direct lending business. When he retired from Goldman Sachs’ Mr. O’Shea was the Global Head of the High Yield Business Unit leading all of the firm’s high yield bond and bank loan underwriting, trading, sales, capital markets and research and the collateralized debt obligation (“CDO”) business. Mr. O’Shea was a member of Goldman Sachs’ Risk Committee, which was comprised of approximately 15 partners, including the CEO, who were responsible for managing the firm’s global risk exposure. He was also on the Board of Goldman Sachs International Bank and Senior Traders Committee. He was elected general partner in 1994. Prior to working at Goldman Sachs’ he worked at Bear Stearns in the High Yield and Bankruptcy Department and Security Pacific Bank in the Merchant Banking Group. Mr. O’Shea graduated from Fordham University with a B.S. in Finance.

Portfolio Management

Edward A. Mulé is our portfolio manager and leads our Adviser’s investment committee. As of December 31, 2025, our portfolio manager, who is primarily responsible for our day-to-day management, manages 40 pooled investment vehicles or other accounts with a total amount of approximately $44 billion in assets under management. Biographical information for Mr. Mulé is set forth under “Management—Founding Principals”. The table below shows the dollar range of common shares to be beneficially owned by our portfolio manager.

Name	Aggregate Dollar Range of Equity Securities(1)
Edward A. Mulé	Over $	1,000,000

(1)	Dollar ranges are as follows: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 or over $1,000,000.

Other Accounts Managed. The information below lists the number of other accounts for which Edward A. Mulé, the Fund’s portfolio manager was primarily responsible for the day-to-day management as of December 31, 2025:

Type of Accounts	Total Number of Accounts Managed	Total Assets (in millions)	Number of Accounts Managed for which Advisory Fee is Based on Performance	Total Assets for which Advisory Fee is based on Performance (in millions)
Pooled Investments	40	$42,200	40	$42,200
Other	1	$1,800	1	$1,800

Total Assets includes the net asset value of funds managed by Silver Point, as well as (i) for drawdown funds that are in their investment period, unfunded capital commitments; (ii) for drawdown funds outside their investment period, the lesser of unfunded capital commitments and amounts available to make follow-on investments; and (iii) capital activity as of December 31, 2025. Total unfunded capital commitments included in Total Assets is $6.9 billion.

Item 6. Executive Compensation.

Compensation of Executive Officers

None of our executive officers is currently compensated by us. We do not currently have any employees. Our day-to-day operations are managed by our Adviser.

Compensation of Trustees

Each Independent Trustee is compensated with an aggregate annual fee of $165,000 for his or her services as Trustee of the Fund and as trustee of Silver Point Specialty Lending Fund (“SPSL”). In addition, the Chair of the Audit Committee receives an aggregate annual fee of $22,500 and the Chair of the Governance, Nominating and Compensation Committee receives an annual fee of $7,500 for their additional services in these capacities for the Fund and SPSL. The Fund may also pay the incidental costs of a Trustee to attend training or other types of conferences relating to the business development company industry. No compensation is paid to Trustees who are “interested persons,” as such term is defined in Section 2(a)(19) of the Investment Company Act. In addition, the Fund has purchased Trustees’ and officers’ liability insurance on behalf of its Trustees and officers.

Item 7. Certain Relationships and Related Transactions, and Trustee Independence.

Co-Investment Opportunities and Exemptive Order

Our Adviser and the Fund believe that, in certain circumstances, it may be in the Fund’s best interests to be able to co-invest with registered funds, unregistered funds and business development companies managed now or in the future by our Adviser and its affiliates in order to be able to participate in a wider range of transactions. Currently, SEC regulations and interpretations would permit the Fund to co-invest with registered and unregistered funds that are affiliated with our Adviser in publicly traded securities and also in private placements where (i) our Adviser negotiates only the price, interest rate and similar price-related terms (as a percentage of offering price) of the securities and not matters such as covenants, collateral or management rights and (ii) each relevant account acquires and sells the securities at the same time in pro rata amounts (subject to exceptions approved by compliance personnel after considering the reasons for the requested exception). Such regulations and interpretations also permit the Fund to co-invest in other private placements with registered investment funds affiliated with our Adviser in certain circumstances, some of which would require certain findings by the Fund’s Trustees who are not “interested persons” of our Adviser, Silver Point or their respective affiliates as defined in Section 2(a)(19) of the Investment Company Act (“Independent Trustees”) and the Independent Trustees of each other eligible registered fund. However, current SEC regulations and interpretations would not permit co-investment by the Fund with unregistered funds affiliated with our Adviser in private placements where our Adviser negotiates non-pricing terms such as covenants, collateral and management rights. Accordingly, under current SEC regulations, in the absence of an exemption the Fund would be prohibited from co-investing in certain private placements with any unregistered fund or account managed now or in the future by our Adviser or its affiliates.

We and our affiliates have applied for an amended an exemptive order from the SEC that, if granted (the “Amended Relief”), would provide greater flexibility for the Fund to co-invest alongside other Silver Point affiliates and negotiate the terms of co-investments. There is no assurance that the Amended Relief will be granted by the SEC.

Under the terms of the Current Order, a “required majority” (as defined in Section 57(o) of the Investment Company Act) of Independent Trustees is required to make certain conclusions in connection with a proposed co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Fund and its shareholders and do not involve overreaching in respect of the Fund or its shareholders on the part of any person concerned and (2) the transaction is consistent with the interests of the Fund’s shareholders and the Fund’s then-current objectives and strategies or certain “Board Established Criteria,” as applicable.

To the extent the Fund competes with one or more Silver Point Accounts for a particular investment opportunity, Silver Point will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) Silver Point’s internal conflict of interest and allocation policies and procedures, (2) the requirements of the Advisers Act and (3) certain restrictions under the Investment Company Act regarding co-investments with affiliates, as modified by no-action relief granted by the SEC as well as the Current Order, in each case in compliance with the terms and conditions of such no-action relief or the Current Order. Silver Point’s allocation policies are intended to ensure that, over time, the Fund generally shares equitably in investment opportunities with other Silver Point Accounts, particularly those involving a security with limited supply or involving differing classes of securities of the same issuer that are suitable for the Fund and such other accounts.

The Adviser and its affiliates seek to fairly and equitably allocate investment opportunities to the Fund and other Silver Point Accounts. Silver Point will determine separately the amount of any proposed investment to be made by the Fund and eligible Silver Point Accounts. Among other considerations, in keeping with principles of fiduciary responsibility, Silver Point may consider the following factors: (a) the Fund’s and/or any other Silver Point Account’s objectives and investment limitations; (b) the relative amounts of the Fund’s and/or any other

Silver Point Account’s capital available for new investments in the relevant strategy or asset class or based on other investment related characteristics; (c) the amount of assets targeted to be invested in the Fund and/or any other Silver Point Account, inclusive of anticipated leverage (“Target Assets”); (d) the relative size of the Fund and other Silver Point Accounts, which may be calculated based on the net asset value or capital commitments attributable to each Fund or fund complex and may include estimated or anticipated subscriptions or redemptions/withdrawals (“Fund Size”); (e) the terms, structure and availability of financing in respect of an investment; (f) the diversification of the Fund’s and/or any other Silver Point Account’s overall holdings; (g) the size, liquidity and anticipated duration of the proposed investment; (h) the potential for imbalances in the Fund’s and/or any other Silver Point Account’s portfolio; (i) the Fund’s and/or any other Silver Point Account’s diversification, leverage and other limitations; (j) tax or legal issues; and (k) any requirements under the Investment Company Act, applicable to business development companies or registered investment companies, including the requirements of any exemptive relief order obtained from the SEC with respect to any Silver Point Account. Investment allocation deviations or exceptions may be approved by the Adviser based on certain considerations, which may include: (i) liquidity, (ii) tax issues, (iii) legal issues, (iv) the availability of leverage with respect to an investment, (v) imbalances in relative holdings, or (vi) other circumstances in keeping with principles of fiduciary responsibility. Such considerations, among others, may result in allocations among the Fund and one or more Silver Point Accounts on a basis other than available capital, net asset value, commitments, Target Assets or Fund Size. The Specialty Credit Funds (as defined below) may, among other things, be allocated an investment based on Target Assets, net assets, commitments or available capital (relative to the available capital of the other applicable Silver Point Accounts), subject to an available capital floor (calculated as a percentage of the net asset value or commitments of the Silver Point Accounts participating in the investment). In certain instances, the Fund intends to invest alongside, among other Silver Point Accounts, Silver Point Specialty Lending Fund (“SPSL”), Silver Point Specialty Credit Fund II, L.P. (together with its related entities, “SCF II”), Silver Point Specialty Credit Fund III, L.P. (together with its related entities, “SCF III”) and/or Silver Point Specialty Credit Fund (U) III Lux, SCSp (together with its related entities, “SCF (U) III” and, together with SPSL, SCF II and SCF III, the “Specialty Credit Funds”). The foregoing restrictions and limitations may affect the manner in which investment opportunities (including follow-on investments) are allocated among the Fund and other Silver Point accounts. For example, a full investment opportunity could be allocated to the Fund or to one or more other Silver Point accounts, as applicable, where otherwise such opportunity would have been allocated in a pro rata or other manner in accordance with the allocation policies of our Adviser and its affiliates. As a general matter, therefore, these restrictions may prohibit the Fund from effecting transactions (including restructurings) or participating in negotiations that might otherwise benefit the Fund if it involves simultaneous or related investments in, or in different parts of the capital structure of, the same issuer as that held by another Silver Point account. Similarly, for defensive or other reasons, the Fund may seek to gain exposure to, or otherwise participate in, transactions (including restructurings) by acquiring or disposing of financial instruments in which it might not otherwise desire to transact.

The Fund and other Silver Point accounts will make investments in the same issuers and conflicts of interest (or perceived conflicts of interest) may arise in connection with such investments or the sale of such investments, including as a result of the Fund and such other Silver Point accounts investing or having invested in different levels of an issuer’s capital structure or otherwise in different classes of an issuer’s financial instruments. For example, if the Fund is investing in debt instruments, it may have an interest in negotiating financial or other terms (including repayment terms, covenants or events of default) that are more restrictive than another Silver Point account, as an equity owner or a holder of a debt instrument with a different level of seniority, may desire. In addition, other Silver Point accounts may make follow-on or other investments (including with respect to issuers in which the Fund has an investment, subject to the restrictions and limitations in the Investment Company Act and summarized herein) in which the Fund will not participate. Furthermore, our Adviser’s ability to implement the Fund’s strategies effectively may be limited to the extent that the restrictions and limitations of the Investment Company Act impose restrictions on the Fund engaging in transactions that our Adviser may be interested in otherwise pursuing. The Fund and the other Silver Point accounts may also have different risk-return profiles associated with their investments in an issuer and our Adviser may be incentivized to enter or exit investments in a manner that is more beneficial to the Fund or other Silver Point accounts as a result.

While these conflicts cannot be eliminated, our Adviser and its affiliates endeavor to address, and have policies and procedures in place to review, manage and resolve potential conflicts in a manner that is fair and equitable to the Fund and the other Silver Point accounts over time. For example, in addressing certain of the potential conflicts of interest described herein, to avoid a potential conflict of interest, or to address the changing nature or character of an investment in an issuer, our Adviser or its affiliates may, but shall not be obligated to, cause the Fund or another Silver Point account to divest itself of (or not purchase) a security or financial instrument in a particular class, series or tranche of an issuer’s capital structure it might otherwise have, in some circumstances, held (or purchased). The application by our Adviser and its affiliates of its policies and procedures is expected to vary based on the particular facts and circumstances surrounding each investment. Our Adviser and its affiliates’ policies and procedures for addressing the conflicts between the Fund and the other Silver Point accounts in these situations are intended to resolve the conflicts in a fair and equitable manner over time. Conflict resolution may result in the Fund receiving less consideration than it may have otherwise received in the absence of such a conflict of interest.

Our Adviser and its affiliates may spend substantial time on other business activities, including investment management and advisory activities for entities with the same or overlapping investment objectives, investing for their own account with the Fund, financial advisory services (including services for entities in which the Fund invests), and acting as trustees, officers, creditor committee members or in similar capacities. Subject to the requirements of the Investment Company Act, our Adviser and its affiliates and associates intend to engage in such activities and may receive compensation from third parties for their services. Subject to the same requirements, such compensation may be payable by entities in which the Fund invests in connection with actual or contemplated investments, and our Adviser may receive fees and other compensation in connection with structuring investments which they will share.

Our Adviser and its partners, officers, trustees, shareholders, members, managers, employees, affiliates and agents may be subject to certain potential or actual conflicts of interest in connection with the activities of, and investments by, the Fund.

Trustee Independence

Please see “Item 5. Trustees and Executive Officers” for disclosure regarding Trustee independence.

Material Non-Public Information

Our senior management and other investment professionals from our Adviser may serve as trustees of, or in a similar capacity with, companies in which we invest or in which we are considering making an investment. Through these and other relationships with a company and by reason of their responsibilities in connection with the other activities undertaken for us, our Adviser and certain of its affiliates and certain funds managed and controlled by our Adviser, these individuals may obtain material, non-public information that might restrict our ability to buy or sell securities of such company under our policies or applicable law.

Advisory Agreement; Administration Agreement

The Fund is party to an Advisory Agreement, pursuant to which the Fund pays its Adviser a fee for investment management services consisting of a management fee and an incentive fee, which costs are ultimately borne by our Shareholders. Our fee structure may create an incentive for our Adviser to invest in certain types of securities. The Adviser relies on third-party valuation services to assist with the valuation of the Fund’s portfolio investments and may call on investment professionals from Silver Point for support. Because the management fee and incentive fee paid to our Adviser are based on the value of its investments, and there may be a conflict of interest when personnel of our Adviser are involved in the valuation process for its portfolio investments. In addition, pursuant to the Advisory Agreement and the Administration Agreement, we will reimburse the Adviser and Administrator for certain expenses as they occur. See “Item 1. Business—Advisory Agreement; Administration Agreement” and “—Administrative Services.”

Each of the Advisory Agreement and the Administration Agreement has been approved by the Board of Trustees. Unless earlier terminated, each of the Advisory Agreement and the Administration Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board of Trustees, including a majority of Independent Trustees, or by the holders of a majority of our outstanding voting securities.

Item 8. Legal Proceedings.

From time to time, in the normal course of business, we and our Adviser are party to certain lawsuits. Furthermore, third parties may try to seek to impose liability on us in connection with the activities of our portfolio companies. While the outcome of any such open legal proceedings cannot at this time be predicted with certainty, we do not expect these matters will have a material adverse impact on our financial condition or results of operations or those of our Adviser.

Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Shareholder Matters.

Market Information

Common shares were offered and sold in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D. There is no public market for the common shares.

Because common shares were acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Shareholders may not sell, assign, transfer or otherwise dispose of any common shares unless (i) the Fund gives consent, and (ii) the transfer is made in accordance with applicable securities laws and the Governing Documents. The Fund will not unreasonably withhold its consent to the transfer of all or a portion of a Shareholder’s common shares to an affiliate of such Shareholder on at least 30 days’ prior written notice; provided that the conditions in the Governing Documents are otherwise satisfied. An investment in our common shares has limited or no liquidity beyond our share repurchase program, and our share repurchase program can be modified, suspended or terminated at the Board’s discretion.

Distributions

Please see “Item 2. Financial Information—Critical Accounting Policies—Distributions” for disclosure regarding our intended distributions on common shares.

Holders

As of March 31, 2026, there were approximately 845 holders of our common shares. Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of common shares.

Item 10. Recent Sales of Unregistered Securities.

Prior to the BDC Election Date, the Fund held closings on October 14, 2024 and December 23, 2025, accepting an aggregate of $204.4 million in subscriptions, including $2.0 million committed by an affiliate of the Adviser, in reliance upon the available exemptions from registration requirements of Section 4(a)(2) of the Securities Act. As of March 31, 2026, the Fund has received subscriptions in the amount of $415.9 million to purchase common shares.

The following table summarizes the common shares issued and sold as of the date of this Registration Statement, which were not registered under the Securities Act:

Date	Shares Sold	Proceeds
October 24, 2025	600,000	$15,000,000
February 24, 2025	599,760	$15,000,000
July 2, 2025	1,925,298	$50,000,000
October 1, 2025	1,120,239	$30,000,000
December 19, 2025	3,353,690	$92,260,000
January 2, 2026	77,621	$2,140,000
February 2, 2026	7,053,752	$190,451,300
March 2, 2026	784,629	$21,090,830
Total as of March 31, 2026	15,514,989	$415,942,130

Each purchaser of common shares in the private offering will be required to represent that it is: (i) either an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act or, in the case of common shares sold outside the United States, is not a “U.S. person” in accordance with Regulation S of the Securities Act; and (ii) is acquiring the common shares purchased by it for investment and not with a view to resale or distribution. We did not engage in general solicitation or advertising with regard to the private placement and did not offer securities to the public in connection with such issuance and sale.

Item 11. Description of Registrant’s Securities to be Registered.

The following description is based on relevant portions of Maryland Law, the Fund’s Governing Documents and the Investment Company Act. This summary is not complete, and the Fund refers you to Title 12 of the Corporations and Associations Article of the Maryland Code (the “Maryland Statutory Trust Act”), the Governing Documents and the Investment Company Act for a more detailed description of the provisions summarized below.

General

Our authorized stock consists of an unlimited number of common shares of beneficial interest, par value $0.01 per share. There are no outstanding options or warrants to purchase our stock. Under Maryland law and our Declaration of Trust, our Shareholders will generally not be personally liable for our debts or obligations. Unless our Board of Trustees determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Shares

All common shares of beneficial interest have equal rights as to earnings, assets, dividends and other distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be made or paid to the holders of our common shares if, as and when declared by our Board of Trustees out of funds legally available therefor, subject to the rights of holders of our preferred shares of any series then outstanding. Our common shares have no exchange, conversion or redemption rights. In the event of our liquidation, dissolution or winding up, each common shares would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of preferred shares of any series then outstanding. Each holder of common shares is entitled to one vote for each common shares held on all matters submitted to a vote of Shareholders generally, including the election of Trustees elected by a vote of Shareholders generally. Except as provided with respect to any other class or series of shares, including our preferred shares, as more fully described below, the holders of our common shares possess exclusive voting power. There is no cumulative voting in the election of our Board of Trustees, which means that holders of a majority of the common shares entitled to vote in the election of such Trustees and present at a meeting at which a quorum of Shareholders is present are entitled to elect that number of nominees equal to the number of Trustees to be elected by such holders, and holders of less than such a majority will be unable to elect one or more specific Trustees for any available Trusteeship. A majority of the shares entitled to vote on a matter at a meeting and present in person or by proxy constitutes a quorum for the meeting.

Transfers of Shares

Our common shares are “restricted securities” under the meaning of Rule 144 promulgated under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

Sales under Rule 144 by our efforts also are subject to certain manners of sale provisions, notice requirements, volume limitations and the availability of current public information about us. No assurance can be given as to (a) the likelihood that an active market for our common shares will develop, (b) the liquidity of any such market, (c) the ability of our Shareholders to sell our securities or (d) the prices that Shareholders may obtain for any of our securities. No prediction can be made as to the effect, if any, that future sales of securities, or the availability of securities for future sales, will have on the market price prevailing from time to time.

In addition to the foregoing restrictions, Shareholders may not transfer any common shares of the Fund unless (i) the Fund gives consent, and (ii) the transfer is made in accordance with applicable securities laws and the Governing Documents. The Fund will not unreasonably withhold its consent to the transfer of all or a portion of a Shareholder’s common shares to an affiliate of such Shareholder on at least 30 days’ prior written notice; provided that the conditions in the Governing Documents of the Fund are otherwise satisfied; provided, further, that with respect to any requirement of the Shareholder to deliver an opinion of counsel, in-house counsel of the Shareholder or outside legal counsel selected by the Shareholder if admitted to practice under the laws of the relevant jurisdiction covered by the opinion (or otherwise qualified to provide the opinion) and having sufficient experience with the relevant subject matter will be acceptable.

Preferred Shares

Our Declaration of Trust authorizes, unless otherwise provided in our bylaws, our Board of Trustees to create and issue one or more series of preferred shares to the extent permitted by the Investment Company Act. The Board of Trustees may authorize and cause the Trust to issue such other securities of the Trust as they determine to be necessary, desirable or appropriate, having such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series or class as the Board of Trustees see fit, including preferred interests, debt securities or other senior securities. The Board of Trustees may classify and reclassify any unissued shares of any series or class from time to time, in one or more series or classes of shares. To the extent that the Board of Trustees authorizes and causes the Trust to issue preferred shares of any class or series, they are hereby authorized and empowered to amend or supplement the Declaration of Trust as they deem necessary or appropriate, all without the approval of Shareholders. Any such supplement or amendment shall be filed as is necessary. The Board of Trustees are also authorized to take such actions and retain such persons as they see fit to offer and sell such securities.

Subscriptions

Subscriptions to purchase shares may be made on an ongoing basis pursuant to accepted Subscription Agreements effective as of the first calendar day of a month (based on the NAV per share as determined as of the last day of the preceding month) and to be accepted, a subscription request including the full subscription amount and payment must be received in good order at least five business days prior to the first day of the month (unless waived by the Adviser).

Notice of each share transaction will be furnished to Shareholders (or their financial representatives) as soon as practicable but not later than seven business days after the Fund’s NAV per share is determined and credited to the Shareholder’s account, together with information relevant for personal and tax records. While a Shareholder will not know the NAV per share applicable on the effective date of the share purchase, the Fund’s NAV per share applicable to a purchase of shares will be available generally within 20 business days after the effective date of the share purchase; at that time, the number of shares based on that NAV per share and each Shareholder’s purchase will be determined and shares are credited to the Shareholder’s account as of the effective date of the share purchase.

A subscription may be withdrawn after submission at any time before we have accepted the subscription. If for any reason we reject the subscription, or if the subscription request is canceled before it is accepted or withdrawn, we will return the subscription agreement and the related funds, without interest or deduction, within ten business days after such rejection, cancellation or withdrawal. Completed subscription requests will not be accepted by us any earlier than five business days before the subscription date. The Fund reserves the right to reject subscriptions for any reason or no reason, in whole or in part, and at any time prior to its acceptance.

If a purchase order is received less than five business days prior to the subscription date, unless waived by the Adviser, the purchase order will be executed in the next subscription period’s closing at the transaction price applicable to that period. As a result of this process, the price per share at which an order is executed may be different than the price per share for the period in which the purchase order was submitted.

The Adviser may pay additional compensation, out of its own funds and not as an additional charge to the Fund or shareholders, to selected brokers, dealers or other financial intermediaries, including affiliated broker dealers, for the purpose of introducing a selling agent to the Fund and/or promoting the recommendation of an investment in the common shares. Such payments made by the Adviser may be based on the aggregate purchase price of investors in the Fund as determined by the Adviser. The amount of these payments is determined from time to time by the Adviser and may be substantial.

Lock-Up

While the Fund has no current intent to cause the common shares to be listed on any exchange, in the event of an Exchange Listing, Shareholders would be subject to customary and reasonable lock-up restrictions pursuant to which they would be prohibited from selling common shares for a certain period of time after the date of such Exchange Listing. Pursuant to the Subscription Agreement, to effectuate these lock-up restrictions, prospective Shareholders will provide the Adviser with a power of attorney authorizing it to execute any such lock-up documentation on their behalf, as applicable.

An “Exchange Listing” is a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s Shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

Multiple Classes of Common Shares

We and our affiliates have been granted an exemptive relief order from the SEC that permits us to issue multiple classes of our shares and offer to sell any combination of multiple classes of shares in connection with this offering (the “Multiclass Order”). We may issue multiple classes of shares in reliance on the Multiclass Order in the future and such share classes may have different ongoing shareholder servicing and/or distribution fees.

Provisions of Maryland law, Our Declaration of Trust and Bylaws

Limitation on Liability of Trustees; Indemnification and Advancement of Expenses

The indemnification of the Fund’s officers and Trustees is governed by Section 12-403 of the Maryland Statutory Trust Act and the Declaration of Trust. Section 12-403(a)(1) of the Maryland Statutory Trust Act empowers the Fund to “[i]ndemnify and hold harmless, and to obligate itself to indemnify and hold harmless, any trustee, officer, employee, or agent from and against any and all claims and demands whatsoever.” Section 12-403(b) of the Maryland Statutory Trust Act provides that “[e]xcept as provided in the governing instrument of a statutory trust, a trustee shall be indemnified to the same extent as a trustee of a corporation under [Section 2-418 of the Maryland General Corporation Law].”

The Declaration of Trust requires the Fund to indemnify each person who at any time serves or has served as a Trustee or officer of the Trust against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such indemnitee may be or may have been involved as a party or otherwise or with which he or she may be or may have been threatened by reason of such indemnitee having acted in any such capacity. Notwithstanding the foregoing, no person may be indemnified by the Fund against any liability to any person or any expense of such indemnitee arising by reason of (i) intentional acts of willful misfeasance, (ii) bad faith, (iii) gross negligence, or (iv) reckless disregard of the duties of involved in the conduct of his position. Further, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the indemnitee to enforce his or her rights to indemnification and the indemnitee is found to be entitled to such indemnification. No indemnification may be made by the Fund unless there has been a determination (i) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (ii) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither “interested persons” of the Trust (as defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding, or (2) if such quorum is not obtainable or even if obtainable, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification hereunder.

As permitted by the Maryland Statutory Trust Act, the Declaration of Trust provides that the Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought if the Fund receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the disinterested, non-party Trustees or independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

Any indemnification or payment or reimbursement of expenses made pursuant to such provisions of the Declaration of Trust will be subject to the applicable requirements of the Investment Company Act.

Election of Trustees

Our Declaration of Trust provides that, unless otherwise provided in our bylaws (including with respect to the special rights of holders of one or more series of our preferred shares to elect Trustees), our Trustees will be elected by the affirmative vote of the holders of a majority of the votes cast by Shareholders entitled to vote thereon present in person or by proxy at a meeting of Shareholders called for the purpose of electing Trustees.

Classified Board of Trustees

Under our Declaration of Trust, unless otherwise provided in our bylaws, subject to the special right of the holders of one or more series of preferred shares to elect additional preferred Trustees, our Trustees will be divided into three classes of Trustees, with the classes to be as nearly equal in number as possible, serving staggered three-year terms, with the term of office of Trustees in only one of the three classes expiring each year. As a result, approximately one-third of such Trustees will then be elected each year. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that, the longer time required to elect a majority of a classified Board of Trustees will help to ensure the continuity and stability of our management and policies.

Number of Trustees; Removal; Vacancies

Our Declaration of Trust provides that, unless otherwise provided in our bylaws, the total number of Trustees will initially be set to one, which number may be increased or decreased only by the Board of Trustees. Our Declaration of Trust also provides that, unless otherwise provided in our bylaws, our Trustees may be removed only for cause (i) by action taken by a majority of the Trustees or (ii) by the holders of at least seventy-five percent (75%) of the shares then entitled to vote in an election of such Trustee. Our Declaration of Trust provides that, unless otherwise provided in our bylaws, any and all vacancies on the Board of Trustees, including any vacancy resulting from an increase in the number of Trustees, may be filled only by the affirmative vote of a majority of the remaining Trustees in office, even if the remaining Trustees do not constitute a quorum, and any Trustee elected to fill a vacancy will serve for the remainder of the full term of the Trusteeship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the Investment Company Act. Any such limitations on the ability of our Shareholders to remove Trustees and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Shareholders

Our Declaration of Trust provides that, unless otherwise provided in the bylaws, any action required or permitted to be taken at any annual or special meeting of Shareholders may be taken without a meeting by consent in any manner and by any vote permitted by the bylaws.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws provide that, unless otherwise provided in Declaration of Trust, with respect to an annual meeting of Shareholders, nominations of persons for election to the Board of Trustees and the proposal of other business to be considered by Shareholders may be made only (1) by or at the direction of the Board of Trustees (or a duly authorized committee thereof), (2) pursuant to our notice of meeting or (3) by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. For any nomination or business proposal to be properly brought by a Shareholder for a meeting, such Shareholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a Shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the proxy statement for the immediately preceding annual meeting of Shareholders. Our bylaws specify requirements as to the form and content of any such Shareholder’s notice. Our bylaws also allow the presiding officer at a meeting of the Shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. Our bylaws further provide that nominations of persons for election to the Board of Trustees at a special meeting may be made only by or at the direction of the Board of Trustees, and provided that the Board of Trustees has determined that Trustees will be elected at the meeting, by a Shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring Shareholders to give us advance notice of nominations and other business is to afford our Board of Trustees a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Trustees, to inform Shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Shareholders. Although our bylaws do not give our Board of Trustees any power to disapprove Shareholder nominations for the election of Trustees or proposals recommending certain action that are made in compliance with applicable advance notice procedures, they may have the effect of precluding a contest for the election of Trustees or the consideration of Shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of Trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our Shareholders.

Shareholder Meetings

Our bylaws provide that, unless otherwise provided in Declaration of Trust, any action required or permitted to be taken by Shareholders at an annual meeting or special meeting of Shareholders may only be taken if it is properly brought before such meeting. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Trustees, or by a Shareholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the Shareholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next Shareholder meeting Shareholder actions that are favored by the holders of a majority of our outstanding voting securities.

Calling of Special Meetings of Shareholders

Our bylaws, unless otherwise provided in Declaration of Trust, provide that special meetings of Shareholders may be called by our Board of Trustees, the chair of the Board of Trustees, our president and our chief executive officer, and shall be called by our Secretary upon written request of the Shareholders entitled to cast not less than 51% of all votes entitled to be cast on such matter at such meeting.

Amendments to the Governing Documents and Certain Voting Requirements

Except specifically set forth in the Declaration of Trust or in the terms of any series or class of shares, the Trustees, by a vote of at least eighty percent (80%) of the Trustees and by a vote of at least 80% of the Continuing Trustees may amend, amend and restate, or supplement, the Declaration of Trust in any respect from time to time, without any action by the Shareholders. The Board of Trustees also may amend the Declaration of Trust without any vote of Shareholders of any class or series to divide the shares of the Trust into one or more classes or additional classes, or one or more series or additional series, to determine the rights, powers, preferences, limitations and restrictions of any class or series of shares, to change the name of the Trust or any class or series of shares, to make any change that does not adversely affect the relative rights or preferences of any Shareholder, as they may deem necessary.

Shareholders are entitled to vote on amendments to the Declaration of Trust only to the extent:

•	submitted to them for their consideration by the Board of Trustees;

•

to the extent that the amendment would change any rights with respect to any shares of the Fund by reducing the amount payable thereon upon liquidation of the Fund or by diminishing or eliminating any voting rights pertaining thereto; or

•	the following extraordinary actions and amendments to the Declaration of Trust generally require the approval of 80% of outstanding shares entitled to vote on the matter:

(1)

any amendment to the Declaration of Trust to make the Fund’s common shares “redeemable securities” and any other proposal to convert the Trust from a “closed-end company” to an “open-end company” (as defined in the Investment Company Act);

(2)	the liquidation or dissolution of the Fund and any amendment to the Declaration of Trust to effect such liquidation or dissolution;

(3)	any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Fund.

Notwithstanding the foregoing, if the Board of Trustees and at least 80% of the Continuing Trustees approve any such proposal, transaction or amendment, then the approval of only a “majority of the outstanding voting securities” (as defined in the Investment Company Act) entitled to vote on such proposal, transaction or amendment is required, subject to certain restrictions.

Our Governing Documents provide that the Board of Trustees will have the exclusive power to adopt, alter, amend or repeal any provision of our Bylaws without Shareholder approval.

Conflict with Investment Company Act

Our Declaration of Trust provides that if any provision is in conflict with the Investment Company Act or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of the Governing Documents; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.

Item 12. Indemnification of Trustees and Officers.

Insofar as indemnification for liability arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

Set forth below is a list of our financial statements included in this Registration Statement.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements

The financial statements included in this Registration Statement are listed in Item 13 and commence on page F-1.

(b)	Exhibits

The following documents are filed as exhibits hereto:

Exhibit	Exhibit Description

3.1*	Agreement and Declaration of Trust

3.2*	By-Laws

4.1#	Form of Subscription Agreement

10.1*	Form of Amended and Restated Investment Advisory Agreement

10.2*	Form of Administration Agreement

10.3*	Form of Expense Support and Conditional Reimbursement Agreement

10.4*	Master Servicing Agreement between Registrant and U.S. Bank Global Fund Services

10.5*	Custody Agreement between Registrant and U.S. Bank National Association

10.6*	Form of Dividend Reinvestment Plan

10.7#	Loan and Security Agreement, among SPPCF Facility Services, LLC, Robins Brook SPPCF Holdings, LLC, the Company and the Lenders party thereto, dated as of July 10, 2025.

10.8#	Amendment No. 1 to the Loan and Security Agreement, among SPPCF Facility Services, LLC, Robins Brook SPPCF Holdings, LLC, the Company and the Lenders party thereto, dated as of July 10, 2025.

14.1*	Code of Ethics

21.1#	Subsidiaries of the Registrant

*	Previously filed in connection with the Registrant’s Registration Statement on Form 10 (Securities Act File No. 000-56819) on February 2, 2026.
#	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Silver Point Private Credit Fund

By:	/s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Chief Financial Officer

Date: March 31, 2026

Silver Point Private Credit Fund

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

Silver Point Private Credit Fund:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of assets and liabilities of Silver Point Private Credit Fund and subsidiaries (the Fund), including the consolidated schedules of investments, as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2025 and for the period from October 24, 2024 (commencement of operations) to December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Fund as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from October 24, 2024 (commencement of operations) to December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Such procedures also included confirmation of securities owned as of December 31, 2025 and 2024, by correspondence with custodians, agents, or by other appropriate auditing procedures. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Fund’s auditor since 2024.

New York, New York

March 27, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.

Silver Point Private Credit Fund

Consolidated Statements of Assets and Liabilities

	December 31,	December 31,
	2025	2024
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $339,711,331 and $65,110,564, respectively)	$340,500,553	$65,207,120
Cash	11,027,679	11,191,439
Interest receivable	1,778,184	438,341
Deferred financing costs	1,845,211	209,022
Other assets	1,301,937	7,468

Total assets	$356,453,564	$77,053,390

Liabilities
Debt (Note 6)	$94,300,000	$—
Sell/buy-back agreements (Note 7)	5,146,231	50,825,886
Payable for unsettled transactions	45,394,460	10,187,954
Financing costs payable	—	358,323
Interest payable	795,973	365,440
Origination fees payable (Note 3)	—	688,338
Administration fees payable	655,845	158,857
Accrued expenses and other liabilities	677,510	179,058

Total liabilities	146,970,019	62,763,856

Commitments and contingencies (Note 8)
Net assets
Common shares $0.01 par value, unlimited shares authorized; 7,598,987 and 600,000 shares issued and outstanding, respectively	75,990	6,000
Paid-in-capital in excess of par	202,184,010	14,994,000
Distributable earnings (losses)	7,223,545	(710,466)

Total net assets	209,483,545	14,289,534

Total liabilities and net assets	$356,453,564	$77,053,390

Net asset value per share	$27.57	$23.82

Silver Point Private Credit Fund

Consolidated Statements of Operations

	For the year ended December 31, 2025	For the Period October 24, 2024 (Commencement of Operations) through December 31, 2024
Investment income:
Non-controlled/non-affiliated investments:
Interest income	$14,780,720	$738,337
PIK interest income	89,587	—
Other income	18,749	7,468

Total investment income	14,889,056	745,805

Expenses:
Interest and financing expenses	6,716,806	514,741
Professional fees	1,293,571	161,000
Administration fees	857,529	170,498
Organizational costs	—	816,933
Origination fees	—	688,338
Other general and administrative expenses	114,354	18,250

Total expenses	8,982,260	2,369,760
Expense support	(755,020)	(816,933)
Origination fee waiver (Note 3)	(688,338)	—

Net expenses	7,538,902	1,552,827

Net investment income (loss)	7,350,154	(807,022)
Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliated investments	34,586	—
Foreign currency transactions	(101,309)	—

Total net realized gain (loss)	(66,723)	—

Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	692,666	96,556
Translation of assets and liabilities in foreign currencies	(42,086)	—

Total net change in unrealized appreciation (depreciation)	650,580	96,556

Net gain (loss)	583,857	96,556

Net increase (decrease) in net assets resulting from operations	$7,934,011	$(710,466)

Silver Point Private Credit Fund

Consolidated Statements of Changes in Net Assets

	Shares	Par Amount	Paid-in-Capital in Excess of Par	Distributable Earnings (Losses)	Total Net Assets
Balance at October 24, 2024 (Commencement of Operations):	—	$—	$—	$—	$—
Net increase (decrease) in net assets resulting from operations:
Net investment income (loss)	—	—	—	(807,022)	(807,022)
Net realized gain (loss)	—	—	—		—
Net change in unrealized appreciation (depreciation)	—	—	—	96,556	96,556

Net increase (decrease) in net assets resulting from operations	—	—	—	(710,466)	(710,466)
Shareholder transactions:
Capital Contributions	600,000	6,000	14,994,000	—	15,000,000

Net increase (decrease) in net assets resulting from shareholder transactions	600,000	6,000	14,994,000	—	15,000,000

Net increase (decrease) in net assets	600,000	6,000	14,994,000	(710,466)	14,289,534

Balance at December 31, 2024:	600,000	$6,000	$14,994,000	$(710,466)	$14,289,534

Net increase (decrease) in net assets resulting from operations:
Net investment income (loss)	—	—	—	7,350,154	7,350,154
Net realized gain (loss)	—	—	—	(66,723)	(66,723)
Net change in unrealized appreciation (depreciation)	—	—	—	650,580	650,580

Net increase (decrease) in net assets resulting from operations	—	—	—	7,934,011	7,934,011
Shareholder transactions:
Capital Contributions	6,998,987	69,990	187,190,010	—	187,260,000

Net increase (decrease) in net assets resulting from shareholder transactions	6,998,987	69,990	187,190,010	—	187,260,000

Net increase (decrease) in net assets	6,998,987	69,990	187,190,010	7,934,011	195,194,011

Balance at December 31, 2025:	7,598,987	$75,990	$202,184,010	$7,223,545	$209,483,545

Silver Point Private Credit Fund

Consolidated Statement of Cash Flows

	For the year ended December 31, 2025	For the Period October 24, 2024 (Commencement of Operations) through December 31, 2024
Cash flows from operating activities
Net increase (decrease) in net assets resulting from operations	$7,934,011	$(710,466)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities
Net amortization/accretion of premium/discount on investments	(807,234)	(20,619)
Amortization of deferred financing costs	520,124	149,301
Payments for purchase of investments	(294,605,135)	(65,305,804)
Proceeds from sales, paydowns and resolutions of investments	20,935,782	215,859
Interest paid-in-kind	(89,587)	—
Net realized (gain) loss from investments	(34,586)	—
Net change in unrealized (appreciation) depreciation from investments	(692,666)	(96,556)
Net (increase) decrease in operating assets and increase (decrease) in operating liabilities
Interest receivable	(1,339,843)	(438,341)
Other assets	(1,294,469)	(7,468)
Payable for unsettled transactions	35,206,506	10,187,954
Interest payable	430,533	365,440
Administration fee payable	496,988	158,857
Origination fee payable	(688,338)	688,338
Accrued expenses and other liabilities	498,452	179,058

Net cash provided by (used in) operating activities	(233,529,462)	(54,634,447)

Cash flows from financing activities
Proceeds from credit facility borrowings	180,700,000	—
Credit facility payments	(86,400,000)	—
Payment of deferred financing costs	(2,514,643)	—
Capital contributions	187,260,000	15,000,000
Proceeds from sell/buy-back agreements	163,836,078	50,825,886
Repayments of sell/buy-back agreements	(209,515,733)	—

Net cash provided by (used in) financing activities	233,365,702	65,825,886

Net increase (decrease)	(163,760)	11,191,439

Beginning of period balance	$11,191,439	$—

End of period balance	$11,027,679	$11,191,439

Supplemental cash flow information
Cash paid during the period for interest	$5,766,143	$—
Deferred financing costs from financing activities incurred but not yet paid	$—	$358,323
Deferred financing costs paid in current period but incurred in prior period	$358,323	$—

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2025

Portfolio Company(1)	Instrument	Industry	Rate(2)	Interest Rate	Original Acquisition Date(16)	Maturity Date	Par Amount(3)	Cost / Amortized Cost(4)	Fair Value	% of Net Assets(5)
Non-Controlled/Non-Affiliated Investments
1st Lien/Secured Loans
United States of America
175 3rd Street(7) (8)	1st Lien Term Loan	Real Estate Development & Management	S+5.50%, 3.75% Floor	9.37%	4/30/2025	5/1/2026	$4,900,194	$4,881,217	$4,894,931	2.34%
Atlas Sand Co LLC(7) (9)	1st Lien Term Loan	Oilfield Services	9.51%	9.51	3/5/2025	3/1/2032	3,254,890	3,224,978	3,186,537	1.52
Bending Spoons US Inc(7) (9)	1st Lien Term Loan	Technology	S+5.25%, 1.00% Floor	9.03	2/19/2025	3/7/2031	7,524,796	7,404,475	7,314,102	3.49
CP Atlas Buyer Inc (American Bath)(9)	1st Lien Term Loan	Building Products	S+5.25%	8.97	7/1/2025	7/8/2030	7,381,506	7,053,789	7,123,154	3.40
Databricks Inc(7) (9) (12)	1st Lien Term Loan	Software & Services	S+4.50%	8.27	12/19/2024	1/3/2031	4,741,672	4,722,911	4,765,380	2.27
Databricks Inc(6) (7) (12)	1st Lien Delayed Draw Term Loan	Software & Services	S+4.50%, (1.00% on unfunded)	1.00	12/19/2024	1/3/2031	1,016,073	—	—	—
Elessent Clean Technologies Inc(6) (7) (10) (11)	1st Lien Revolver	Specialty Chemicals	S+6.00%, 1.00% Floor (0.50% on unfunded)	0.50	11/15/2024	11/15/2029	459,015	(7,109)	(1,524)	0.00
Elessent Clean Technologies Inc(7) (9)	1st Lien Term Loan	Specialty Chemicals	S+6.00%, 1.00% Floor	9.73	11/15/2024	11/15/2029	4,726,020	4,649,540	4,710,329	2.25
G-3 Chickadee Purchaser, LLC(7) (9)	1st Lien Term Loan	Industrial Products & Services	S+5.75%, 1.00% Floor	9.59	10/31/2025	10/31/2031	2,395,701	2,348,766	2,347,787	1.12
Gibson Brands Inc(7) (9)	1st Lien Term Loan	Consumer Brands	S+5.11%, 0.75% Floor	8.85	10/29/2024	8/11/2028	3,716,551	3,449,542	3,599,573	1.72
Gopher Resource LLC(7) (9)	1st Lien Term Loan	Environmental Solutions	S+7.00% 1.00% Floor	10.6 7	3/21/2025	10/4/2029	358,817	345,181	355,873	0.17
Guava Buyer LLC (dba AVI-SPL)(7) (9)	1st Lien Term Loan	Technology Hardware & Equipment	S+5.50%, 1.00% Floor	9.34	8/12/2025	8/12/2032	7,008,019	6,871,273	6,867,859	3.28
Guava Buyer LLpGuava Buyer LLC (dba AVI-SPL)⁽⁶⁾ ⁽⁷⁾	1st Lien Delayed Draw Term Loan	Technology Hardware & Equipment	S+5.50%, 1.00% Floor (1.00% on unfunded)	9.36	8/12/2025	8/12/2032	827,967	351,879	346,724	0.17
Guava Buyer LLC (dba AVI-SPL)⁽⁶⁾⁽⁷⁾	1st Lien Revolver	Technology Hardware & Equipment	S+5.50%, 1.00% Floor (0.50% on	9.34	8/12/2025	8/12/2030	829,793	272,356	271,066	0.13
Hammer IntermediateCo LLC(7) (9)	1st Lien Term Loan	Industrial Products & Services	S+5.50%, 1.00% Floor	9.49	10/1/2025	10/1/2031	2,586,156	2,548,206	2,547,363	1.22
Hammer IntermediateCo LLC(6) (7)	1st Lien Revolver	Industrial Products & Services	S+5.50%, 1.00% Floor (0.50% on unfunded)	9.34	10/1/2025	10/1/2031	424,855	85,947	85,679	0.04
i.PARK BROADWAY LLC (1050 N Broadway)(7) (9)	1st Lien Term Loan	Real Estate Development & Management	S+5.30%, 4.25% Floor	9.55	7/3/2025	7/6/2027	3,676,858	3,620,446	3,632,662	1.73

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2025

Portfolio Company(1)	Instrument	Industry	Rate(2)	Interest Rate	Original Acquisition Date(16)	Maturity Date	Par Amount(3)	Cost / Amortized Cost(4)	Fair Value	% of Net Assets(5)
Igloo Group Parent Inc(7) (9)	1st Lien Term Loan	Technology	S+5.00%, 1.00% Floor	8.73%	12/23/2025	12/23/2031	$ 24,644,459	$ 23,165,791	$ 23,165,791	11.06%
IXS Holdings Inc (9)	1st Lien Term Loan	Automobiles & Components	S+5.50%, 1.00% Floor	9.22	8/15/2025	9/21/2029	4,239,306	4,080,477	4,224,293	2.02
Jennmar Intermediate III LLC(7) (9)	1st Lien Term Loan	Industrial Products & Services	S+5.00%	8.73	12/16/2025	12/16/2030	33,347,051	32,348,394	32,846,845	15.68
Likewize Corp (9)	1st Lien Term Loan	Insurance & Insurance Services	S+5.75%, 0.50% Floor	9.66	12/6/2024	8/27/2029	8,200,352	8,007,354	7,872,338	3.76
LVF Holdings Inc(7) (9)	1st Lien Term Loan	Food & Beverage	S+5.50%	9.32	2/24/2025	2/24/2032	8,728,887	8,334,188	8,323,029	3.97
LVF Holdings Inc(6) (7) (10) (11)	1st Lien Delayed Draw Term Loan	Food & Beverage	S+5.50%, (5.50% on unfunded)	5.50	2/24/2025	2/24/2032	1,315,913	(28,932)	(60,879)	(0.03)
Meta Buyer LLC(7)	1st Lien Term Loan	Consumer Brands	S+5.25%, 0.75% Floor	8.94	12/22/2025	12/22/2031	4,877,091	4,828,642	4,828,320	2.30
Meta Buyer LLC(7)	1st Lien Term Loan	Consumer Brands	E+5.25%, 0.75% Floor	7.29	12/22/2025	12/22/2031	€6,779,991	7,860,467	7,884,140	3.76
Meta Buyer LLC(7)	1st Lien Term Loan	Consumer Brands	BBSY+5.25%, 0.75% Floor	9.02	12/22/2025	12/22/2031	A U$5,131,136	3,357,439	3,389,767	1.62
Meta Buyer LLC(6) (7) (10) (11)	1st Lien Revolver	Consumer Brands	S+5.25%, 0.75% Floor (0.50% on unfunded)	0.50	12/22/2025	12/22/2031	1,972,759	(16,239)	(16,313)	(0.01)
Meta Buyer LLC(6) (7) (10) (11)	1st Lien Delayed Draw Term Loan	Consumer Brands	S+5.25%, 0.75% Floor (1.00% on unfunded)	1.00	12/22/2025	12/22/2031	4,522,348	(18,744)	(18,843)	(0.01)
Metropolis Technologies Inc (9)	1st Lien Term Loan	Technology	S+5.25%	8.98	10/20/2025	10/20/2032	1,016,869	1,006,865	1,006,700	0.48
Michael Baker International LLC(7) (9)	1st Lien Term Loan	Business Services	S+4.50%, 1.00% Floor	8.19	12/30/2025	12/1/2028	23,376,258	22,558,707	22,558,086	10.77
Paperworks Industries, Inc.(7)(9)	1st Lien Term Loan	Paper & Packaging	S+6.25%, 1.00% Floor	9.92	7/11/2025	6/30/2029	5,984,961	5,899,989	$5,868,969	2.80
Pelican Power Borrower LLC(7)(9)	1st Lien Term Loan	Power Generation	S+5.50%, 2.00% Floor	9.32	8/29/2025	8/29/2030	9,837,806	9,649,600	9,995,211	4.77
Pioneer AcquisitionCo LLC(9)	1st Lien Term Loan	Business Services	S+3.25%	6.94	10/24/2025	10/27/2032	1,253,000	1,249,887	1,254,566	0.60
Quirch Foods Holdings LLC(6)(7)(10)(11)	1st Lien Delayed Draw Term Loan	Consumer Brands	S+6.50%, 1.00% Floor (1.00% on unfunded)	1.00	11/24/2025	11/12/2030	483,702	(2,986)	(3,023)	0.00
Quirch Foods Holdings LLC(7)(9)	1st Lien Term Loan	Consumer Brands	S+6.50%, 1.00% Floor	10.34	11/24/2025	11/12/2030	4,675,783	4,618,435	4,617,336	2.20
Radiate Holdco LLC(6)	1st Lien Delayed Draw Term Loan	Consumer Brands	S+4.00%, 1.00% Floor (1.50% on unfunded)	7.72	10/23/2025	6/26/2029	7,499,250	2,478,355	2,443,506	1.17
Radiate Holdco LLC	1st Lien Term Loan	Consumer Brands	S+4.00%, 1.00% Floor	7.72	10/23/2025	6/26/2029	2,499,750	2,462,862	2,481,002	1.18

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2025

Portfolio Company(1)	Instrument	Industry	Rate(2)	Interest Rate	Original Acquisition Date(16)	Maturity Date	Par Amount(3)	Cost / Amortized Cost(4)	Fair Value	% of Net Assets(5)
Rayonier AM Products Inc(7)(9)	1st Lien Term Loan	Paper & Packaging	S+7.50%, 3.00% Floor	11.17%	10/28/2024	10/29/2029	$5,872,591	$5,755,029	$5,622,669	2.68%
Shrieve Chemical Co LLC(7)(9)	1st Lien Term Loan	Specialty Chemicals	S+6.00%, 1.00% Floor	9.72	10/30/2024	10/30/2030	5,880,181	5,782,292	5,778,982	2.76
Shrieve Chemical Co LLC(6)(7)	1st Lien Revolver	Specialty Chemicals	S+6.00%, 1.00% Floor (0.50% on unfunded)	9.73	10/30/2024	10/30/2030	471,846	146,280	146,041	0.07
Smarsh Inc(7) (9)	1st Lien Term Loan	Software & Services	S+4.75%, 0.75% Floor	8.42	1/31/2025	2/18/2029	170,466	169,448	168,776	0.08
Smarsh Inc(6)(7)(10)(11)	1st Lien Delayed Draw Term Loan	Software & Services	1.00% (1.00% on unfunded)	1.00	1/31/2025	2/18/2029	113,644	(331)	(1,127)	0.00
Smarsh Inc(6)(7)	1st Lien Revolver	Software & Services	S+4.75%, 0.75% Floor (0.50% on unfunded)	8.43	1/31/2025	2/18/2029	113,644	43,283	42,816	0.02
Southeastern Grocers LLC(7)(9)	1st Lien Term Loan	Staples Retail	S+7.50%, 1.00% Floor	11.17	9/19/2025	9/19/2030	5,242,589	5,091,076	5,137,371	2.45
SP PF Buyer LLC(7)(9)	1st Lien Term Loan	Specialty Retail	S+7.00%, 1.00% Floor	10.86	10/16/2024	10/13/2029	9,787,651	9,549,599	9,548,823	4.56
Stryten Energy Resources LLC(7)(9)	1st Lien Term Loan	Industrial Products & Services	S+5.50%, 1.00% Floor	9.36	12/18/2024	12/18/2029	9,039,323	8,889,968	8,898,913	4.25
Sweet Oak Parent LLC (fka Ozark Holdings LLC)(7)(9)	1st Lien Term Loan	Specialty Retail	S+5.75%, 0.75% Floor	9.69	12/17/2024	8/5/2030	5,925,000	5,823,653	5,788,725	2.76
USA Debusk LLC(7)(9)	1st Lien Term Loan	Industrial Products & Services	S+5.25%, 0.75% Floor	9.05	10/21/2025	4/30/2031	7,087,275	7,017,265	7,034,121	3.36
Vantage Specialty Chemicals Inc (7) (9) (15)	1st Lien Term Loan	Specialty Chemicals	S+6.75%, 1.00% Floor	10.42	8/29/2025	8/29/2029	12,481,632	12,190,043	12,175,832	5.81
Vantage Specialty Chemicals Inc(6)(7)(10)(11)	1st Lien Revolver	Specialty Chemicals	S+6.75%, 1.00% Floor (0.50% on unfunded)	0.50	8/29/2025	2/28/2029	1,074,627	(24,240)	(26,328)	(0.01)
Vensure Employer Services Inc(7)(9)	1st Lien Term Loan	Business Services	S+5.00%, 0.50% Floor	8.70	12/18/2025	9/27/2031	14,962,236	14,980,939	14,881,512	7.10
X Corp (as successor to Twitter)(9)	1st Lien Term Loan	Technology	S+6.75%	10.45	9/12/2025	10/29/2029	4,547,986	4,478,121	4,463,530	2.13
Xactus LLC(6)(7)(10)(11)	1st Lien Revolver	Business Services	S+5.50%, 0.75% Floor (0.50% on unfunded)	0.50	5/6/2025	5/6/2030	287,484	(3,745)	(2,731)	0.00
Xactus LLC(7)(9)	1st Lien Term Loan	Business Services	S+5.50%, 0.75% Floor	9.17	5/6/2025	5/6/2032	3,527,909	3,476,893	3,513,797	1.68

Total United States of America 1st Lien/Secured Loans								277,029,521	277,880,058	132.64

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2025

Portfolio Company(1)	Instrument	Industry	Rate(2)	Interest Rate	Original Acquisition Date(16)	Maturity Date	Par Amount(3)	Cost / Amortized Cost(4)	Fair Value	% of Net Assets(5)
Canada
1261229 BC LTD(9)	1st Lien Term Loan	Healthcare Equipment & Supplies	S+6.25%	9.97%	8/28/2025	10/8/2030	$14,939,042	$14,865,663	$14,559,068	6.95%
Arterra Wines Canada Inc(9)	1st Lien Term Loan	Consumer Brands	S+3.76%, 0.75% Floor	7.43	10/31/2025	11/26/2027	11,091,948	10,922,474	10,900,834	5.20
Gateway Casinos & Entertainment Ltd(9)	1st Lien Term Loan	Gaming & Entertainment	S+6.25%, 0.75% Floor	9.95	12/18/2024	12/18/2030	8,974,020	8,949,890	8,970,296	4.28
Source Energy Services Ltd (7)(9)	1st Lien Term Loan	Oilfield Services	S+5.25%, 4.25% Floor	9.50	12/20/2024	12/20/2029	5,952,375	5,778,715	5,963,392	2.85
Total Canada 1st Lien/Secured Loans								40,516,742	40,393,590	19.28
Luxembourg
Accelya Lux Finco Sarl(9)	1st Lien Term Loan	Software & Services	S+5.25%	8.92	9/29/2025	9/29/2032	3,007,996	2,949,270	2,983,556	1.42
Total Luxembourg 1st Lien/Secured Loans								2,949,270	2,983,556	1.42
Netherlands
WeTransfer BV⁽⁹⁾	1st Lien Term Loan	Technology	E+5.25%	7.27	7/18/2025	3/7/2031	1,582,730	1,827,021	1,790,906	0.85%

Total Netherlands 1st Lien/Secured Loans								1,827,021	1,790,906	0.85

United Kingdom
Inspired Entertainment Inc⁽⁷⁾⁽⁹⁾	1st Lien Term Loan	Gaming & Entertainment	SONIA+6.00%, 3.00% Floor	9.97	12/9/2025	6/4/2030	£3,660,000	4,891,871	4,931,850	2.35

Total United Kingdom 1st Lien/Secured Loans								4,891,871	4,931,850	2.35

Total 1st Lien/Secured Loans								327,214,425	327,979,960	156.54

2nd Lien/Secured Loans
United States of America
FourPoint Resources Intermediate Holdings, LLC⁽⁷⁾⁽⁹⁾	2nd Lien Term Loan	Energy	S+7.00%, 2.50% Floor	10.99	1/22/2025	1/22/2030	6,279,208	6,136,341	6,078,273	2.90
Delos Living LLC⁽⁷⁾	2nd Lien Term Loan	Real Estate Development & Management	14%	14.00	10/9/2025	7/11/2027	2,127,660	2,030,816	2,016,554	0.96

Total United States of America 2nd Lien Term Loan								8,167,157	8,094,827	3.86

Total 2nd Lien/Secured Loans								8,167,157	8,094,827	3.86

Senior Secured Bonds

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2025

Portfolio Company(1)	Instrument	Industry	Rate(2)	Interest Rate	Original Acquisition Date(16)	Maturity Date	Par Amount(3)	Cost / Amortized Cost(4)	Fair Value	% of Net Assets(5)
United States of America
Amber Energy Inc.⁽⁷⁾	Senior Secured	Energy	15%	15.00%	11/26/2025	12/1/2045	€18,349	$18,349	$18,349	0.01%
Service Properties Trust⁽¹³⁾	Senior Secured	Real Estate Development & Management	0%	—	9/15/2025	9/30/2027	3,571,000	3,140,502	3,226,111	1.54

Total United States of America Senior Secured Bonds								3,158,851	3,244,460	1.55

Canada
1261229 BC LTD	Senior Secured	Healthcare Equipment & Supplies	10%	10.00	12/26/2025	4/15/2032	728,000	755,520	756,850	0.36
Bausch Health Cos Inc (Valeant)	Senior Secured	Healthcare Equipment & Supplies	5%	4.88	11/5/2025	6/1/2028	412,000	372,831	369,131	0.18

Total Canada Senior Secured Bonds								1,128,351	1,125,981	0.54

Total Senior Secured Bonds								4,287,202	4,370,441	2.09

Warrants
United States of America
Delos Living LLC⁽⁷⁾⁽¹⁴⁾	Warrants	Real Estate Development & Management	N/A	N/A	10/9/2025	N/A	1	42,547	55,325	0.03

Total Warrants								42,547	55,325	0.03

Total Investments, December 31, 2025(17)(18)								$339,711,331	$340,500,553	162.52%

(1)	All of our investments are issued by eligible portfolio companies, as defined in the Investment Company Act of 1940 (the “1940 Act”), unless otherwise noted.
(2)

Investments may contain a variable rate structure, subject to an interest rate floor or cap. Variable rate investments bear interest at a rate that may be determined by reference to either Secured Overnight Financing Rate (“SOFR” or “S”), Euro Interbank Offer Rate (“Euribor” or “E”), Canadian Dollar Offered Rate (“CDOR” or “C”), or Prime Rate (“P”), which can generally include one-, three- or six-month tenor, at the borrower’s option, which reset periodically based on the terms of the credit agreement. For investments with multiple interest rate contracts, the interest rate shown is the weighted average interest rate in effect on December 31, 2025.

(3)

Par amount includes unfunded commitments, accumulated payment-in-kind (“PIK”) interest and is net of principal repayments. Amounts are in USD unless otherwise noted. Equity investments are recorded as number of shares owned or economic ownership percentage.

(4)

Cost represents amortized cost for debt investments less principal payments, plus capitalized PIK, if any. As of December 31, 2025, the aggregate gross unrealized appreciation for all investments where there was an excess of fair value over tax cost was $1,991,872; the aggregate gross unrealized depreciation for all investments where there was an excess of tax cost over fair value was $1,152,999; the net unrealized appreciation was $838,873; the aggregate tax cost of securities for Federal income tax purposes was $339,661,680.

(5)	Percentage is based on net assets of $209,483,545 as of December 31, 2025.
(6)	The investment has an unfunded commitment as of December 31, 2025 (see Note 8 in the accompanying notes to the consolidated financial statements).
(7)	Fair value was determined using significant unobservable inputs (see Note 5 in the accompanying notes to the consolidated financial statements).
(8)	Some or all of these investments are pledged as collateral under sell/buy-back agreements (see Note 7 in the accompanying notes to the consolidated financial statements).
(9)	Some or all of these investments are pledged as collateral to the revolving credit facility (see Note 6 in the accompanying notes to the consolidated financial statements).
(10)	The negative fair value is the result of the underlying investment being unfunded and the original discount on the loan, creating a negative fair value.

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2025

(11)	The negative amortized cost is the result of the original discount being greater than the principal amount outstanding on the loan.
(12)

Investment represents a first lien last out term loan pursuant to the respective credit agreement, with revolving facilities receiving priority with respect to payment of principal and interest. In exchange for the greater possible risk of loss, the first lien last out term loan earns a higher interest rate than the revolving facilities.

(13)	This investment is a 0% coupon bond. The bond accrues interest through the amortization of its discount. Interest will be paid upon maturity of the bond.
(14)	Represents a non-income producing investment.
(15)

The underlying credit agreement or indenture contains a PIK provision, whereby the issuer has either the option or the obligation to make a portion of the interest payments with the issuance of additional investments. The PIK portion of the coupon is S+6.75%.

(16)	Original acquisition date represents the first or original investment in a portfolio company and there may be subsequent follow-on investments after the original acquisition date.
(17)

Securities exempt from registration under the Securities Act of 1933, as amended, may be deemed to be “restricted securities.” As of December 31, 2025, the Fund held no securities that would be deemed a restricted security.

(18)

As of December 31, 2025 the Fund held no investments on non-accrual status, meaning that the Fund has ceased accruing interest income on the investment (see Note 2 in the accompanying notes to the consolidated financial statements for additional information about the Fund’s accounting policies).

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2024

Portfolio Company(1)	Instrument	Industry	Rate(2)	Interest Rate	Original Acquisition Date(12)	Maturity Date	Par Amount(3)	Cost / Amortized Cost(4)	Fair Value	% of Net Assets(5)
Non-Controlled/Non-Affiliated Investments
1st Lien/Secured Loans
United States of America
A Stucki TopCo Holdings LLC & Intermediate Holdings LLC(7)	1st Lien Term Loan	Manufacturing	S+6.61% 1.00% Floor	10.97%	12/4/2024	11/23/2027	$1,358,235	$1,361,640	$1,371,753	9.60%
Databricks Inc(7) (11)	1st Lien Term Loan	Software & Services	S+4.50%	8.83	12/19/2024	1/3/2031	4,741,672	4,717,964	4,717,964	33.02
Databricks Inc(6)(7)(9)(11)	1st Lien Delayed Draw Term Loan	Software & Services	S+4.50% 0.00% Floor (1.00% on unfunded)	1.00	12/19/2024	1/3/2031	1,016,073	—	(5,080)	(0.04)
Elessent Clean Technologies Inc(7)(8)	1st Lien Term Loan	Specialty Chemicals	S+6.00% 1.00% Floor	10.40	11/15/2024	11/15/2029	4,773,757	4,680,451	4,679,260	32.75
Elessent Clean Technologies Inc(6)(7)(9)(10)	1st Lien Revolver	Specialty Chemicals	S+6.00% 0.00% Floor (0.50% on unfunded)	0.50	11/15/2024	11/15/2029	459,015	(8,944)	(9,100)	(0.06)
Gibson Brands Inc(7)	1st Lien Term Loan	Consumer Brands	S+5.26% 0.75% Floor	10.58	10/29/2024	8/11/2028	997,429	967,429	968,915	6.78
Likewize Corp	1st Lien Term Loan	Insurance & Insurance Services	S+5.75% 0.50% Floor	10.35	12/6/2024	8/27/2029	3,229,243	3,140,922	3,149,190	22.04
SP PF Buyer LLC(7)(8)	1st Lien Term Loan	Specialty Retail	S+7.00% 1.00% Floor	11.40	10/16/2024	10/13/2029	9,886,516	9,598,171	9,593,545	67.14
Rayonier AM Products Inc(7)(8)	1st Lien Term Loan	Paper & Packaging	S+7.00% 3.00% Floor	11.52	10/28/2024	10/29/2029	5,931,910	5,788,735	5,785,848	40.49
Sweet Oak Parent LLC (fka Ozark Holdings LLC)(7)(8)	1st Lien Term Loan	Specialty Retail	S+5.75% 0.75% Floor	10.34	12/17/2024	8/5/2030	5,985,000	5,865,617	5,871,285	41.09
Shrieve Chemical Co LLC(7)(8)	1st Lien Term Loan	Specialty Chemicals	S+6.00% 1.00% Floor	10.59	10/30/2024	10/30/2030	5,504,867	5,396,487	5,395,642	37.76
Shrieve Chemical Co LLC(6)(7)(9)(10)	1st Lien Revolver	Specialty Chemicals	S+6.00% 1.00% Floor (0.50% on unfunded)	0.50	10/30/2024	10/30/2030	471,846	(9,204)	(9,319)	(0.07)
Stryten Energy Resources LLC(7)(8)	1st Lien Term Loan	Industrial Products & Services	S+5.50% 1.00% Floor	9.88	12/18/2024	12/18/2029	13,233,726	12,969,836	12,969,052	90.76

Total United States of America 1st Lien/Secured Loans								54,469,104	54,478,955	381.26

Canada
Gateway Casinos & Entertainment Ltd	1st Lien Term Loan	Gaming & Entertainment	S+6.25% 0.75% Floor	10.60	12/18/2024	12/18/2030	4,180,790	4,139,232	4,227,176	29.58
Source Energy Services Ltd(7)(8)	1st Lien Term Loan	Oilfield Services	S+5.25% 4.25% Floor	9.62	12/20/2024	12/20/2029	6,782,331	6,545,876	6,544,949	45.80
Source Energy Services Ltd(6)(7)(9)(10)	1st Lien Delayed Draw Term Loan	Oilfield Services	S+5.25% 1.00% Floor (3.00% on unfunded)	3.00	12/20/2024	12/20/2029	1,255,987	(43,648)	(43,960)	(0.31)

Total Canada 1st Lien/Secured Loans								10,641,460	10,728,165	75.07

Total Investments, December 31, 2024(13)(14)								$65,110,564	$65,207,120	456.33%

Silver Point Private Credit Fund

Consolidated Schedule of Investments

December 31, 2024

(1)	All of our investments are issued by eligible portfolio companies, as defined in the Investment Company Act of 1940 (the “1940 Act”), unless otherwise noted.
(2)

Investments may contain a variable rate structure, subject to an interest rate floor or cap. Variable rate investments bear interest at a rate that may be determined by reference to either Secured Overnight Financing Rate (“SOFR” or “S”), Euro Interbank Offer Rate (“Euribor” or “E”), Canadian Dollar Offered Rate (“CDOR” or “C”), or Prime Rate (“P”), which can generally include one-, three- or six-month tenor, at the borrower’s option, which reset periodically based on the terms of the credit agreement. For investments with multiple interest rate contracts, the interest rate shown is the weighted average interest rate in effect on December 31, 2024.

(3)

Par amount includes unfunded commitments, accumulated payment-in-kind (“PIK”) interest and is net of principal repayments. Amounts are in USD unless otherwise noted. Equity investments are recorded as number of shares owned or economic ownership percentage.

(4)

Cost represents amortized cost for debt investments less principal payments, plus capitalized PIK, if any. As of December 31, 2024, the aggregate gross unrealized appreciation for all investments where there was an excess of fair value over tax cost was $117,860; the aggregate gross unrealized depreciation for all investments where there was an excess of tax cost over fair value was $8,927; the net unrealized appreciation was $108,933; the aggregate tax cost of securities for Federal income tax purposes was $65,098,187.

(5)	Percentage is based on net assets of $14,289,534 as of December 31, 2024.
(6)	The investment has an unfunded commitment as of December 31, 2024 (see Note 7 in the accompanying notes to the consolidated financial statements).
(7)	Fair value was determined using significant unobservable inputs (see Note 5 in the accompanying notes to the consolidated financial statements).
(8)	Some or all of these investments are pledged as collateral under sell/buy-back agreements (see Note 6 in the accompanying notes to the consolidated financial statements).
(9)	The negative fair value is the result of the underlying investment being unfunded and the original discount on the loan, creating a negative fair value.
(10)	The negative amortized cost is the result of the original discount being greater than the principal amount outstanding on the loan.
(11)

Investment represents a first lien last out term loan pursuant to the respective credit agreement, with revolving facilities receiving priority with respect to payment of principal and interest. In exchange for the greater possible risk of loss, the first lien last out term loan earns a higher interest rate than the revolving facilities.

(12)	Original acquisition date represents the first or original investment in a portfolio company and there may be subsequent follow-on investments after the original acquisition date.
(13)

Securities exempt from registration under the Securities Act of 1933, as amended, may be deemed to be “restricted securities.” As of December 31, 2024, the Fund held no securities that would be deemed a restricted security.

(14)

As of December 31, 2024 the Fund held no investments on non-accrual status, meaning that the Fund has ceased accruing interest income on the investment (see Note 2 in the accompanying notes to the consolidated financial statements for additional information about the Fund’s accounting policies).

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements

1.	Organization and Business

Silver Point Private Credit Fund (the “Fund”), organized under the laws of the State of Maryland on June 5, 2024, is an externally managed, non-diversified closed end management investment company. The Fund currently is an investment company exempt from registration under the Investment Company Act of 1940, as amended (the “1940 Act”). Following the private fund phase, the Fund intends to elect to be regulated as a business development company (a “BDC”) under the 1940 Act (the date of such election, the “BDC Election Date”).

The Fund’s investment objective is to achieve stable income generation with attractive risk-adjusted returns by investing primarily in middle market lending opportunities. Under normal circumstances, the Fund will invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in private credit investments (loans, bonds and other credit instruments that are issued in private offerings or issued by private companies).

Silver Point Private Credit Fund Management, LLC, a Delaware limited liability company, serves as the Fund’s investment adviser and administrator (the “Adviser”). Subject to the supervision of the Fund’s Board of Trustees (the “Board of Trustees” or the “Board”), the Adviser manages the day-to-day operations and provides the Fund with investment advisory and management services. The Adviser is responsible for sourcing, researching and structuring potential investments, monitoring portfolio companies, and providing operating and managerial assistance to the Fund and to its portfolio companies as required.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), are presented in U.S. dollars and include the accounts of the Fund and its wholly owned subsidiaries. The Fund is an investment company following accounting and reporting guidance in Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies. All material intercompany balances and transactions have been eliminated. All references to the Fund include the accounts of its consolidated subsidiaries. The consolidated financial statements are prepared in accordance with U.S. GAAP and following the BDC Election Date the Fund will be required to comply with Article 6 of Regulation S-X of the Securities Act of 1933, as amended (the “1933 Act”).

Basis of Consolidation

The Fund generally consolidates any wholly or substantially owned subsidiary when the design and purpose of the subsidiary is to act as an extension of the Fund’s investment operations and to facilitate the execution of the Fund’s investment strategy. Accordingly, the Fund has consolidated the results of its subsidiaries in its consolidated financial statements, including SPPC CAL, L.P, SPPC CAL GP, LLC, SPPC Offshore, Ltd., SPPC Onshore, Inc. and Robins Brooks SPPCF Holdings LLC. As provided by ASC 946, the Fund will not consolidate portfolio companies in which it invests, unless the portfolio company is itself an investment company or is a controlled operating company whose business consists of providing services to the Fund. The Fund’s investments in the portfolio companies (including its investments held by consolidated subsidiaries) are listed on the Fund’s consolidated statements of assets and liabilities as investments at fair value.

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the fair value of investments, the reported amounts of assets and

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.

Investment Classification

The Fund classifies its investments by level of control. Under the 1940 Act, the Fund is presumed to “control” a portfolio company if the Fund owns more than 25% of a portfolio company’s voting securities and/or holds the power to exercise control over the management or policies of such portfolio company; the Fund is generally presumed a non-control “affiliated person” if the Fund owns, either directly or indirectly, between 5% and 25% of a portfolio company’s outstanding voting securities and/or is under common control with the portfolio company. Detailed information with respect to the Fund’s investment classification by level of control is disclosed in the accompanying consolidated financial statements, including the consolidated schedules of investments.

Cash and Cash Equivalents

Cash on deposit at a major financial institution is included in cash in the consolidated statements of assets and liabilities. At times, cash may exceed Federal Deposit Insurance Corporation insured limits. Management believes that the credit risk to these deposits is minimal.

As of December 31, 2025 and December 31, 2024, the Fund held $11.0 million and $11.2 million, respectively, of cash and no cash equivalents.

Interest income generated on cash is included in interest income on the consolidated statements of operations. The following table presents interest income generated by cash for the year ended December 31, 2025 and period ended December 31, 2024:

($ in millions)	For the year ended December 31, 2025	For the Period October 24, 2024 (Commencement of Operations) through December 31, 2024
Interest income on cash	$0.5	$0.0

Investment Transactions and Related Income and Expense

Investments are carried at fair value, with resulting unrealized appreciation and depreciation reflected in the consolidated statements of operations. Purchases and sales of investments are recorded on a trade date basis. Net gains or losses on investments are included on the consolidated statements of operations. Realized gains and losses on investments are determined on the specific cost identification basis.

Loans including revolving credit agreements are generally recorded on the consolidated statements of assets and liabilities as a component of investments owned at fair value, net of the unfunded portion of the related revolving credit agreement.

Interest income and expense are recognized on an accrual basis. Discounts and premiums to par value on investments are accreted and amortized into interest income over the required period of the respective investment using the effective interest method. Loan origination and commitment fees received in full at the inception of a loan or bond and fees earned in full upfront and to be paid at the termination of the loan are deferred and accreted into interest income, using the effective yield method as an enhancement to the related loan’s yield over the contractual life of the loan. The amortized cost of investments is adjusted for accretion of fees, if any. For the

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

year ended December 31, 2025 and period ended December 31, 2024, non-cash interest income related to such accretion amounted to $807,234 and $20,619, respectively. Upon the prepayment of a loan, prepayment premiums and any unamortized fees are recorded as interest income.

The Fund may own loans in its portfolio that contain payment-in-kind (“PIK”) provisions. PIK interest, computed at the contractual rate specified in each loan agreement, is generally recorded as interest income on an accrual basis. On the specified capitalization date, PIK interest is added to the principal balance and cost of the loan.

Generally, loans are placed on non-accrual status when there is reasonable doubt that the principal or interest will be collected in full and the accrued interest is reversed against interest income. Interest payments received on debt investments on non-accrual status may be recognized as interest income or treated as a reduction of cost basis of the debt investment based on management’s judgment of ultimate recovery and other considerations.

Other Income

From time to time, the Fund may receive fees for services provided to portfolio companies by the Adviser. The services that the Adviser provides vary by investment, but may include syndication, structuring, diligence fees, or other service-based fees and fees for providing managerial assistance to our portfolio companies. These fees are recognized when services are rendered and recorded as other income.

Deferred Financing Costs

Deferred financing costs represent fees and other direct costs incurred in connection with the Fund’s borrowings. These amounts are capitalized as an asset within the consolidated statements of assets and liabilities and are amortized using the straight-line methodology over the expected term of the borrowing.

Organizational Expenses and Offering Costs

Organizational costs are expensed as incurred and recorded in the consolidated statements of operations. Offering costs associated with the Fund’s common shares are capitalized as an asset within in the consolidated statement of assets and liabilities and are amortized over a twelve-month period from incurrence. Costs from any additional offerings are deferred and amortized as incurred. For the year ended December 31, 2025 and period ended December 31, 2024, the Fund incurred organizational expenses of zero and $816,933, respectively and offering costs of zero.

Valuation of Investments

Investments at fair value consist primarily of senior secured debt.

Investments are valued in good faith by the Adviser at fair value pursuant to the valuation policy, which considers quotations provided by independent pricing sources, when such quotations are available and deemed reliable. The Fund conducts this valuation process on a quarterly basis.

Investments that are not listed on an exchange but are actively traded over-the-counter are generally valued at the representative “bid” quotation if held long and the representative “ask” quotation if held short or, in the case of equities that trade in over-the-counter marketplaces, at the last deemed reliable sale price provided by independent pricing sources.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

Investments for which independent pricing sources or recent transaction activity are either not readily available or are not deemed reliable (“Non-Quoted Investments”) are fair valued as determined in good faith by the Adviser. Non-Quoted Investments are valued in a multi-step process:

1.

The Fund Accounting team of the Adviser (“Fund Accounting”) provides recent portfolio company financial statements and other reporting materials to independent valuation firm(s) approved by the Valuation Committee.

2.

The independent valuation firm(s) evaluates this information along with relevant observable market data to conduct independent valuations each quarter, and their valuation recommendations are documented and discussed with the Valuation Committee, Fund Accounting and the relevant investment professionals, as appropriate.

3.

The valuation recommendations for certain investments may be determined by the Valuation Committee in good faith in accordance with the valuation policy for the Fund without the employment of an independent valuation firm, based on immateriality or other considerations as appropriate.

4.

The Valuation Committee discusses the valuations and approves the fair value of the investments in good faith based on the input and advice provided by the independent valuation firm(s) and relevant investment professionals of the Adviser, as necessary.

The estimated fair value of financial instruments is based upon available information and may not be the amount that the Fund would realize in a current transaction or might be ultimately realized, since such amounts depend on future circumstances, and the differences could be material.

In accordance with the authoritative guidance on fair value measurements and disclosures under U.S. GAAP, the Fund discloses the fair value of its investments according to a hierarchy that prioritizes the inputs used to measure the fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices on a securities exchange in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (level 3 measurements). In accordance with U.S. GAAP, these inputs are summarized in the three broad levels listed below:

Level 1: Inputs that reflect unadjusted quoted prices on a securities exchange in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices on a securities exchange that are observable for the asset or liability either directly or indirectly in active markets, or unadjusted prices on a securities exchange in markets that are not considered to be active;

Level 3: Significant inputs that may be unobservable or inputs, including market quotations other than quoted prices on a securities exchange, in markets that are not considered to be active.

Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics and other factors. An investment’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires judgment by the Adviser. The Adviser considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by multiple independent sources that are actively involved in the relevant market. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the Adviser’s perceived risk of that instrument.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

As of December 31, 2025 and December 31, 2024 there were no investments classified within level 1.

Investments that are valued based on dealer quotations or alternative pricing sources supported by observable inputs are generally classified within level 2. These may include certain bonds or bank loans.

Investments classified within level 3 have significant unobservable inputs. When observable prices are not available for these investments, one or more valuation techniques (e.g., market approach or income approach) for which sufficient and reliable data is available may be used. Within level 3, the use of the market approach technique generally consists of using comparable market data, while the use of the income approach technique generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other factors. Quotations provided by independent pricing sources may also be considered, if available and deemed reliable, in determining the value of level 3 investments.

The inputs used in estimating the value of level 3 investments that are not valued using quotations provided by independent pricing sources may include but are not limited to the original transaction price, recent transactions in the same or similar instruments, completed or pending third party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity or debt capital markets, discount rates, durations and changes in financial ratios or cash flows. Comparable public companies may also be identified based on industry, size, strategy, etc. and a trading multiple or yield is determined for each comparable company. Additionally, level 3 investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated in the absence of market information. Assumptions used due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Fund’s consolidated results of operations.

Income Taxes

The Fund is treated as a partnership for U.S. federal income tax purposes. The Fund itself is generally not subject to U.S. federal income taxes at the entity level. Instead, each investor is individually responsible for income taxes, if any, on its share of the Fund’s net taxable income. The Fund may be subject to incur entity-level state taxes or withholding taxes based on specific investors or income sources. Such taxes will either be recorded as entity-level expenses or charged directly to the respective investors. Non-U.S. sourced income, such as interest, dividends, or capital gains, could be subject to withholding and other taxes levied by the jurisdiction where the income is sourced. Such withholding taxes are accrued when incurred as withholding taxes against the relevant income stream. For the year ended December 31, 2025 and period ended December 31, 2024, the Fund did not incur non-U.S. tax expense.

As a partnership for U.S. Federal income tax purposes, IRS audits and adjustments are conducted at the Fund level, with the Fund potentially responsible for taxes (and associated interest and penalties) resulting from such adjustments. In certain cases, the Fund could elect to have the tax assessed or collected at the investor level. In the event of an audit, partnership audit rules and elections could significantly affect the amount and timing of tax (and associated interest and penalties) that is required to be borne by the Fund and its investors (including former investors).

The Fund follows the authoritative guidance on accounting for and disclosure of uncertainty in tax positions, and is required to determine whether a tax position of the Fund is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. For the years ended December 31, 2025 and 2024, there were no liabilities related to accounting for uncertainty in tax positions.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

The Fund files tax returns as required in the jurisdictions where it operates or invests and may be subject to examination for all open tax years, the earliest of which is 2024. The Fund recognizes interest and penalties, when known, in the consolidated statement of operations. For the year ended December 31, 2025 and period ended December 31, 2024, there were no material interest or penalties.

Subsequent to the BDC Election Date, the Fund intends to elect to be treated, and qualify annually thereafter, as a regulated investment company (“RIC”) as defined under Subchapter M of the Internal Revenue Code of 1986. As a RIC, the Fund will generally not pay corporate-level U.S. federal income taxes on any ordinary income or net capital gains that it distributes at least annually to its shareholders. Any tax liability related to income earned and distributed by the Fund would represent obligations of the shareholders.

To qualify for and maintain qualification as a RIC, the Fund must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, the Fund must distribute to its shareholders, for each taxable year, at least 90% of its investment company taxable income, which is generally its ordinary income plus the excess, if any, of its realized net short-term capital gains over its realized net long-term capital losses. As a RIC, the Fund will also be subject to a 4% nondeductible federal excise tax on undistributed income unless the Fund distributes in a timely manner, for each taxable year, an amount at least equal to the sum of (1) 98% of its ordinary net income for the calendar year, (2) 98.2% of capital gain net income (both long-term and short-term) for the one-year period ending October 31 in that calendar year and (3) any income realized, but not distributed, in prior years. To maintain its tax treatment as a RIC, the Fund intends, among other things, to make the requisite distributions to its shareholders, which generally relieves the Fund from corporate-level U.S. federal income taxes.

Segment Reporting

In accordance with ASC Topic 280 - Segment Reporting, the Fund has determined that it has a single operating and reporting segment. Operating and reporting segments are components of an enterprise for which separate financial information is available and are evaluated regularly by the Fund’s chief operating decision maker ( the “CODM”) in deciding how to allocate resources and assess performance. The Fund’s CODM is its Chief Executive Officer and Chief Financial Officer. The key metrics, along with other various factors, the CODM utilizes to determine performance and make operating decisions are net investment income and net increase (decrease) in net assets resulting from operations, as reported on the consolidated statements of operations. The Fund’s CODM views the Fund’s operations and manages its business in one operating segment, which is to primarily invest in U.S. middle market lending opportunities to achieve the Fund’s investment objective.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”),” which intends to improve the transparency of income tax disclosures. ASU No. 2023-09 is effective for fiscal years beginning after December 15, 2024 and is to be adopted on a prospective basis with the option to apply retrospectively. The Fund adopted ASU 2023-09 effective December 31, 2025 and concluded that the application of this guidance did not have any material impact on the consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 2200-40),” which requires disaggregated disclosure of certain costs and expenses, including purchases of inventory, employee compensation, depreciation, amortization and depletion, in each relevant expense caption. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption and

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

retrospective application is permitted. The Fund is currently assessing the impact of this guidance, however, the Fund does not expect a material impact to its consolidated financial statements.

3.	Significant Agreements and Related Party Transactions

The Fund is party to an advisory agreement, entered into on October 14, 2024 (the “Advisory Agreement”) pursuant to which the Fund agrees to pay the Adviser fees for its investment advisory and management services consisting of a management fee (the “Management Fee”) and incentive fee (the “Incentive Fee”), which are ultimately borne by the shareholders. Prior to the BDC Election Date, an origination fee (the “Origination Fee”) will be incurred by the Fund.

Origination Fee

Prior to the BDC Election Date, the Fund was subject to an Origination Fee payable to the Adviser calculated at 1% of the aggregate dollar amount of investments committed and entered into by the Fund. In 2025, the Adviser agreed to irrevocably waive the Origination Fee from the Fund’s commencement of operations. Prior to the waiver, the Fund had incurred an Origination Fee of $688,338. The Fund recorded the waiver on January 1, 2025 and as such, no Origination Fee was incurred for the year ended December 31, 2025. If the Origination Fee waiver had been effective as of December 31, 2024, the Fund’s net asset value would have been $14,977,872, or $24.96 on a per share basis.

Management Fee

Following the BDC Election Date, the Management Fee will be calculated at an annual rate of 1.25% of the Fund’s aggregate net assets on the last day of each calendar quarter payable in arrears. The Management Fee for any partial quarter will be appropriately prorated.

Prior to the BDC Election Date, the Adviser voluntarily waived all Management Fees. For the year ended December 31, 2025 and the period ended December 31, 2024, the Fund incurred no Management Fee.

Incentive Fee

Following the BDC Election Date, the Incentive Fee will consist of two components that are determined independent of each other, with the result the one component may be payable even if the other is not. A portion of the Incentive Fee is based on income (“Incentive Fee on Pre-Incentive Fee Net Investment Income”), and a portion if based on capital gains (“Capital Gains Fee”).

Incentive Fee on Pre-Incentive Fee Net Investment Income

The Income Incentive Fee is calculated and payable to the Adviser quarterly in arrears based on the amount by which Pre-Incentive Fee Net Investment Income (as defined below) in respect of the current calendar quarter exceeds the Hurdle Rate Amount (as defined below). The Income Incentive Fee is calculated and paid as follows:

•	No amount in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate Amount.

•	100% of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate Amount but is less than or equal to the Catch-up Amount (as defined below).

•

For any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income exceeds the Catch-Up Amount, 12.5% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Catch-Up Amount.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

The “Hurdle Rate Amount” is calculated on a quarterly basis by multiplying 1.25% (5.00% annualized) and the Fund’s net asset value (total assets less indebtedness) at the beginning of each applicable calendar quarter. The “Catch-up Amount” is calculated on a quarterly basis by multiplying 1.4286% (5.7143% annualized) and the Fund’s net asset value at the beginning of each applicable calendar quarter.“Pre-Incentive Fee Net Investment Income” means, dividends (including reinvested dividends), interest and fee income accrued by the Fund during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement to the Administrator, and any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Fund may not have received in cash. Pre-Incentive Fee Net Investment Income also includes net interest income, if any, from derivative financial instruments or swaps on a look-through basis as if the Fund owned the reference assets directly (where such net interest income is defined as the difference between (A) the interest income and fees received in respect of the reference assets of the derivative financial instrument or swap and (B) the interest expense or financing charges and other expenses paid by the Fund to the derivative or swap counterparty). Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses and unrealized capital appreciation or depreciation.

Prior to the BDC Election Date, the Adviser voluntarily waived all Income Incentive Fees. For the year ended December 31, 2025 and period ended December 31, 2024, the Fund incurred no Income Incentive Fee.

Incentive Fee on Capital Gains

The Incentive Fee on Capital Gains, which is determined in arrears at the end of each fiscal year, is equal to 12.5% of the Fund’s Cumulative Capital Gains (as defined below) from the BDC Election Date to the end of such fiscal year, less the amount of any Incentive Fee on Capital Gains previously paid. ‘Cumulative Capital Gains” means, on any relevant date, cumulative realized capital gains, less the sum of (a) cumulative realized capital losses and (b) cumulative unrealized capital depreciation on investments, in each case as of such date.

Under U.S. GAAP, the Fund is required to accrue any Incentive Fee on Capital Gains that includes net realized capital gains and losses and net unrealized capital appreciation and depreciation on investments held at the end of each reporting period. In calculating the accrual for the Incentive Fee on Capital Gains, the Fund considers the cumulative aggregate unrealized capital appreciation in the calculation, because Incentive Fee on Capital Gains would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Advisory Agreement. There can be no assurance that such unrealized capital appreciation will be realized in the future and therefore the corresponding accrued Incentive Fee on Capital Gains for U.S. GAAP purposes may be reversed accordingly.

Prior to the BDC Election Date, the Adviser voluntarily waived all Incentive Fees on Capital Gains. For the year ended December 31, 2025 and period ended December 31, 2024, the Fund incurred no Incentive Fee on Capital Gains.

Expense Support and Conditional Reimbursement Agreement

On October 14, 2024 the Fund entered into an expense support and conditional reimbursement agreement (the “Expense Support Agreement”) with the Adviser. The Adviser may elect to pay certain expenses (each, an “Expense Payment”), provided that no portion of the payment will be used to pay any interest expense or distributions and/or servicing fees of the Fund. Any Expense Payment that the Adviser has committed to pay

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

must be paid by the Adviser to the Fund in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

Following any quarter in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such quarter have been reimbursed. Any payments required to be made by the Fund shall be referred to as a “Reimbursement Payment”. “Available Operating Funds” means the sum of (i) net investment Fund taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

The amount of the Reimbursement Payment for any calendar quarter, as applicable, shall equal the lesser of (i) the Excess Operating Funds in such quarter, as applicable, and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar quarter, as applicable, that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month or quarter, as applicable, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

No Reimbursement Payment for any quarter will be made if: (1) the “Effective Rate of Distributions Per Share” (as defined below) declared by the Fund at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the “Operating Expense Ratio” (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. Pursuant to the Expense Support Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to Adviser, and interest expense, by our net assets.

The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar quarter, except to the extent the Adviser has waived its right to receive such payment for the applicable quarter.

The following table presents a summary of all expenses supported, recouped, and eligibility to recoup, by the Adviser:

For the Period Ended	Amount of Expense Support	Recoupment of Expense Support	Unreimbursed Expense Support	Reimbursement Eligibility Expiration	Effective Rate of Distribution per Share	Operating Expense Ratio
December 31, 2024	$816,933	$—	$816,933	December 31, 2027	0.00%	2.39%
September 30, 2025	382,006	—	382,006	September 30, 2028	0.00%	2.46%
December 31, 2025	373,014	—	373,014	December 31, 2028	0.00%	2.26%

Total	$1,571,953	$—	$1,571,953

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2025 and period ended December 31, 2024 the Fund accrued $755,020 and $816,933, respectively, of Expense Support amounts and did not make any Reimbursement Payments to the Adviser.

Other Related Party Transactions

Pursuant to the Advisory Agreement, the Adviser is responsible for providing various accounting and administrative services to the Fund and the Fund will reimburse the Adviser for all costs and expenses incurred in performing its administrative obligations, including the allocable portion of overhead (such as rent, office equipment and utilities) and the allocable portion of the compensation paid to the Fund’s General Counsel, Chief Compliance Officer and Chief Financial Officer and their respective staffs. As of December 31, 2025 and December 31, 2024, the related party administration fee payable was $320,073 and $91,649, respectively and was included in accrued expenses and other liabilities in the consolidated statement of assets and liabilities. For the year ended December 31, 2025 and period ended December 31, 2024, the Fund incurred $588,696 and $103,290, respectively, in related party administration fees and was included in administration fees in the consolidated statement of operations.

The Adviser, or its affiliates, is authorized to pay expenses in the name of and on behalf of the Fund. To the extent that expenses borne by or reimbursements due to the Fund are paid by the Adviser, or an affiliate, the Fund will reimburse or seek reimbursement from such party. As of December 31, 2025 and December 31, 2024, the Fund owed $8,218 and $53,914, respectively to an affiliate.

4.	Investments

Investments consisted of the following at December 31, 2025 and December 31, 2024:

	December 31, 2025			December 31, 2024
	Amortized Cost	Fair Value	% of Fair Value	Amortized Cost	Fair Value	% of Fair Value
First lien debt	$327,214,425	$327,979,960	96.32%	$65,110,564	$65,207,120	100.00%
Second lien debt	8,167,157	8,094,827	2.38	—	—	—
Secured debt	4,287,202	4,370,441	1.28	—	—	—
Equities and warrants	42,547	55,325	0.02	—	—	—

Total	$339,711,331	$340,500,553	100.00%	$65,110,564	$65,207,120	100.00%

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

The Fund invested primarily in first-lien debt which may include stand-alone first-lien loans and first lien/last-out loans which generally bear greater risk in exchange for a higher interest rate, and senior secured corporate bonds with similar features to these categories of first-lien loans. At December 31, 2025 and December 31, 2024, the first lien/last-out loans, at fair value, was 1.40% and 7.23%, respectively, of the investment portfolio.

The following table presents the composition of the investment portfolio by industry classifications at amortized cost and fair value as of December 31, 2025 and December 31, 2024 with corresponding percentages of total fair value:

	December 31, 2025			December 31, 2024
Industry Classification	Amortized Cost	Fair Value	% of Fair Value	Amortized Cost	Fair Value	% of Fair Value
Automobiles & Components	$4,080,477	$4,224,293	1.24%	$—	$—	—%
Building Products	7,053,789	7,123,154	2.09	—	—	—
Business Services	42,262,681	42,205,230	12.40	—	—	—
Consumer Brands	39,940,247	40,106,299	11.78	967,429	968,915	1.49
Energy	6,154,690	6,096,622	1.79	—	—	—
Environmental Solutions	345,181	355,873	0.10	—	—	—
Food & Beverage	8,305,256	8,262,150	2.43	—	—	—
Gaming & Entertainment	13,841,761	13,902,146	4.08	4,139,232	4,227,176	6.48
Healthcare Equipment & Supplies	15,994,014	15,685,049	4.61	—	—	—
Industrial Products & Services	53,238,546	53,760,708	15.79	12,969,836	12,969,052	19.89
Insurance & Insurance Services	8,007,354	7,872,338	2.31	3,140,922	3,149,190	4.83
Manufacturing	—	—	—	1,361,640	1,371,753	2.10
Oilfield Services	9,003,693	9,149,929	2.69	6,502,228	6,500,989	9.97
Paper & Packaging	11,655,018	11,491,638	3.37	5,788,735	5,785,848	8.87
Power Generation	9,649,600	9,995,211	2.94	—	—	—
Real Estate Development &	13,715,528	13,825,583	4.06	—	—	—
Management
Software & Services	7,884,581	7,959,401	2.34	4,717,964	4,712,884	7.23
Specialty Chemicals	22,736,806	22,783,332	6.69	10,058,790	10,056,483	15.42
Specialty Retail	15,373,252	15,337,548	4.50	15,463,788	15,464,830	23.72
Staples Retail	5,091,076	5,137,371	1.51	—	—	—
Technology	37,882,273	37,741,029	11.08	—	—	—
Technology Hardware & Equipment	7,495,508	7,485,649	2.20	—	—	—

Total	$339,711,331	$340,500,553	100.00%	$65,110,564	$65,207,120	100.00%

The following table presents the composition of the investment portfolio by geographic dispersion at amortized cost and fair value as of December 31, 2025 and December 31, 2024 with corresponding percentages of total fair value:

	December 31, 2025			December 31, 2024
Geographic Dispersion(1)	Amortized Cost	Fair Value	% of Fair Value	Amortized Cost	Fair Value	% of Fair Value
Canada	$41,645,093	$41,519,571	12.19%	$10,641,460	$10,728,165	16.45%
Luxembourg	2,949,270	2,983,556	0.88	—	—	—
Netherlands	1,827,021	1,790,906	0.52	—	—	—
United Kingdom	4,891,871	4,931,850	1.45	—	—	—
United States of America	288,398,076	289,274,670	84.96	54,469,104	54,478,955	83.55

Total	$339,711,331	$340,500,553	100.00%	$65,110,564	$65,207,120	100.00%

(1)	Geographic dispersion represents the country of the issuer and may not represent the operating domicile.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

5.	Fair Value Measurements

The following table presents the investments carried on the consolidated statements of assets and liabilities by level within the fair value hierarchy as of December 31, 2025 and December 31, 2024.

		December 31, 2025				December 31, 2024
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Investments:
Secured Loans	$—	$70,073,749	$266,001,038	$336,074,787	$—	$7,376,366	$57,830,754	$65,207,120
Secured Bonds	—	4,352,092	18,349	4,370,441	—	—	—	—
Equities and warrants	—	—	55,325	55,325	—	—	—	—

Total investments	$—	$74,425,841	$266,074,712	$340,500,553	$—	$7,376,366	$57,830,754	$65,207,120

The following table includes a roll forward of the amounts for the year ended December 31, 2025 for investments classified within level 3. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

	Fair Value Measurements of Level 3 Investments
	Secured Loans	Secured Bonds	Equities and warrants	Total

Balance at December 31, 2024	$57,830,754	$—	$—	$57,830,754
Transfer in(1)	—	—	—	—
Transfer out(2)	—	—	—	—
Accretion/amortization of discounts/premiums	644,263	—	—	644,263
Interest paid-in-kind	89,587	—	—	89,587
Purchases(3)	225,615,738	18,349	42,547	225,676,634
Sales, paydowns and resolutions(3)	(19,129,272)	—	—	(19,129,272)
Net realized gain/(loss)	(1,175)	—	—	(1,175)
Net change in unrealized appreciation/(depreciation)	951,143	—	12,778	963,921

Balance at December 31, 2025	$266,001,038	$18,349	$55,325	$266,074,712

Change in net unrealized appreciation / (depreciation) on investments held as of December 31, 2025	$960,945	$—	$12,778	$973,723

(1)	There were no investments transferred in to level 3.
(2)	There were no investments transferred out of level 3.
(3)	Includes the effects of reorganizations, if any.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

The following table includes a roll forward of the amounts for the period ended December 31, 2024 for investments classified within level 3.

	Fair Value Measurements of Level 3 Investments
	Secured Loans	Secured Bonds	Equities and warrants	Total

Balance at October 24, 2024 (Commencement of Operations)	$—	$—	$—	$—
Transfer in(1)	—	—	—	—
Transfer out(2)	—	—	—	—
Accretion/amortization of discounts/premiums	—	—	—	—
Interest paid-in-kind	20,369	—	—	20,369
Purchases(3)	58,005,591	—	—	58,005,591
Sales, paydowns and resolutions(3)	(195,549)	—	—	(195,549)
Net realized gain/(loss)	—	—	—	—
Net change in unrealized appreciation/(depreciation)	343	—	—	343

Balance at December 31, 2024	$57,830,754	$—	$—	$57,830,754

Change in net unrealized appreciation / (depreciation) on investments held as of December 31, 2024	$343	$—	$—	$343

(1)	There were no investments transferred in to level 3.
(2)	There were no investments transferred out of level 3.
(3)	Includes the effects of reorganizations, if any.

All realized gains (losses) and change in unrealized appreciation (depreciation) in the tables above are reflected in the accompanying consolidated statements of operations. Transfers between levels, if any, are recognized at the beginning of each reporting period.

The following tables provide quantitative information about the Fund’s level 3 fair value measurements for the Fund’s investments as of December 31, 2025 and December 31, 2024. In addition to the techniques and inputs noted in the tables below, the Fund may also use, in accordance with the valuation policy, other valuation techniques and methodologies when determining the Fund’s fair value measurements. The below tables are not intended to be inclusive of all unobservable inputs, but rather provide information on the significant level 3 inputs as they relate to the Fund’s fair value measurements.

	Quantitative Information about Level 3 Value Investments
Investment Type	Fair Value at December 31, 2025	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)	Impact to Valuation from an Increase in Input(1)
Secured Loans and Bonds	$154,819,697	Income Approach	Yield	7.5% - 12.9% (10.3%)	Decrease
			Expected Term(2)	0.6 yrs. - 1.8 yrs. (1.1 yrs.)	Decrease
	106,267,840	Recent Transaction	N/A	N/A	N/A
	4,931,850	Market Quotation	Market Quotation	N/A	Increase

Equities and warrants	55,325	Recent Transaction	N/A	N/A	N/A

Total Level 3 Investments	$266,074,712

(1)

This column represents the directional change in the fair value of the Level 3 investments that would result from an increase to the corresponding unobservable input. A decrease to the unobservable input would have the opposite effect. Significant changes in these inputs in isolation could result in significantly higher or lower fair value measurements.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

(2)

Expected term is an unobservable input for non-debt investments, or debt investments where the valuation methodology contemplates exits other than contractual maturities, if any. Weighted average expected term for the all the Fund’s Level 3 debt investments, including those valued to contractual maturity, was approximately 4.6 years as of December 31, 2025.

	Quantitative Information about Level 3 Value Investments
Investment Type	Fair Value at December 31, 2024	Valuation Technique(s)	Unobservable Input(s)	Range (Weighted Average)	Impact to Valuation from an Increase in Input(1)
Secured Loans	$8,211,953	Income Approach	Yield	10.4% - 10.9% (10.5%)	Decrease
			Expected Term(2)	0.2 yrs.	Decrease
	49,618,801	Recent Transaction	N/A	N/A	N/A

Total Level 3 Investments	$57,830,754

(1)

This column represents the directional change in the fair value of the Level 3 investments that would result from an increase to the corresponding unobservable input. A decrease to the unobservable input would have the opposite effect. Significant changes in these inputs in isolation could result in significantly higher or lower fair value measurements.

(2)

Expected term is an unobservable input for non-debt investments, or debt investments where the valuation methodology contemplates exits other than contractual maturities, if any. Weighted average expected term for the all the Fund’s Level 3 debt investments, including those valued to contractual maturity, was approximately 5.0 years as of December 31, 2024.

6.	Debt

On July 10, 2025 the Fund entered into a secured revolving credit facility agreement with Wells Fargo Bank NA (the “Revolving Credit Facility”) that allows the Fund to borrow an amount up to $200 million. The facility termination date for the Revolving Credit Facility is July 10, 2030. The interest rate is based on the daily SOFR plus a margin of 205 basis points per annum on the drawn portion, as well as a commitment fee of 50 basis points per annum on any unused portion. In connection with the Revolving Credit Facility, the Fund has pledged certain investments and cash as collateral and such pledged investments may accordingly be restricted as to resale. Certain specified revaluation events related to pledged assets may result in a decrease in the borrowing base, and could incent or require the Fund to pledge additional collateral.

As of December 31, 2025, approximately $94,300,000 of the Revolving Credit Facility was outstanding.

As of December 31, 2025 the Revolving Credit Facility was carried at cost, which approximates its fair value due to the short term nature of the borrowings. The fair value of the Revolving Credit Facility would be categorized as Level 3 within the fair value hierarchy.

7.	Sell / Buy-back Agreements

The Fund may finance the purchase of certain investments through sell / buy-back agreements, which are similar to repurchase agreements. In a sell / buy-back agreement, the Fund enters into a trade to sell an investment and contemporaneously enters into a trade to buy the same investment back on a specified date in the future with the same counterparty. The Fund uses sell/buy-back agreements as a short-term financing with terms generally 90 days or less. Under U.S. GAAP, the Fund treats its sell/buy-back agreements as secured borrowings and continues to present the investment as an asset and the obligation to return the cash received as a liability on the consolidated statement of assets and liabilities. The amount borrowed is generally equal to the cost of the assets

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

pledged. Interest income earned on investments pledged as collateral and financing charges associated with the sell / buy-back agreements are included within interest income and interest and financing expenses, respectively, on the consolidated statement of operations. Accrued interest receivable on investments and accrued financing charges on the sell / buy-back agreements are included within interest receivable and interest payable, respectively, on the consolidated statement of assets and liabilities.

As of December 31, 2025 there were $5,146,231 of outstanding borrowings under the sell/buy-back agreements with Macquarie Bank, all of which had a maturity date of February 27, 2026. As of December 31, 2024 there were $50,825,886 of outstanding borrowings under the sell/buy-back agreements with Macquarie Bank, all of which had a maturity date of January 16, 2025.

As of December 31, 2025 and December 31, 2024, all sell/buy-back agreements were carried at cost, which approximates their fair value due to the short-term maturity of the agreements. The fair value of the sell/buy-back agreements would be categorized as Level 3 within the fair value hierarchy.

8.	Commitments and Contingencies

From time to time, the Fund may enter into commitments to fund investments. Such commitments are incorporated into the Fund’s assessment of its liquidity position. The Fund’s senior secured revolver commitments are generally available on a borrower’s demand. The Fund’s senior secured delayed draw term loan commitments are generally available on a borrower’s demand and, once drawn, generally have the same remaining term as the associated loan agreement. Undrawn senior secured delayed draw term loan commitments generally have a shorter availability period than the term of the associated loan agreement.

A summary of the composition of the Fund’s unfunded commitments as of December 31, 2025 and December 31, 2024 is shown in the table below:

Portfolio Company	Investment Type	December 31, 2025	December 31, 2024
Databricks Inc	1st Lien Delayed Draw Term Loan	$1,016,073	$1,016,073
Elessent Clean Technologies Inc	1st Lien Revolver	459,015	459,015
Guava Buyer LLC	1st Lien Revolver	542,131	—
Guava Buyer LLC	1st Lien Delayed Draw Term Loan	464,684	—
Hammer IntermediateCo LLC	1st Lien Revolver	332,803	—
LVF Holdings Inc	1st Lien Delayed Draw Term Loan	1,315,913	—
Meta Buyer LLC	1st Lien Delayed Draw Term Loan	4,522,348	—
Meta Buyer LLC	1st Lien Revolver	1,972,759	—
Quirch Foods Holdings LLC	1st Lien Delayed Draw Term Loan	483,702	—
Radiate Holdco LLC	1st Lien Delayed Draw Term Loan	4,999,500	—
Shrieve Chemical Co LLC	1st Lien Revolver	317,710	471,846
Smarsh Inc	1st Lien Delayed Draw Term Loan	113,644	—
Smarsh Inc	1st Lien Revolver	69,702	—
Source Energy Services Ltd	1st Lien Delayed Draw Term Loan	—	1,255,987
Vantage Specialty Chemicals Inc	1st Lien Revolver	1,074,627	—
Xactus LLC	1st Lien Revolver	287,484	—

Total		$17,972,095	$3,202,921

In the normal course of its operations, the Fund enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Fund’s maximum exposure under these arrangements is

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

unknown as this would involve future claims that may be made against the Fund that have not yet occurred. However, based on experience, the Fund believes the risk of significant loss to be remote.

From time to time, the Fund and its affiliates are subject to litigation arising in the normal course of business, including with respect to our portfolio companies. We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us.

9.	Net Assets

Committed Capital

The Fund is authorized to issue an unlimited number of common shares of beneficial interest at $0.01 per share par value. The Fund has entered into subscription agreements with investors, including affiliates of the Adviser, providing for the private placement of the Fund’s common shares (collectively “Capital Commitments”). Under the terms of the Capital Commitments, investors are required to fund capital contributions to purchase the Fund’s common shares up to the amount of their respective Capital Commitment on an as-needed basis each time a drawdown notice is delivered to investors. Drawdown notices will be delivered at least 10 calendar days prior to the date on which contributions will be due and drawdown amounts will generally be made pro rata, in accordance with Capital Commitments of all investors that have unfunded Capital Commitments (limited to the extent of an investor’s unfunded Capital Commitment).

As of December 31, 2025 and December 31, 2024, the Fund had $204.4 million and $202.3 million, respectively, of total capital commitments, of which approximately 1.0% are held by affiliates. As of December 31, 2025 and December 31, 2024 $202.3 million and $15.0 million, respectively, of capital commitments were funded.

Shares issued and outstanding as of December 31, 2025 and December 31, 2024 were 7,598,987 and 600,000, respectively.

The following tables summarize activity in the number of shares issued during the year ended December 31, 2025 and period ended December 31, 2024.

Date	Shares Issued	Proceeds Received	Issuance Price per Share
February 24, 2025	599,760	$15,000,000	$25.01
July 2, 2025	1,925,298	$50,000,000	$25.97
October 1, 2025	1,120,239	$30,000,000	$26.78
December 19, 2025	3,353,690	$92,260,000	$27.51

Date	Shares Issued	Proceeds Received	Issuance Price per Share
October 24, 2024	600,000	$15,000,000	$25.00

Distributions

The Board may, in its discretion, authorize the Fund to distribute ratably among the shareholders of any class of shares in the Fund in accordance with the number of outstanding full and fractional shares of such class or series as the Board may deem proper or as may otherwise be determined in accordance with the governing documents of the Fund. Any such distribution may be made in cash or property (including without limitation any type of obligations of the Fund or any assets thereof) or shares of any class or series or any combination thereof. It is expected that the Board will authorize quarterly distributions of the majority of the Fund’s net investment income. The Board may always retain such amount as it may deem necessary to pay the debts or expenses or meet other obligations of the Fund, or as it may otherwise deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

For the year ended December 31, 2025 and period ended December 31, 2024, the Fund declared no distributions.

Income and Expense Allocation

As a unitized trust, income and expenses are generally shared by all of the shareholders pro rata in accordance with their number of shares; provided that if for legal, regulatory or tax reasons that could materially affect the Fund, the Fund may require a shareholder to withdraw from the trust and to be admitted as a shareholder of a parallel investment entity and transfer such a proportionate share of the Fund’s assets and liabilities, and the expenses of such transfer shall be borne by such shareholder.

10.	Financial Highlights

The following summarizes the financial highlights for the Fund:

Per Share Data*(1)	For the year ended December 31, 2025	For the Period October 24, 2024 (Commencement of Operations) through December 31, 2024
Net asset value, beginning of period	$23.82	$25.00
Net investment income (loss)	3.53	(1.35)
Net realized gain (loss) and net change in unrealized appreciation (depreciation)	0.22	0.16

Total from operations(2)	3.75	(1.18)
Dividends declared from net investment income	—	—
Dividends declared from realized gains	—	—

Total increase (decrease) in net assets	3.75	(1.18)

Net asset value, end of period	$27.57	$23.82

Shares outstanding, end of period	7,598,987	600,000
Total Return, based on net asset value(3)(4)	15.75%	-4.74%
Ratios to average net assets(5)
Interest and financing related expenses	10.06%	18.64%
Net expenses(6)	11.29%	56.22%
Net investment income (loss)	11.01%	-29.22%
Total investment income	22.30%	27.00%
Net assets, end of period	$209,483,545	$14,289,534
Portfolio turnover rate(7)	13.34%	0.57%
Weighted-average financing outstanding	$80,496,604	$22,773,418
Weighted-average interest rate on financing(8)	8.34%	11.00%
Weighted-average shares outstanding	2,478,123	600,000

*	Totals may not foot due to rounding
(1)

The per share data was derived by using the weighted average shares outstanding during the applicable period, except for net asset value and distributions declared which reflected the actual amount per share for the applicable period.

(2)	Total from operations on a per share basis was calculated and allocated using monthly income and weighted average shares outstanding due to capital call cadence on an annual basis.

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

(3)

Total return is not annualized. Total return is calculated as the change in net asset value for the period, assuming dividends and distributions if any, are reinvested, divided by the beginning net asset value per share.

(4)

If the Origination Fee waiver had been effective December 31, 2024, the Fund’s total return would have been 10.43% and -0.15% for the year ended December 31, 2025 and period ended December 31, 2024, respectively.

(5)	The ratio reflects an annualized amount, except in the case of non-recurring expenses.
(6)	Prior to expense support provided by the Adviser and Origination Fee Waiver, total operating expenses were 13.45%.
(7)

Portfolio turnover is calculated as the lesser of (i) purchases of portfolio investments or (ii) the aggregate total of sales of portfolio investments plus any prepayments received, divided by average fair value of portfolio investments during the period.

(8)	Weighted-average interest rate on financing includes interest expense and the amortization of issuance costs on both the Revolving Credit Facility and sell/buy-back agreements.

11.	Subsequent Events

Management has performed an evaluation of subsequent events and has determined that no additional items require adjustments to, or disclosure in the consolidated financial statements other than those items described below.

On January 2, 2026 the Fund issued and sold 77,621 shares at an offering price of $27.57 per share. The Fund received approximately $2.1 million as payment for such shares.

On January 5, 2026, the Fund purchased $147.3 million of secured, floating rate, loans from an affiliated fund. The investments purchased were transacted on then current estimated fair value, supported by market quotations, market transactions or prices provided by independent valuation firms. Of the $147.3 million of loans that were purchased there was an unfunded commitment of $3.2 million related to revolving facilities and $6.2 million in unfunded delayed draw term loans.

On January 8, 2026 the Fund amended the Revolving Credit Facility with Wells Fargo to increase the total capacity of the facility to $400 million from $200 million.

On January 16, 2026 the Fund purchased $26.5 million of secured, floating rate, loans from a warehouse portfolio at fair value. Of the $26.5 million loans that were purchased there was $1.1 million of unfunded commitments related to a delayed draw term loan.

On January 28, 2026 the Fund declared a distribution of $0.98 per share, payable on February 27, 2026 for Shareholders of record on January 28, 2026.

On January 29, 2026, the Fund issued promissory notes, each with a principal amount of $3,000 (each a “Note” and collectively the “Notes”), to 500 individual investors, with the Fund receiving $1,486,500 of proceeds related to the notes issuance. The Fund will pay interest on the unpaid principal amount of the Notes at a rate of 12% per annum per Note payable annually in arrears. The Notes mature on January 29, 2056. Some or all of the Notes may be prepaid by the Fund at any time, in whole or in part, provided that (i) the Fund will pay on the date of such prepayment all accrued and unpaid interest due on such prepaid principal amount to and including the date of prepayment and (ii) if the prepayment occurs within twenty-four months after the issue date of the Note, the Fund will pay on the date of such a one-time premium equal to $300 per Note.

On January 29, 2026, the Fund convened an organizational Board Meeting (the “Organization Meeting”). At the Organization Meeting, the Fund elected to be treated as a BDC and RIC, effective February 2, 2026 (the “BDC

Silver Point Private Credit Fund

Notes to Consolidated Financial Statements (continued)

Election Date”). For information regarding the structure and tax implications of a RIC, please refer to the Income Tax section within Footnote 2—Summary of Significant Accounting Policies

At the Organization Meeting, the Fund’s Board voted and approved the First Amended and Restated Investment Advisory Agreement (the “Amended Advisory Agreement”) between the Fund and the Adviser. Under the Amended Advisory Agreement, the Management Fee shall be payable by the Fund to the Adviser in arrears and equal to 1.25% per annum of the Fund’s net assets. The Management Fee will be calculated monthly, based on the value of the Fund’s net assets as of the beginning of the first calendar day of the applicable month. The Amended Advisory Agreement became effective for the Fund on February 2, 2026, with advisor agreeing to waive management fees for the six month period following the BDC Election Date.

At the Organization Meeting, the Board approved a dividend reinvestment plan (the “Reinvestment Plan”) for the Fund, pursuant to which the Fund reinvests all cash distributions declared by the Board on behalf of its Shareholders. Shareholders may elect to opt-out of the Reinvestment Plan anytime through an election form. The Reinvestment Plan became effective for the Fund on February 2, 2026.

On February 2, 2026 the Fund issued and sold 7,053,752 shares at an offering price of $27.00 per share. The Fund received approximately $190.5 million as payment for such shares.

On February 27, 2026 the Fund declared a distribution of $0.1575 per share, payable on March 31, 2026 for Shareholders of record on February 27, 2026.

On March 2, 2026 the Fund issued and sold 784,629 shares at an offering price of $26.88 per share. The Fund received approximately $21.1 million as payment for such shares.

On March 25, 2026 the Fund declared a distribution of $0.1575 per share, payable on April 30, 2026 for Shareholders of record on March 31, 2026.